    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2000


                                                      REGISTRATION NO. 333-92097
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               AVANEX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            DELAWARE                           3674                          94-3285348
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                           40919 ENCYCLOPEDIA CIRCLE
                           FREMONT, CALIFORNIA 94538
                                 (510) 897-4188
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              WALTER ALESSANDRINI
                            CHIEF EXECUTIVE OFFICER
                               AVANEX CORPORATION
                           40919 ENCYCLOPEDIA CIRCLE
                           FREMONT, CALIFORNIA 94538
                                 (510) 897-4188
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

            JUDITH M. O'BRIEN, ESQ.                          JEFFREY R. VETTER, ESQ.
            ANN YVONNE WALKER, ESQ.                          SCOTT J. LEICHTNER, ESQ.
              TERI A. LITTLE, ESQ.                         CYNTHIA E. GARABEDIAN, ESQ.
             SHELDON J. QUAN, ESQ.                              FENWICK & WEST LLP
        WILSON SONSINI GOODRICH & ROSATI                       TWO PALO ALTO SQUARE
            PROFESSIONAL CORPORATION                       PALO ALTO, CALIFORNIA 94306
               650 PAGE MILL ROAD                                 (650) 494-0600
          PALO ALTO, CALIFORNIA 94304
                 (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)


Issued January 31, 2000


                                6,000,000 Shares

                                      LOGO
                                  COMMON STOCK
                            ------------------------

AVANEX CORPORATION IS OFFERING SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $13 AND $15 PER SHARE. CONCURRENT WITH THE SALE OF THE SHARES OF OUR COMMON STOCK IN THIS OFFERING, WE WILL SELL DIRECTLY TO EACH OF MICROSOFT CORPORATION AND MCI WORLDCOM VENTURE FUND, AN AFFILIATE OF MCI WORLDCOM, INC., 384,615 SHARES OF OUR COMMON STOCK AT A PURCHASE PRICE OF $13 PER SHARE. SEE "CONCURRENT SALE OF STOCK TO CORPORATE INVESTORS" ON PAGE 21.
                            ------------------------

WE HAVE APPLIED TO LIST OUR COMMON STOCK FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "AVNX."
                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------

                              PRICE $      A SHARE
                            ------------------------

                                                                      UNDERWRITING
                                                           PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                                            PUBLIC     COMMISSIONS      AVANEX
                                                           --------   -------------   -----------
Per Share................................................   $            $              $
Total....................................................   $            $              $

Avanex has granted the underwriters the right to purchase up to an additional 900,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
               , 2000.
                            ------------------------

MORGAN STANLEY DEAN WITTER
          LEHMAN BROTHERS
                      ROBERTSON STEPHENS
                                 U.S. BANCORP PIPER JAFFRAY

            , 2000

                              [INSIDE FRONT COVER]

[The inside front cover page of the prospectus starts with the heading "Next-Generation Optical Network." Underneath it is a subheading that reads "The Avanex Solution . . ." followed by a large box. Inside the box is a diagram with four rectangles, one on top of the other, with a single line between each two adjacent rectangles. Inside the four rectangles are the following words:

       "Communications Service Providers
        Optical Systems Providers
        [LOGO] Avanex(TM) Photonic Processors
        Optical Component Manufacturers"

To the left of the rectangles are two ellipses, one on top of the other, containing the following words:

       "Network System Expertise
        Optical Expertise"

There is an arrow pointing from the Avanex rectangle to the bottom of the Optical Expertise ellipse, arrows from that ellipse pointing up to the Network System Expertise ellipse and pointing to the right between the Optical Systems Providers rectangle and the Avanex rectangle, and an arrow pointing from the Network System Expertise ellipse to the right between the Communications Service Providers rectangle and Optical Systems Providers rectangles.

Below the large box is the subheading ". . . Meeting Tomorrow's Network Requirements." Below the subheading are three rectangles side-by-side containing the words:

       "Quality of Service
        Flexibility
        Scalability"

Below the boxes is the following text:

        "Avanex photonic processors optimize optical network performance, providing flexible, scalable and cost-effective optical transport solutions that facilitate data transmission over optical networks and the deployment of next-generation, all-optical network services."]

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    4
Risk Factors..........................    7
Special Note Regarding Forward-Looking
  Statements..........................   21
Concurrent Sale of Stock to Corporate
  Investors...........................   21
Use of Proceeds.......................   22
Dividend Policy.......................   22
Capitalization........................   23
Dilution..............................   24
Selected Financial Data...............   25
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   26


                                        PAGE
                                        ----
Business..............................   35
Management............................   47
Certain Transactions..................   60
Principal Stockholders................   65
Description of Capital Stock..........   68
Shares Eligible for Future Sale.......   70
Underwriters..........................   72
Legal Matters.........................   74
Experts...............................   74
Additional Information................   74
Index to Financial Statements.........  F-1

                            ------------------------

     We were incorporated in California in October 1997 and intend to reincorporate in Delaware in January 2000. Our principal executive offices are located at 40919 Encyclopedia Circle, Fremont, California 94538, and our telephone number is (510) 897-4188. Our web site address is www.avanex.com. The information on our web site is not incorporated by reference into this prospectus. Avanex, PowerFilter, PowerMux, PowerShaper and The Photonics Center are our trademarks. This prospectus also contains trademarks of other companies.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

     UNTIL             , 2000, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.


     Unless otherwise indicated, all information contained in this prospectus:


     - assumes that the underwriters' over-allotment option is not exercised;

     - except as noted in the financial statements, gives effect to the conversion of all shares of preferred stock outstanding as of December 31, 1999 into 35,019,134 shares of common stock effective upon the completion of this offering; and

     - reflects the exercise of warrants to purchase 337,500 shares of common stock prior to the completion of this offering;

     - gives effect to the sale of 769,230 shares of common stock to two corporate investors. The shares will be sold directly to these corporate investors in a private placement at a price of $13.00 per share contemporaneously with this offering, for an aggregate of $9,999,990; and

     - reflects a 3-for-2 stock split effected in connection with the reincorporation in Delaware.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes appearing elsewhere in this prospectus.

     Avanex designs, manufactures and markets fiber optic-based products, known as photonic processors, which are designed to increase the performance of optical networks. Our photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness as compared to current alternatives. We believe photonic processors will enable the next-generation, all-optical network, which is necessary to support the increasing demand for capacity, or bandwidth.

     The proliferation of the Internet and the increase in activities such as electronic commerce, the transmission of large data files, Internet-based businesses and telecommuting, have caused a significant increase in the volume of traffic across the communications infrastructure. According to Ryan, Hankin & Kent, a leading market research and consulting firm, Internet traffic will increase from 350,000 terabytes, or trillions of bytes, per month, at the end of 1999 to over 15 million terabytes per month in 2003. This market research suggests that, at the end of 1999, the volume of Internet data traffic will have surpassed the volume of voice traffic. In an effort to increase network capacity and performance, the transport layer, or medium over which the data traffic is transmitted, is currently being upgraded from electrical to optical transmission by many common carriers, including MCI, AT&T and Sprint. Despite the advances that have occurred in the existing communications infrastructure, there are still many challenges to deploying a next-generation, optical network, including:

     - the need to prevent an optical signal from degrading, a phenomenon known as attenuation, by converting it into an electrical signal and back into an optical signal at frequent intervals across a network;

     - the need to compensate for chromatic dispersion, a negative effect caused by different wavelengths of light traveling down the optical fiber at different velocities and reaching their destination at different times;

     - the need to carry increased amounts of data in each wavelength of light;

     - the high cost of the optical products needed for an optical network; and

     - the difficulty in deploying large pieces of optical equipment.

     Our PowerFilter and PowerMux products are designed to overcome the technological challenges, such as chromatic dispersion and attenuation, and the cost and deployment challenges inherent in optical networks. Our products are designed to enable the transmission of more data in a wavelength of light, at higher speeds and across greater distances in a network, than currently available optical technologies. Our customers can also optimize the utilization of limited network space because we miniaturize our products and combine multiple components in a single package. We design our products to work within existing network deployments, as well as in future optical networks. We believe our photonic processors enable communications service providers and optical systems manufacturers to maximize the capacity of optical networks to facilitate next generation services and applications, such as virtual private networking and business-to-business electronic commerce.

     Our objective is to be the leading provider of innovative, fiber optic-based solutions that enable our customers to deploy and optimize fiber optic networks. In order to achieve this objective, our strategy is to leverage our technology leadership and expertise to develop new products and expand customer relationships. We also intend to expand our manufacturing facilities, automate our manufacturing processes and extend awareness of our brand. Our marketing strategy is based on a push-pull approach. With our push approach, we target optical systems manufacturers that can buy our products and then resell them as part of their optical solutions. Using our pull approach, we target communications service providers that can create demand for our products by directly purchasing, or requiring that their systems incorporate, our products. We believe this approach will drive demand for our products and help enable the transition to the next-generation, all-optical network.

                                  THE OFFERING

Common stock offered........................    6,000,000 shares

Common stock to be outstanding after this
offering....................................    62,529,320 shares

Use of proceeds.............................    We intend to use the net
                                                proceeds for general corporate
                                                purposes, including capital
                                                expenditures and working
                                                capital. See "Use of Proceeds."

Proposed Nasdaq National Market symbol......    AVNX


     The above information is based on the number of shares of common stock outstanding as of December 31, 1999 and assumes the exercise of warrants to purchase 337,500 shares of common stock at an exercise price of $4.00 per share prior to the completion of this offering, the subsequent conversion of all of our outstanding preferred stock as of December 31, 1999 into an aggregate of 35,019,134 shares of common stock upon the completion of this offering and the sale of 769,230 shares of common stock to two corporate investors at a price of $13.00 per share for an aggregate of $9,999,990 in a private placement that will close contemporaneously with this offering. It excludes 3,401,427 shares of common stock issuable upon exercise of outstanding options with a weighted-average exercise price of $1.40 per share, 29,347 shares of common stock issuable upon exercise of an outstanding warrant with an exercise price of $3.83 per share, 1,245,117 shares of common stock reserved for future awards under our stock plans as of December 31, 1999 and an additional 7,500,000 shares reserved for future awards under our stock plans subsequent to December 31, 1999. It also excludes 525,000 shares of stock to be reserved for issuance under our Employee Stock Purchase Plan and 300,000 shares of stock to be reserved for issuance under our 1999 Director Option Plan. Both of these plans will become effective upon the completion of this offering.


                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      SIX MONTHS ENDED
                                             OCTOBER 24, 1997                   ----------------------------
                                              (INCEPTION) TO     YEAR ENDED     DECEMBER 31,    DECEMBER 31,
                                              JUNE 30, 1998     JUNE 30, 1999       1998            1999
                                             ----------------   -------------   -------------   ------------
                                                                                        (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue................................      $    --          $    510         $    --        $ 10,916
Gross profit (loss)........................           --               (21)             --           2,722
Stock compensation expense.................          362             3,464             673          15,697
Total operating expenses...................        1,133             9,229           2,609          22,490
Loss from operations.......................       (1,133)           (9,250)         (2,609)        (19,768)
Net loss...................................       (1,137)           (9,221)         (2,607)        (19,794)
Net loss attributable to common
  stockholders.............................       (1,137)           (9,221)         (2,607)        (39,845)
Pro forma basic and diluted net loss per
  common share (unaudited).................                       $   (.39)                       $  (1.02)
Weighted average shares used in computing
  pro forma basic and diluted net loss per
  common share (unaudited).................                         23,628                          39,110

     The following table presents our summary consolidated balance sheet data as of December 31, 1999. The pro forma as adjusted information reflects:

     - the assumed exercise of warrants to purchase 337,500 shares of common stock at an exercise price of $4.00 per share prior to this offering and the subsequent conversion of all of our outstanding preferred stock as of December 31, 1999 into an aggregate of 35,019,134 shares of common stock upon completion of this offering;

     - our sale of 6,000,000 shares of our common stock in this offering, at an assumed initial public offering price of $14.00 per share, after deducting estimated underwriting discounts and commissions and our estimated offering expenses; and

     - the sale of 769,230 shares of common stock to two corporate investors at a price of $13.00 per share for an aggregate of $9,999,990 in a private placement that will close contemporaneously with this offering.

                                                              AS OF DECEMBER 31, 1999
                                                              ------------------------
                                                                            PRO FORMA
                                                              ACTUAL       AS ADJUSTED
                                                              -------      -----------
                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $14,379       $101,824
Working capital.............................................   14,313        101,758
Total assets................................................   28,152        115,597
Long-term obligations, excluding current portion............    1,320          1,320
Redeemable convertible preferred stock......................   30,408             --
Total other stockholders' equity (deficit)..................  (10,498)       107,355

                                  RISK FACTORS

     This offering and any investment in our common stock involve a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE NEVER BEEN PROFITABLE AND OUR FAILURE TO INCREASE OUR REVENUES SIGNIFICANTLY WOULD PREVENT US FROM ACHIEVING AND MAINTAINING PROFITABILITY

     We have incurred significant losses since inception and expect to continue to incur losses in the future. We incurred net losses of $1.1 million in the period from our inception on October 24, 1997 through June 30, 1998, $9.2 million in the fiscal year ended June 30, 1999, $7.5 million in the quarter ended October 1, 1999 and $12.3 million in the quarter ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $50.2 million. To date, we have not achieved profitability on a quarterly or annual basis. Due to lack of cash generated from operations, we have funded our operations through the sale of equity securities, bank borrowings and equipment lease financing. We have a large amount of fixed expenses and we expect to continue to incur significant and increasing manufacturing, sales and marketing, product development and administrative expenses. As a result, we will need to generate significantly higher revenues while containing costs and operating expenses if we are ever to achieve profitability. Although our net revenue has grown from zero in the quarter ended March 31, 1999 to $10.9 million in the six months ended December 31, 1999, we cannot be certain that our revenues will continue to grow or that we will ever achieve sufficient revenue levels to achieve profitability.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND ONLY RECENTLY BEGAN SHIPPING OUR PRODUCTS, WE MAY BE UNABLE TO ACCURATELY EVALUATE OUR BUSINESS AND FORECAST OUR PROSPECTS, WHICH MAY PREVENT US FROM MEETING THE PRODUCT DEMANDS OF OUR POTENTIAL CUSTOMERS IN A TIMELY MANNER

     As a result of our limited operating history, particularly our short history of manufacturing products for sale, it is difficult to forecast our revenues accurately, and we have limited meaningful historical financial data upon which to plan future operating expenses. We began operations in October 1997. Until April 1999, we were a development stage company, and our only activities were research and development. We began shipping our PowerFilter and PowerMux products to customers for evaluation in April 1999. Volume shipments did not commence until the quarter ended October 1, 1999. We face the risks and difficulties frequently encountered by early stage companies in a new and rapidly evolving market. The revenue and income potential of our products and business are, and the size of our market is, unproven. Our ability to sell products and achieve success will depend on, among other things, the level of demand for our products and our capacity to meet demand.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY AND THIS MAY CAUSE OUR STOCK PRICE TO DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT

     Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors, many of which are more fully discussed in other risk factors, are likely to cause these variations, including:

     - fluctuations in demand for and sales of our products, which will depend on the speed and magnitude of the transition to an all-optical network;

     - cancellations of orders and shipment rescheduling;

     - our ability to significantly expand our manufacturing capacity at our new facility in Fremont, California, which commenced operations in November 1999;

     - the ability of Concord Micro-Optics, Inc., or CMI, to timely produce and deliver subcomponents from its facility in China in the quantity and of the quality we require;

     - the practice of companies in the communications industry to sporadically place large orders with short lead times;

     - competitive factors, including introductions of new products and product enhancements by potential competitors, entry of new competitors into the photonic processor market, including Lucent Technologies, Nortel Networks and Fujitsu, and pricing pressures;

     - our ability to develop, introduce, manufacture and ship new and enhanced fiber optic products in a timely manner without defects;

     - our ability to control expenses, particularly in light of our limited operating history;

     - availability of components for our products and increases in the price of these components;

     - mix of our products sold; and

     - economic conditions specific to the communications and related industries.

     A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development and general and administrative functions, are essentially fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed. As we expand our manufacturing capacity, we will incur expenses in one quarter relating to the expansion and related yield issues that may not result in off-setting revenue until a subsequent quarter. New product introductions can also result in a mismatching of research and development expenses and sales and marketing expenses that are incurred in one quarter with revenues that are not received until a subsequent quarter when the new product is introduced. If growth in our revenues does not outpace the increase in our expenses, our results of operations could be seriously harmed.

     Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results will not be meaningful. You should not rely on our results for one quarter as any indication of our future performance. It is likely that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

OUR POWERFILTER PRODUCT CURRENTLY REPRESENTS NEARLY ALL OF OUR REVENUES AND IF WE ARE UNSUCCESSFUL IN COMMERCIALLY SELLING OUR POWERMUX PRODUCT, OUR REVENUES WILL NOT GROW SIGNIFICANTLY

     We currently offer only two products, PowerFilter and PowerMux. Sales of our PowerFilter product accounted for 95% of our net revenue in the quarter ended June 30, 1999 and 99% of our net revenue in each of the quarters ended October 1, 1999 and December 31, 1999. We substantially depend on this product for our near-term revenue. Most customers who have purchased PowerFilter products from us to date have purchased them for evaluation purposes only and may not choose to purchase any additional products for commercial use. Any decline in the price of, or demand for, our PowerFilter product, or its failure to achieve broad market acceptance, would seriously harm our business. In addition, we believe that our future growth and a significant portion of our future revenue will depend on the commercial success of our PowerMux product, which to date has only been shipped for evaluation. If our target customers do not widely adopt, purchase and successfully deploy our products, our revenues will not grow significantly and our business will be seriously harmed.

WE RELY ON A LIMITED NUMBER OF CUSTOMERS, AND ANY DECREASE IN REVENUES FROM, OR LOSS OF, THESE CUSTOMERS WITHOUT A CORRESPONDING INCREASE IN REVENUES FROM OTHER CUSTOMERS WOULD HARM OUR OPERATING RESULTS


     Our customer base is limited and highly concentrated. We began recognizing revenues from sales of our products in the quarter ended June 30, 1999. Three customers accounted for an aggregate of 94% of our net revenue in the quarter ended June 30, 1999, an aggregate of 99% of our net revenue in the quarter ended October 1, 1999 and an aggregate of 96% of our net revenue in the quarter ended December 31, 1999. MCI Telecommunications and MCI Worldcom, collectively MCI Worldcom, accounted for 92% of our net revenue in the quarter ended October 1, 1999 and 85% in the quarter ended December 31, 1999. We expect that the majority of our revenues will continue to depend on sales of our products to a small number of customers.

     If current customers do not continue to place significant orders, we may not be able to replace these orders. In addition, any downturn in the business of existing customers could result in significantly decreased sales to these customers, which could seriously harm our revenues and results of operations.

     Sales to any single customer may vary significantly from quarter to quarter. Customers in the communications industry tend to order large quantities of products on an irregular basis. They base these orders on a decision to deploy their system in a particular geographic area and may not order additional products until they make their next major deployment decision. This means that customers who account for a significant portion of our net revenue in one quarter may not place any orders in the succeeding quarter. These ordering patterns can result in significant quarterly fluctuations in our operating results.

WE MUST RAPIDLY EXPAND OUR MANUFACTURING CAPACITY OR WE WILL NOT BE ABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS IN A TIMELY MANNER

     We must devote significant resources in order to expand our manufacturing capacity. We have no experience in rapidly increasing our manufacturing capacity or in manufacturing products at high volumes, and we only commenced manufacturing operations in the quarter ended June 30, 1999. We will be required to hire, train and manage significant numbers of additional manufacturing personnel in order to increase our production capacity. We also intend to have some of our subcomponents and products manufactured by a third party contract manufacturer located in China. Expanding our manufacturing capacity at different facilities will be expensive and will require management's time. There are numerous risks associated with rapidly increasing capacity, including:

     - the inability to procure and install the necessary equipment;

     - lack of availability of manufacturing personnel;

     - difficulties in achieving adequate yields from new manufacturing lines;
       and

     - the inability to match future order volumes with capacity.

If we are unable to expand our manufacturing capacity in a timely manner or if we do not accurately project demand, we will have excess capacity or insufficient capacity, either of which will seriously harm our business.

     Our planned manufacturing expansion and related capital expenditures are being made in anticipation of a level of customer orders that may not be realized or, if realized, may not be sustained over multiple quarters. If anticipated levels of customer orders are not received, our gross margins will decline and we will not be able to reduce our operating expenses quickly enough to prevent a decline in our operating results.

BECAUSE WE EXPECT TO DEPEND ON A THIRD PARTY LOCATED IN CHINA TO MANUFACTURE SUBCOMPONENTS AND PRODUCTS FOR US, WE MAY HAVE DIFFICULTIES OBTAINING A SUFFICIENT AMOUNT OF HIGH QUALITY PRODUCTS, WHICH WOULD DELAY OUR ABILITY TO FULFILL CUSTOMER ORDERS

     We have entered into a five-year agreement with CMI, a California-based company, under which a subsidiary of CMI, located in Tianjin, China, manufactures optical subcomponents for us. CMI has a limited history of manufacturing optical subcomponents. As a result, CMI may not meet our technological or delivery requirements. Any interruption in the operations of CMI could harm our ability to meet our scheduled product deliveries to our customers, which could cause the loss of existing or potential customers. In addition, the products that CMI builds for us may be insufficient in quality or in quantity to meet our needs. The inability of CMI to provide us with adequate supplies of high-quality products in the future could cause a delay in our ability to fulfill customer orders while we obtain a replacement manufacturer and could seriously harm our business.

     CMI manufactures limited quantities of subcomponents for us at a small facility in Tianjin. We expect CMI to manufacture a significant portion of our subcomponents and products in the future. Although CMI is

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

building a larger manufacturing facility in Tianjin, it will not be operational until at least the quarter ending September 29, 2000. If this larger facility is not completed on time, or at all, it may be more difficult to grow our business.

     To successfully meet our overall production goals, we will also have to coordinate effectively our operations in California and CMI's operations in China. We have no experience in coordinating and managing production operations that are located on different continents or in the transfer of manufacturing operations from one facility to another. The geographic distance between our headquarters in California and CMI's manufacturing facility in China will make it difficult for us to manage the relationship and oversee operations there to assure product quality and timely delivery. Our failure to successfully coordinate and manage multiple sites or to transfer our manufacturing operations could seriously harm our overall production.

     Because CMI's manufacturing facility is located in China, CMI will be subject to the risk of political instability in China and the possible imposition of restrictive trade regulations and tariffs. We will also be exposed to risks of foreign currency exchange rate fluctuations and lack of adequate protection of intellectual property under Chinese law.

UNDER OUR LICENSE AGREEMENT WITH CMI, CMI CAN MANUFACTURE AND SELL OPTICAL SUBCOMPONENTS BASED ON OUR TECHNOLOGY TO OUR POTENTIAL COMPETITORS, WHICH COULD HARM OUR MARKET POSITION IN THE FUTURE

     Under the agreement with CMI, we have granted licenses to CMI to make in China and the United States, and to use and sell worldwide, the licensed subcomponents. We also granted them a license to use some of our technical information and manufacturing process know-how in China and the United States. These licenses are exclusive in China and non-exclusive elsewhere. As a result, CMI can manufacture and sell optical subcomponents based on our technology to third parties, including our potential competitors. Furthermore, unless the license is terminated, we cannot use an additional manufacturer for these subcomponents in China.

BECAUSE WE DEPEND ON SINGLE OR LIMITED SOURCES OF SUPPLY WITH LONG LEAD TIMES FOR SOME OF THE KEY COMPONENTS IN OUR PRODUCTS, WE COULD ENCOUNTER DIFFICULTIES IN MEETING SCHEDULED PRODUCT DELIVERIES TO OUR CUSTOMERS, WHICH COULD CAUSE CUSTOMERS TO CANCEL ORDERS

     We currently purchase several key components used in our products from single or limited sources of supply, including Nippon Sheet Glass, Hoya USA, Inc., CMI, Sumitomo Corporation of America, Casix, Inc. and Browave Corporation. These key components include filters, lenses and specialty glass. We have no guaranteed supply arrangement with any of these suppliers and we typically purchase our components through purchase orders. We may fail to obtain these supplies in a timely manner in the future. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders. Lead times for components vary significantly and depend on numerous factors, including the specific supplier, the size of the order, contract terms and market demand for a component at a given time. For substantial increases in production levels, suppliers may need longer-than-normal lead times and some may need at least six months.

     Furthermore, financial or other difficulties faced by these suppliers, or significant changes in demand for these components, could limit the availability of these components. In addition, a third party could acquire control of one or more of our suppliers and cut off our access to raw materials or components. Obtaining components from alternate suppliers is difficult because we must qualify each new supplier, and this process is time-consuming and expensive.

OUR LENGTHY AND VARIABLE QUALIFICATION AND SALES CYCLE MAKES IT DIFFICULT TO PREDICT THE TIMING OF A SALE OR WHETHER A SALE WILL BE MADE, WHICH MAY CAUSE US TO HAVE EXCESS MANUFACTURING CAPACITY OR INVENTORY AND NEGATIVELY IMPACT OUR OPERATING RESULTS

     Customers typically expend significant efforts in evaluating and qualifying our products and manufacturing process. This evaluation and qualification process frequently results in a lengthy sales cycle, typically ranging from three to nine months and sometimes longer. While our customers are evaluating our products and before they place an order with us, we may incur substantial sales and marketing and research and development expenses, expend significant management efforts, increase manufacturing capacity and order long-lead-time supplies prior to receiving an order. Even after this evaluation process, it is possible a potential customer will not purchase our products for deployment. In addition, product purchases are frequently subject to unplanned processing and other delays, particularly with respect to larger customers for which our products represent a very small percentage of their overall purchase activity.

     If we increase capacity and order supplies in anticipation of an order that does not materialize, our gross margins will decline and we will have to carry or write off excess inventory. Even if we receive an order, the additional manufacturing capacity that we add to service the customer's requirements may be underutilized in a subsequent quarter. Either situation could cause our results of operations to be below the expectations of investors and public market analysts, which could, in turn, cause the price of our common stock to decline. Our long sales cycles, as well as the practice of companies in the communications industry to sporadically place large orders with short lead times, may cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter.

IF WE FAIL TO PREDICT OUR MANUFACTURING REQUIREMENTS ACCURATELY, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS, WHICH COULD CAUSE US TO LOSE ORDERS OR CUSTOMERS AND RESULT IN LOWER REVENUES

     We currently use a rolling 12-month forecast based primarily on our anticipated product orders and our limited product order history to determine our requirements for components and materials. We provide these forecasts to CMI and use them internally as well. It is very important that we accurately predict both the demand for our products and the lead time required to obtain the necessary components and raw materials. Lead times for materials and components that we order vary significantly and depend on factors such as the specific supplier, the size of the order, contract terms and demand for each component at a given time. If we underestimate our requirements, both our company and CMI may have inadequate manufacturing capacity or inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues. If we overestimate our requirements, we could have excess inventory of parts. We also may experience shortages of components from time to time, which also could delay the manufacturing of our products and could cause us to lose orders or customers.

IF WE DO NOT ACHIEVE ACCEPTABLE MANUFACTURING YIELDS IN A COST-EFFECTIVE MANNER OR ACHIEVE SUFFICIENT PRODUCT RELIABILITY, THIS COULD DELAY PRODUCT SHIPMENTS TO OUR CUSTOMERS OR REQUIRE US TO DEVELOP NEW MANUFACTURING PROCESSES, WHICH WOULD IMPAIR OUR OPERATING RESULTS

     The manufacture of our products involves complex and precise processes. Changes in our manufacturing processes or those of our suppliers, or their inadvertent use of defective materials, could significantly reduce our manufacturing yields and product reliability. Because the majority of our manufacturing costs are relatively fixed, manufacturing yields are critical to our results of operations. Lower than expected production yields could delay product shipments and impair our gross margins. We may not obtain acceptable yields in the future.

     In some cases, existing manufacturing techniques, which involve substantial manual labor, may not allow us to cost-effectively meet our production goals so that we maintain acceptable gross margins while meeting the cost targets of our customers. We will need to develop new manufacturing processes and techniques that will involve higher levels of automation to increase our gross margins and achieve the targeted cost levels of our customers. We may not achieve manufacturing cost levels that will fully satisfy customer demands.

     Because we plan to introduce new products and product enhancements regularly, we must effectively transfer production information from our product development department to our manufacturing group and coordinate our efforts with those of our suppliers to rapidly achieve volume production. If we fail to effectively manage this process or if we experience delays, disruptions or quality control problems in our manufacturing operations, our shipments of products to our customers could be delayed.

WE WILL LOSE SIGNIFICANT CUSTOMER SALES AND OPPORTUNITIES AND MAY NOT BE SUCCESSFUL IF OUR CUSTOMERS DO NOT QUALIFY OUR PRODUCTS TO BE DESIGNED INTO THEIR PRODUCTS AND SYSTEMS

     In the communications industry, service providers and optical systems manufacturers often undertake extensive qualification processes prior to placing orders for large quantities of products such as ours, because these products must function as part of a larger system or network. Once they decide to use a particular supplier's product or component, these potential customers design the product into their system, which is known as a design-in win. Suppliers whose products or components are not designed in are unlikely to make sales to that company until at least the adoption of a future redesigned system. Even then, many companies may be reluctant to design entirely new products into their new systems, as it could involve significant additional redesign efforts. If we fail to achieve design-in wins in our potential customer's qualification process, we will lose the opportunity for significant sales to that customer for a lengthy period of time.

WE WILL NOT ATTRACT ORDERS AND CUSTOMERS OR WE MAY LOSE CURRENT ORDERS AND CUSTOMERS AND WILL NOT BE SUCCESSFUL IN OUR INDUSTRY IF WE ARE UNABLE TO COMMIT TO DELIVER SUFFICIENT QUANTITIES OF OUR PRODUCTS TO SATISFY MAJOR CUSTOMERS' NEEDS

     Communications service providers and optical systems manufacturers typically require that suppliers commit to provide specified quantities of products over a given period of time. If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer's anticipated needs, we will lose the order and the opportunity for significant sales to that customer for a lengthy period of time. We are just beginning to receive orders for significant quantities of products while simultaneously increasing our manufacturing capacity. We would be unable to pursue many large orders if we do not have sufficient manufacturing capacity to enable us to commit to provide customers with specified quantities of products.

IF OUR CUSTOMERS DO NOT QUALIFY OUR MANUFACTURING LINES FOR VOLUME SHIPMENTS, OUR PRODUCTS MAY BE DROPPED FROM SUPPLY PROGRAMS AND OUR OPERATING RESULTS COULD SUFFER

     Customers generally will not purchase any of our products, other than limited numbers of evaluation units, before they qualify our products, approve our manufacturing process and approve our quality system. Our existing manufacturing line, as well as each new manufacturing line, must pass through various levels of approval with our customers. Customers may require that we be registered under international quality standards, such as ISO 9001. Our products may also have to be qualified to specific customer requirements. This customer approval process determines whether the manufacturing line achieves the customers' quality, performance and reliability standards. In order for CMI to manufacture products or discrete components for us in the future, their manufacturing line would also need to be qualified by our customers. Delays in product qualification or ISO 9001 registration may cause a product to be dropped from a long-term supply program and result in significant lost revenue opportunity over the term of that program.

IF WE ARE UNABLE TO DEVELOP PRODUCTS AND PRODUCT ENHANCEMENTS THAT ACHIEVE MARKET ACCEPTANCE, SALES OF OUR PRODUCTS WILL SUFFER AND WE WILL NOT BE SUCCESSFUL

     Our future success depends on our ability to anticipate market needs and develop products that address those needs. Any failure to predict market needs accurately or to develop new products or product enhancements in a timely manner will substantially decrease market acceptance and sales of our products. In addition, our products could quickly become obsolete as new technologies are introduced and incorporated into new and improved products. In particular, we anticipate that our PowerMux product, which incorporates our PowerFilter product and additional functionality, will replace our PowerFilter product in most applications. We must continue to develop state-of-the-art products and introduce them in the commercial market quickly in order to be successful. We plan to introduce our PowerShaper product, which is currently in the beta testing stage, during the second half of the fiscal year ending June 30, 2000. If the development of any future products takes longer than we anticipate, or if we are unable to develop and introduce these products to the commercial market, our revenues could suffer and we will not gain market share. Even if we are able to develop and commercially introduce new products and enhancements, we cannot assure you that the new products or enhancements will achieve widespread market acceptance. Any failure of PowerMux, PowerShaper or our other future products to achieve market acceptance could significantly harm our business.


WE MAY EXPERIENCE INCREASED COMPETITION FROM COMPANIES IN THE PHOTONIC PROCESSOR MARKET AND IN THE OPTICAL SYSTEMS AND COMPONENT INDUSTRY, WHICH COULD CAUSE REDUCED SALES LEVELS AND RESULT IN PRICE REDUCTIONS, REDUCED GROSS MARGINS OR LOSS OF MARKET SHARE


     The markets we are targeting are new and rapidly evolving, and we expect these markets to become highly competitive in the future. While we do not have any direct competitors in the photonic processor market today, we anticipate that other companies will expand into our market in the future, and introduce competitive products. We also face indirect competition from public and private companies providing products that address the same optical network problems that our products address. The development of alternative solutions to optical transmission problems by competitors, particularly systems companies who also manufacture components, could significantly limit our growth.

     Some companies in the optical systems and component industry may compete with us in the future, including Lucent Technologies, Nortel Networks, Alcatel, Fujitsu, JDS Uniphase and E-Tek Dynamics. These are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage. Many of our potential competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition and have more extensive customer bases, better developed distribution channels and broader product offerings than our company. These companies can use their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. As a result, these potential customers may not consider purchasing our products.

     Existing and potential customers are also our potential competitors. These customers may develop or acquire additional competitive products or technologies in the future, which may cause them to reduce or cease their purchases from us. In addition, customers who are also competitors may unfairly disparage our products in order to gain a competitive advantage.

     As a result of these factors, we expect that competitive pressures may result in price reductions, reduced margins and loss of market share.

IF WE DO NOT SUBSTANTIALLY EXPAND OUR DIRECT AND INDIRECT SALES OPERATIONS, WE MAY NOT BE ABLE TO INCREASE MARKET AWARENESS AND SALES OF OUR PRODUCTS AND OUR REVENUES WILL SUFFER

     Our products and services require a long, involved sales effort targeted at several departments within our prospective customers' organizations. Therefore, our sales effort requires the prolonged efforts of executive personnel and specialized system and application engineers working together with dedicated salespersons in making sales. Because we have a small number of dedicated salespersons, we need to hire additional qualified sales personnel and system and application engineers. Competition for these individuals is intense, and we might not be able to hire the type and number of sales personnel and system and application engineers we need.

     In addition, we believe that our future success depends significantly on our ability to establish relationships successfully with a variety of distribution partners, such as original equipment manufacturers, value-added resellers and distributors, both domestically and internationally. To date, we have entered into agreements with two distributors in Japan. These distributors also sell products that compete with our products. We cannot be certain that we will be able to reach agreement with additional distribution partners on a timely basis or at all, or that our distribution partners will devote adequate resources to selling our products. Even if we enter into agreements with additional distribution partners, they may not result in increased product sales.

     If we are unable to expand our direct and indirect sales operations, we may not be able to increase market awareness or sales of our products, which may prevent us from increasing our revenues.

IF THE COMMUNICATIONS INDUSTRY DOES NOT ACHIEVE A RAPID AND WIDESPREAD TRANSITION TO OPTICAL NETWORKS, OUR BUSINESS WILL NOT SUCCEED

     The market for our products is relatively new. Future demand for our products is uncertain and will depend to a great degree on the speed of the widespread adoption of optical networks. If the transition occurs too slowly, the market for our products and the growth of our business will be significantly limited.

IF THE INTERNET DOES NOT CONTINUE TO EXPAND AS A WIDESPREAD COMMUNICATION AND COMMERCE MEDIUM, DEMAND FOR OUR PRODUCTS MAY DECLINE SIGNIFICANTLY

     Our future success depends on the continued growth of the Internet as a widely-used medium for commerce and communication and the continuing demand for increased bandwidth over communications networks. If the Internet does not continue to expand as a widespread communication medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for optical transmission products may not develop. As a result, it would be unlikely that our products would achieve commercial success.

OUR MARKET IS NEW AND IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGES AND EVOLVING STANDARDS, AND IF WE DO NOT RESPOND IN A TIMELY MANNER, OUR PRODUCTS WILL NOT ACHIEVE MARKET ACCEPTANCE

     The communications market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. In developing our products, we have made, and will continue to make, assumptions with respect to which standards will be adopted within our industry. If the standards that are actually adopted are different from those that we have chosen to support, our products may not achieve significant market acceptance.

OUR PRODUCTS MAY HAVE DEFECTS THAT ARE NOT DETECTED UNTIL FULL DEPLOYMENT OF A CUSTOMER'S SYSTEM, WHICH COULD RESULT IN A LOSS OF CUSTOMERS, DAMAGE TO OUR REPUTATION AND SUBSTANTIAL COSTS

     Our products are designed to be deployed in large and complex optical networks and must be compatible with other components of the system, both current and future. Our products can only be fully tested for reliability when deployed in networks for long periods of time. Our customers may discover errors, defects or incompatibilities in our products after they have been fully deployed and operated under peak stress conditions. They may also have errors, defects or incompatibilities that we find only after a system upgrade is installed. If we are unable to fix errors or other problems, we could experience:

     - loss of customers;

     - loss of or delay in revenues;

     - loss of market share;

     - loss or damage to our brand and reputation;

     - inability to attract new customers or achieve market acceptance;

     - diversion of development resources;

     - increased service and warranty costs;

     - legal actions by our customers; and

     - increased insurance costs.

IF WE FAIL TO EFFECTIVELY MANAGE OUR FINANCIAL AND MANAGERIAL CONTROLS, REPORTING SYSTEMS AND PROCEDURES AS WELL AS EXPAND, TRAIN AND MANAGE OUR WORKFORCE, OUR BUSINESS MAY NOT SUCCEED


     We continue to expand the scope of our operations domestically and internationally and have increased the number of our employees substantially. We have grown from no revenue in the quarter ended March 31, 1999, $4.4 million in the quarter ended October 1, 1999 to $6.5 million in the quarter ended December 31, 1999. At March 31, 1999, we had a total of 45 employees, at October 1, 1999, we had a total of 132 employees and at December 31, 1999, we had 251 employees. In addition, we plan to hire a significant number of employees over the next several quarters. We currently operate facilities in Fremont, California and in Richardson, Texas, and CMI has recently begun manufacturing subcomponents for us in China. In addition, we have a sales office with a regional sales director in Newtown, Pennsylvania. The growth in employees and in revenue, combined with the challenges of managing geographically-dispersed operations, has placed, and our anticipated growth in future operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force worldwide.

WE DEPEND ON A SINGLE APPLICATION SERVICE PROVIDER FOR INFORMATION SYSTEMS AND SERVICES, AND IF THERE IS A SERVICE INTERRUPTION, WE MAY HAVE DIFFICULTY IN ACCESSING DATA THAT IS CRITICAL TO THE MANAGEMENT OF OUR BUSINESS

     We rely on a single application service provider, Aristasoft Corporation, to provide an Internet-based management information system and support for this system. Aristasoft recently began providing information systems and services to us on a regular basis and we are one of their few customers. All of our financial records and ordering and data tracking information are stored on Aristasoft's computer system and are only accessible over the Internet. The Internet has suffered from delays and outages in the past, which could make it difficult for us to access our data. From time to time, we have experienced difficulties and delays in accessing our data. Lack of direct control over our management information system and delays in obtaining information when needed could harm our business.

     We do not have an agreement with Aristasoft requiring it to provide services to us for any specified period, and they could terminate their relationship with us on short notice. If we needed to qualify a new application service provider, we might be unable to do so on a timely basis, or at all. The services are provided on application and database servers located at offsite data facilities and accessed via communications links from our facility. We cannot be certain that Aristasoft will be able to manage a scalable and reliable information technology infrastructure to support the growth of our business. If they stop providing services to us or if there is a service interruption, our ability to process orders, manufacture products, ship products, prepare invoices and manage our day-to-day financial transactions would be harmed, and our results of operations would suffer.

WE DEPEND ON KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET, AND IF WE ARE UNABLE TO HIRE ADDITIONAL PERSONNEL, OUR ABILITY TO SELL OUR PRODUCTS COULD BE HARMED

     Our future success depends upon the continued services of our executive officers, particularly Walter Alessandrini, our Chief Executive Officer, and Xiaofan (Simon) Cao, our Senior Vice President of Product Development, and other key engineering, sales, marketing, manufacturing and support personnel. None of our officers or key employees is bound by an employment agreement for any specific term and these personnel may terminate their employment at any time. In addition, we do not have "key person" life insurance policies covering any of our employees.

     We must hire a significant number of additional employees in the near future, particularly engineering, sales and manufacturing personnel. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel is intense, especially in the San Francisco Bay Area. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs. Our planned growth will place a significant demand on our management and operational resources. Many of the members of our management team have only been with us for a relatively short period of time. For example, our Chief Executive Officer joined us in March 1999, and four of our eight current executive officers have joined us since then. Failure of the new management team to work effectively together could seriously harm our business.

IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, THESE CLAIMS COULD DIVERT THE ATTENTION OF OUR MANAGEMENT AWAY FROM OUR OPERATIONS AND COULD CAUSE US TO INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES

     Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. For instance, in December 1999, E-Tek Dynamics, Inc. filed a lawsuit against us. E-Tek's complaint alleges that we have participated in the illegal recruiting of E-Tek employees. Despite the fact that we believe this complaint is without merit, we will incur costs in defending this lawsuit, including management time and attention. We cannot assure you that we will not receive claims of this kind in the future as we seek to hire qualified personnel or that those claims will not result in litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits or outcomes. In addition, defending ourselves from these claims could divert the attention of our management away from our operations.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, THIS TECHNOLOGY COULD BE MISAPPROPRIATED, WHICH WOULD MAKE IT DIFFICULT TO COMPETE IN OUR INDUSTRY

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We cannot assure you that the 25 U.S. patent applications and four foreign patent applications that we have filed will be approved, that any patents that may issue will protect our intellectual property or that any patents issued will not be challenged by third parties. Furthermore, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We use various methods to attempt to protect our intellectual property rights. However, we cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries, such as China, where the laws may not protect our proprietary rights as fully as in the United States.

IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY BECOME UNAVAILABLE TO US OR BECOME VERY EXPENSIVE, WE MAY BECOME UNABLE TO DEVELOP NEW PRODUCTS AND PRODUCT ENHANCEMENTS, WHICH WOULD PREVENT US FROM OPERATING OUR CURRENT BUSINESS

     From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could prevent us from operating our business.

     We license technology from Fujitsu that is critical to our PowerShaper product. The license agreement is subject to termination upon the acquisition of more than a 50% interest in us by certain major communications system suppliers. Thus, if we are acquired by any of these specified companies, we will lose this license. The existence of this license termination provision may have an anti-takeover effect in that it would discourage those specified companies from making a bid to acquire us.

WE COULD BECOME SUBJECT TO LITIGATION REGARDING INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT ATTENTION, CAUSE US TO INCUR SIGNIFICANT COSTS AND PREVENT US FROM SELLING OR USING THE CHALLENGED TECHNOLOGY

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. As a result of the proliferation of the Internet and other networking technologies, there has been, and we expect that there will continue to be, an increasing amount of this litigation in our industry. Many companies in the high-technology industry aggressively use their patent portfolios to bring infringement claims against their competitors. As a result, it is possible that we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

     - stop selling, incorporating or using our products that use the challenged intellectual property;

     - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

     - redesign the products that use the technology.

     If we are forced to take any of these actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

     We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS THAT COULD PREVENT US FROM SUCCESSFULLY MANUFACTURING, MARKETING AND DISTRIBUTING OUR PRODUCTS INTERNATIONALLY

     We intend to expand our international operations in the future, including having some of our subcomponents manufactured in China. This expansion will require significant management attention and financial resources to develop successfully direct and indirect international sales and support channels and manufacturing. We may not be able to establish or maintain international market demand for our products. We currently have little or no experience in manufacturing, marketing and distributing our products internationally.

     In addition, international operations are subject to inherent risks, including:

     - greater difficulty in accounts receivable collection and longer collection periods;

     - difficulties and costs of staffing and managing foreign operations with personnel who have expertise in optical network technology;

     - unexpected changes in regulatory or certification requirements for optical systems or networks;

     - reduced protection for intellectual property rights in some countries, including China, where some of our subcomponents will be manufactured; and

     - political and economic instability.

     While we expect our international revenues and expenses to be denominated predominantly in U.S. dollars, a portion of our international revenues and expenses may be denominated in foreign currencies in the future. Accordingly, we could experience the risks of fluctuating currencies and could choose to engage in currency hedging activities.

IF WE ARE UNABLE TO RAISE ANY NEEDED ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO GROW OUR BUSINESS, WHICH COULD LOWER THE VALUE OF YOUR INVESTMENT

     The development and marketing of new products and the expansion of our manufacturing facilities and associated support personnel will require a significant commitment of resources. In addition, if the market for photonic processors develops at a slower pace than we anticipate or if we fail to establish significant market share and achieve a significantly increased level of revenue, we may continue to incur significant operating losses and utilize significant amounts of capital. If cash from available sources is insufficient, or if cash is used for acquisitions or other unanticipated uses, we may need to raise additional capital. We cannot be certain that additional capital will be available to us at all, or that, if it is available, it will be on terms favorable to us. Any inability to raise additional capital when we require it would seriously harm our business. Any additional issuance of equity or equity-related securities will be dilutive to our stockholders.

WE FACE A NUMBER OF UNKNOWN RISKS ASSOCIATED WITH YEAR 2000 PROBLEMS THAT COULD RESULT IN CLAIMS AGAINST US OR IMPAIR THE USE OF OUR PRODUCTS BY OUR CUSTOMERS

     Our products are generally integrated into larger systems involving sophisticated hardware and software products supplied by other vendors. Our customers' systems involve different combinations of third party products. We cannot evaluate whether all of their products are year 2000 compliant. Despite the passing of January 1, 2000, we may face claims based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network. We may in the future be required to defend our products in legal proceedings, which could be expensive regardless of the merits of these claims.


     Despite the passing of January 1, 2000, our suppliers, vendors, distributors, customers or service providers could still experience year 2000 problems. If any year 2000 related failures occur, they could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem with regard to our third party suppliers and vendors, we are unable to determine at this time whether year 2000 failures could harm our business.



     Our customers' purchasing plans may have been and may continue to be affected by year 2000 issues if they needed to expend significant resources to fix their existing systems to become year 2000 compliant. This situation may reduce funds available to purchase our products.


RISKS RELATED TO THE SECURITIES MARKETS AND THIS OFFERING

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AS SOON AS 90 DAYS AFTER THIS OFFERING BY OUR STOCKHOLDERS, INCLUDING OUR EXECUTIVE OFFICERS AND DIRECTORS, AND THESE SALES COULD CAUSE OUR STOCK PRICE TO FALL

     Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future.

     As of December 31, 1999, our executive officers, directors and substantially all of our stockholders, who held an aggregate of 55,391,841 shares of our common stock, or over 98.0% of our total outstanding shares, had executed lock-up agreements that prevent them from selling or otherwise disposing of our common stock for a period of 180 days from the date of this prospectus, without the prior written approval of Morgan Stanley & Co. Incorporated. Assuming that this prospectus will be dated February 14, 2000, these lock-up agreements will expire on August 12, 2000, and an aggregate of 46,147,818 shares will be eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 under the Securities Act.

     Notwithstanding the 180-day lock-up period, 25% of the shares, or 13,847,960 shares, subject to these lock-up restrictions, including 3,644,690 shares held by our executive officers and directors, may be released from these restrictions beginning 90 days from the assumed date of this prospectus, or May 14, 2000. This release will occur if the last reported sale price of our common stock is at least two times the initial public offering price per share for 20 of the 30 trading days preceding the 90th day after the date of this prospectus. Of these shares to be released on May 14, 2000, 11,315,945 will be eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144.

     Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

     The 769,230 shares of common stock that we agreed to sell to MCI WorldCom Venture Fund and Microsoft will be "restricted securities" and the one year holding period for these shares will expire one year from the date of sale. We anticipate that the date of sale will occur in February 2000. However, each of MCI WorldCom Venture Fund and Microsoft may, beginning 180 days after the completion of this offering, exercise their registration rights which will enable them to sell all of their shares in the open market.

MANAGEMENT MAY APPLY THE PROCEEDS OF THIS OFFERING TO USES THAT DO NOT INCREASE OUR PROFITS OR MARKET VALUE AND THIS MAY CAUSE THE VALUE OF YOUR STOCK TO DECLINE

     Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND A PUBLIC MARKET FOR OUR SECURITIES MAY NOT DEVELOP OR BE SUSTAINED, WHICH COULD MAKE IT MORE DIFFICULT FOR YOU TO SELL YOUR STOCK

     Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after this offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade subsequent to the completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING AND COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL, WHICH MAY NEGATIVELY AFFECT YOUR INVESTMENT

     We anticipate that our executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 88% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

INVESTORS WILL EXPERIENCE IMMEDIATE DILUTION AND YOUR INVESTMENT MAY BE NEGATIVELY AFFECTED

     The initial public offering price of our common stock is expected to be substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate dilution of approximately $12.28 in the book value per share of our common stock from the price you pay for our common stock. This calculation assumes that you purchased our common stock for $14.00 per share.

PROVISIONS OF OUR CHARTER DOCUMENTS, DELAWARE LAW AND A LICENSE WE HAVE WITH A THIRD PARTY MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN CONTROL WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT

     Provisions of Delaware law and of our amended and restated certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For a further description of these provisions, see "Description of Capital Stock -- Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws." In addition, if we are acquired by certain specified companies, our license from Fujitsu would be subject to termination, which could discourage those companies from making a bid to acquire us.

WE EXPECT TO EXPERIENCE SIGNIFICANT VOLATILITY IN OUR STOCK PRICE, WHICH COULD CAUSE YOU TO LOSE ALL OR PART OF YOUR INVESTMENT

     We expect the market price of our common stock to fluctuate significantly in response to a number of company specific factors, some of which are beyond our control, including:

     - quarterly variations in our operating results;

     - changes in financial estimates by securities analysts;

     - changes in market valuations of Internet-related companies;

     - announcements by our competitors of new products or of significant acquisitions, strategic partnerships or joint ventures;

     - any loss by us of a major customer;

     - additions or departures of key management or engineering personnel;

     - any deviations in our net revenues or in losses from levels expected by securities analysts;

     - future sales of our common stock; and

     - volume fluctuations, which are particularly common among highly volatile securities of Internet-related companies.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                CONCURRENT SALE OF STOCK TO CORPORATE INVESTORS

     Concurrently with the completion of this offering, we will sell to Microsoft Corporation and MCI WorldCom Venture Fund, an affiliate of MCI WorldCom, Inc., an aggregate of 769,230 shares of our common stock for $13.00 per share. Both MCI WorldCom Venture Fund and Microsoft are entitled to registration rights for these shares. See "Description of Capital
Stock -- Registration Rights."

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 6,000,000 shares of common stock we are offering, at an assumed initial offering price of $14.00 per share, will be approximately $76.1 million, or $87.8 million if the underwriters exercise their over-allotment option in full, after deducting estimated underwriting discounts and commissions and after deducting estimated offering expenses. The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock and facilitate future access to public markets.

     We intend to use the net proceeds we receive from the offering for general corporate purposes, including capital expenditures and working capital. Although we may use a portion of the net proceeds to acquire technology or businesses that are complementary to our business, there are no current plans in this regard. Pending their use, we plan to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     We have not paid any cash dividends since our inception and do not intend to pay any cash dividends in the foreseeable future. Our credit agreements prohibit the payment of dividends without prior approval of the lenders.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999. The pro forma information reflects (1) the conversion of all shares of preferred stock outstanding as of December 31, 1999 into 35,019,134 shares of common stock on completion of this offering, (2) the exercise of warrants to purchase 337,500 shares of common stock at an exercise price of $4.00 and (3) the sale of 769,230 shares of common stock to two corporate investors at a price of $13.00 per share for an aggregate of $9,999,990 in a private placement that will close contemporaneously with this offering. The pro forma as adjusted information also reflects our receipt of the net proceeds from the sale of the shares of common stock in this offering, at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

     The outstanding share information excludes:

     - 3,401,427 shares of common stock issuable on exercise of outstanding options as of December 31, 1999 with a weighted average exercise price of $1.40 per share;

     - 29,347 shares of common stock issuable upon exercise of an outstanding warrant with an exercise price of $3.83 per share;

     - 1,245,117 shares of stock available for future grants under our 1998 Stock Plan as of December 31, 1999 and an additional 7,500,000 shares of stock reserved for issuance under our 1998 Stock Plan subsequent to December 31, 1999; and

     - 525,000 shares of stock to be reserved for issuance under our Employee Stock Purchase Plan that will become effective upon the closing of this offering.

     - 300,000 shares of stock to be reserved for issuance under our 1999 Director Option Plan that will become effective upon the closing of this offering.

     You should read this table with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes. See "Management -- Employee and Director Benefit Plans."

                                                                          DECEMBER 31, 1999
                                                           ------------------------------------------------
                                                                                               PRO FORMA
                                                              ACTUAL         PRO FORMA        AS ADJUSTED
                                                           ------------    -------------    ---------------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                                                                     (UNAUDITED)
Long-term obligations, excluding current portion.........    $  1,320         $  1,320          $  1,320
Redeemable convertible preferred stock, $.001 par value
per share, 38,100,000 shares authorized, 35,019,134
shares issued and outstanding, actual; no shares issued
and outstanding, pro forma and no shares authorized,
issued and outstanding, pro forma as adjusted............      30,408               --                --
Other stockholders' equity (deficit):
  Preferred stock, $.001 par value, none authorized,
     issued and outstanding actual and pro forma;
     10,000,000 shares authorized, no shares issued and
     outstanding, pro forma as adjusted..................          --               --                --
  Common stock, $.001 par value per share, 75,000,000
     shares authorized, actual and pro forma, 300,000,000
     shares authorized, pro forma as adjusted; 20,403,456
     shares issued and outstanding, actual; 56,529,320
     shares issued and outstanding, pro forma; 62,529,320
     shares issued and outstanding, pro forma as
     adjusted............................................          20               57                63
  Additional paid-in capital.............................      93,007          134,728           210,817
  Notes receivable from stockholders.....................      (2,633)          (2,633)           (2,633)
  Deferred stock compensation............................     (50,689)         (50,689)          (50,689)
  Accumulated deficit....................................     (50,203)         (50,203)          (50,203)
                                                             --------         --------          --------
     Total other stockholders' equity (deficit)..........     (10,498)          31,260           107,355
                                                             --------         --------          --------
       Total capitalization..............................    $ 21,230         $ 32,580          $108,675
                                                             ========         ========          ========

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of common stock.

     Our pro forma net tangible book value at December 31, 1999, was $31.3 million, or $.55 per share, based on 56,529,320 shares of our common stock outstanding after giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering, the exercise of warrants to purchase 337,500 shares of common stock at an exercise price of $4.00 per share prior to this offering, and the sale of 769,230 shares of common stock to two corporate investors at $13.00 per share, for an aggregate of $9,999,990 in a private placement contemporaneously with this offering.


     After giving effect to the sale of the 6,000,000 shares of common stock by us at an assumed initial public offering price of $14.00 per share, less the estimated underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value at December 31, 1999, would be $107.4 million, or $1.72 per share. This represents an immediate increase in the pro forma net tangible book value of $1.17 per share to existing stockholders and an immediate dilution of $12.28 per share to new investors purchasing shares at the assumed initial public offering price of $14.00 per share. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $14.00
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $ .55
  Increase per share attributable to new investors..........   1.17
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             1.72
                                                                       ------
Dilution per share to new investors in this offering........           $12.28
                                                                       ======


     The following table shows on a pro forma basis at December 31, 1999, after giving effect to the conversion of all outstanding shares of our preferred stock into an aggregate of 35,019,134 shares of common stock upon the closing of this offering, the exercise of warrants to purchase 337,500 shares of common stock at an exercise price of $4.00 per share prior to this offering, and the sale of 769,230 shares of common stock to two corporate investors at $13.00 per share, for an aggregate of $9,999,990 in a private placement contemporaneously with this offering. The table also shows the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                                   SHARES PURCHASED           TOTAL CONSIDERATION
                               ------------------------    --------------------------    AVERAGE PRICE
                                 NUMBER       PERCENT         AMOUNT        PERCENT        PER SHARE
                               ----------    ----------    ------------    ----------    -------------
Existing stockholders........  56,529,320       90.4%      $ 44,455,000        34.6%        $  .79
New investors................   6,000,000        9.6         84,000,000        65.4          14.00
                               ----------      -----       ------------      ------
     Total...................  62,529,320      100.0%      $128,455,000       100.0%
                               ==========      =====       ============      ======

     The above information is based on shares outstanding as of December 31, 1999. It excludes 3,401,427 shares of common stock reserved for issuance upon exercise of outstanding options at December 31, 1999 with a weighted average exercise price of $1.40 per share and 29,347 shares of common stock issuable upon exercise of an outstanding warrant with an exercise price of $3.83 per share. It also excludes 8,745,117 shares available for issuance under our 1998 Stock Plan, including 7,500,000 shares authorized in January 2000, 1999 Employee Stock Purchase Plan and 1999 Director Stock Option Plan. Assuming the exercise of all options and warrants outstanding as of December 31, 1999, our pro forma net tangible book value at December 31, 1999 would be $36.1 million, or $.60 per share, which would represent an immediate increase in the pro forma net tangible book value of $1.10 per share to existing stockholders and an immediate dilution of $12.30 per share to new investors.

                            SELECTED FINANCIAL DATA

     The following selected consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the period from October 24, 1997 (inception) to June 30, 1998, for the year ended June 30, 1999 and for the six months ended December 31, 1999 and the consolidated balance sheet data as of June 30, 1998, June 30, 1999 and December 31, 1999 have been derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. In our opinion, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited results when read in conjunction with the consolidated audited financial statements and the related notes appearing elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period. For an explanation of the determination of the shares used to compute net loss per share, see note 2 of notes to consolidated financial statements.


                                                 PERIOD FROM                           SIX MONTHS ENDED
                                               OCTOBER 24, 1997                   ---------------------------
                                                (INCEPTION) TO     YEAR ENDED     DECEMBER 31,   DECEMBER 31,
                                                JUNE 30, 1998     JUNE 30, 1999       1998           1999
                                               ----------------   -------------   ------------   ------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue..................................      $    --          $    510        $     --       $ 10,916
Cost of revenue..............................           --               531              --          8,194
                                                   -------          --------        --------       --------
  Gross profit (loss)........................           --               (21)             --          2,722
Operating expenses:
  Research and development...................          515             4,086           1,427          2,988
  Sales and marketing........................          125               956             265          1,676
  General and administrative.................          131               723             244          2,129
  Stock compensation.........................          362             3,464             673         15,697
                                                   -------          --------        --------       --------
     Total operating expenses................        1,133             9,229           2,609         22,490
                                                   -------          --------        --------       --------
Loss from operations.........................       (1,133)           (9,250)         (2,609)       (19,768)
Other income (expense), net..................           (4)               29               2            (26)
                                                   -------          --------        --------       --------
Net loss.....................................       (1,137)           (9,221)         (2,607)       (19,794)
Preferred stock accretion....................           --                --              --        (20,051)
                                                   -------          --------        --------       --------
Net loss attributable to common
  stockholders...............................      $(1,137)         $ (9,221)       $ (2,607)      $(39,845)
                                                   =======          ========        ========       ========
Basic and diluted net loss per common
  share......................................      $ (7.20)         $  (4.97)       $  (4.14)      $  (6.41)
Weighted-average shares used in computing
  basic and diluted net loss per common
  share......................................          158             1,857             630          6,215
Pro forma basic and diluted net loss per
  common share (unaudited)...................                       $   (.39)                      $  (1.02)
Weighted-average shares used in computing pro
  forma basic and diluted net loss per common
  share (unaudited)..........................                         23,628                         39,110


                                                                AS OF JUNE 30,         AS OF
                                                              ------------------    DECEMBER 31,
                                                               1998       1999          1999
                                                              ------    --------    ------------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $2,874    $  3,724      $ 14,379
Working capital.............................................   2,637       2,660        14,313
Total assets................................................   3,339       6,816        28,152
Long-term obligations, excluding current portion............     341         563         1,320
Redeemable convertible preferred stock......................   3,529      10,357        30,408
Total other stockholders' equity (deficit)..................    (805)     (6,534)      (10,498)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Avanex designs, manufactures and markets fiber optic-based products, known as photonic processors, which are designed to increase the performance of optical networks. We were founded in October 1997, and through April 1999, we were primarily engaged in research and development activities and in hiring additional employees. A substantial portion of our operating expenses during this period was related to the design and development of our photonic processors and the testing of prototype designs. We began making volume shipments of our initial product during the quarter ended October 1, 1999.

     Our revenues currently are derived from sales of two products, PowerFilter and PowerMux. We commenced shipments of our PowerFilter in April 1999. To date, we have generated nearly all of our limited product revenues from sales of PowerFilter to a limited number of customers. Sales of PowerFilter accounted for 95% of our net revenue in the quarter ended June 30, 1999 and 99% of our net revenue in the quarter ended October 1, 1999 and the quarter ended December 31, 1999. We first shipped PowerMux in April 1999. In September 1999, we began shipping beta test units of our PowerShaper product.


     To date, we have generated a substantial portion of our revenues from a limited number of customers. We have focused our initial sales and marketing efforts primarily on large communications service providers and optical systems manufacturers. In the fiscal year ended June 30, 1999, Osicom accounted for 33% of our net revenue, MCI WorldCom accounted for 32% of net revenue and Hitachi accounted for 29% of net revenue. Sales to MCI WorldCom accounted for 92% of our total net revenue for the quarter ended October 1, 1999 and 85% of net revenue for the quarter ended December 31, 1999. While we are seeking to diversify our customer base, we anticipate that our operating results for any given period will continue to depend on a small number of customers.


     The market for photonic processors is new and evolving and the volume and timing of orders are difficult to predict. A customer's decision to purchase our products typically involves a commitment of its resources and a lengthy evaluation and product qualification process. This initial evaluation and product qualification process typically takes several months and includes technical evaluation, integration, testing, planning and implementation into the equipment design. Long sales and implementation cycles for our products, as well as the practice of customers in the communications industry to sporadically place large orders with short lead times, may cause our revenues, gross margins and operating results to vary significantly and unexpectedly from quarter to quarter.

     We market and sell our products primarily through our direct sales and marketing organization. To date, most of our direct sales have been in North America. However, we have recently launched sales and marketing efforts internationally through an independent sales representative in Italy and two distributors in Japan.

     We are engaged in continuing efforts to expand our manufacturing capabilities. In November 1999, we moved from an approximately 14,000 square foot facility to an approximately 54,000 square foot facility in Fremont, California. We increased the number of our manufacturing employees from 36 as of June 30, 1999 to 88 as of October 1, 1999 and to 163 as of December 31, 1999. In addition, we have entered into a contract manufacturing relationship with CMI to manufacture and supply fiber optic subcomponents from its manufacturing facility in China. Currently, we perform manufacturing, final assembly, testing, quality assurance, manufacturing engineering, documentation control and repairs of our products at our Fremont facility.

     We generally recognize revenue when we ship products, some of which are evaluation units, to our customers and there are no significant uncertainties with respect to customer acceptance. Evaluation units consist of prototype units sent to customers for evaluation. The customers have the right of return through the end of the evaluation period. We recognize revenue on these shipments at the end of the evaluation period if the units have not been returned. We accrue for estimated warranty costs at the time related revenue is recognized. Currently, all of our product sales provide for pricing and payment in U.S. dollars.

     Our cost of revenue consists of raw material, direct labor and manufacturing overhead. In addition, we rely on a single or limited source of suppliers to manufacture some key components used in our products and, in the past, the outsourcing of some subassemblies. A significant portion of our cost of revenue is related to these temporary outsourcing arrangements.

     Our gross margins will primarily be affected by the following factors:

     - changes in our pricing policies and those of our competitors;

     - mix of products sold;

     - mix of sales channels through which our products are sold;

     - mix of domestic and international sales;

     - costs incurred in establishing additional manufacturing lines and facilities; and

     - changes in manufacturing volume.

     We expect cost of revenue, as a percentage of revenue, to fluctuate from period to period.

     Research and development expenses consist primarily of salaries and related personnel costs, fees paid to consultants and outside service providers, non-recurring engineering charges and prototype costs related to the design, development, testing, pre-manufacturing and enhancement of our products. We expense our research and development costs as they are incurred. We believe that research and development is critical to our strategic product development objectives. We further believe that, in order to meet the changing requirements of our customers, we will need to fund investments in several development projects in parallel. As a result, we expect our research and development expenses to increase in dollar amount in the future.

     Sales and marketing expenses consist primarily of marketing, sales, customer service and application engineering support, as well as costs associated with promotional and other marketing expenses. We intend to expand our direct and indirect sales operations substantially, both domestically and internationally, in order to increase market awareness of our products. We expect that sales and marketing expenses will increase substantially in dollar amount over the next year as we hire additional sales and marketing personnel, initiate additional marketing programs to support our products and establish sales offices in additional domestic and international locations. We also expect to significantly expand our customer service and support organization.

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, and human resources personnel, allocated facilities, recruiting expenses, professional fees and other corporate expenses. We expect general and administrative expenses to increase in dollar amount as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

     Stock compensation expense is a result of us granting stock purchase rights or stock options to our employees, directors or consultants with purchase or exercise prices per share subsequently determined to be below the deemed fair value per share of our common stock for accounting purposes at the dates of purchase or grant. We are amortizing deferred stock compensation over the period in which our right to repurchase restricted stock purchase rights lapse or over the vesting period of the applicable options, which, in each case, is generally a maximum of four years. We expect to record additional deferred stock compensation expense for the quarter ended March 31, 2000.

     In connection with the sale of Series D preferred stock in September and October 1999 to existing preferred stockholders, we recorded a non-cash charge of $20.1 million for the six months ended December 31, 1999 to accrete the value of the Series D preferred stock to its deemed fair value under applicable accounting rules. This non-cash charge was recorded as an increase in accumulated deficit with a corresponding credit to additional paid-in capital and was recognized at the date of issuance, which was the period in which the shares became eligible for conversion.

     In connection with the sale of 769,230 shares of common stock to two corporate investors, subject to completion of our initial public offering, we will record an accretion charge equal to the difference between the initial public offering price and $13.00 per share multiplied by 769,230 shares of common stock.

     Despite growing revenue, we have not been profitable for any quarter since October 24, 1997 (inception). As of December 31, 1999, we had an accumulated deficit of $50.2 million. These losses have resulted primarily from developing our products, increasing manufacturing capacity, promoting brand recognition, developing our sales channels, establishing our management team and amortizing of deferred stock compensation. As of December 31, 1999, we had net operating loss carryforwards for federal income tax purposes of approximately $9.0 million, which expire in years 2013 through 2020.

RESULTS OF OPERATIONS

     Because we first began shipping our products in April 1999, we believe our results of operations for the periods prior to that time are not meaningful, as we were a development stage company. Our results of operations for these periods primarily reflect research and development of our products.

  SIX MONTHS ENDED DECEMBER 31, 1998 AND 1999


     Net Revenue. Net revenue for the six months ended December 31, 1999 was $10.9 million. One customer, MCI WorldCom, which placed a large order in July 1999, accounted for 88% of net revenue while revenues from the other large customers remained relatively constant in dollar amount. We did not have any revenue in the comparable period ended December 31, 1998.


     Cost of Revenue. Cost of revenue for the six months ended December 31, 1999 was $8.2 million. Cost of revenue for the six months ended December 31, 1999 as a percentage of net revenue was 75%. Because we had no revenue in the six months ended December 31, 1999, we had no cost of revenue during that period.

     Research and Development. Research and development expenses for the six months ended December 31, 1999 were $3.0 million, or 27.4% of net revenue. Research and development expenses for the six months ended December 31, 1998 were $1.4 million. The increase of $1.6 million over the comparable period in 1998 was primarily due to the $856,000 increase in personnel-related costs, the $298,000 increase in prototype expenses for PowerMux and PowerShaper and costs for other development projects and the $328,000 increase in professional services. Research and development personnel increased by 54 employees from December 31, 1998 to December 31, 1999. We expect our research and development expenses to increase in the future.

     Sales and Marketing. Sales and marketing expenses for the six months ended December 31, 1999 were $1.7 million, or 15.4% of net revenue. Sales and marketing expenses for the six months ended December 31, 1998 were $265,000. The increase of $1.4 million over the comparable period in 1998 was due to the $313,000 increase in sales and marketing personnel and related costs, the $447,000 increase in commission expenses and the $630,000 increase in trade show, advertising and other customer-related costs. We expect our sales and marketing expenses to increase in absolute dollar amount, but to decline as a percentage of net revenue, in the future to support our existing customers and to acquire new customers.

     General and Administrative. General and administrative expenses for the six months ended December 31, 1999 were $2.1 million, or 19.5% of net revenue. General and administrative expenses for the six months ended December 31, 1998 were $244,000. The increase of $1.9 million over the comparable period in 1998 was primarily due to the $632,000 increase in personnel and related costs and the $506,000 increase in professional services for information systems, legal and facilities management. Additionally, $298,000 of bad debt provision was incurred in the six months ended December 31, 1999, while none was incurred in the comparable period in 1998. We expect our general and administrative expenses to increase in absolute dollar amount in the future, but to decline as a percentage of net revenue.

     Stock Compensation. Stock compensation expense for the six months ended December 31, 1999 was $15.7 million, an increase of $15.0 million over the comparable period in 1998. From inception through December 31, 1999, we have expensed a total of $19.5 million of stock compensation, leaving an unamortized balance of $50.7 million on our December 31, 1999 consolidated balance sheet. This increase was due to additional employees and the granting of stock options and stock purchase rights.


     Other Income (Expense), Net. Other income (expense) for the six months ended December 31, 1999 was $26,000 of expense as compared to $2,000 of income for the comparable period in 1998. This was primarily due to interest expense associated with borrowings under our line of credit. The expenses are offset by higher interest income due to larger cash balances from the proceeds of our preferred stock financing in September and October 1999.


  YEARS ENDED JUNE 30, 1998 AND 1999

     For ease of reference, we refer to the period from October 24, 1997 (inception) through June 30, 1998 as fiscal 1998 and to the fiscal year ended June 30, 1999 as fiscal 1999.


     Net Revenue. We did not recognize any revenue until the quarter ended June 30, 1999. Net revenue for fiscal 1999 was $510,000. In fiscal 1999, Osicom accounted for 33% of net revenue, MCI WorldCom accounted for 32% of net revenue and Hitachi accounted for 29% of net revenue.


     Cost of Revenue. Cost of revenue for fiscal 1999 was $531,000. Cost of revenue for fiscal 1999 included higher component and manufacturing costs associated with our lower initial production volume, as well as overhead costs that were spread over a relatively low number of units produced. As a percentage of net revenue, cost of revenue for fiscal 1999 was 104%.

     Research and Development. Research and development expenses for fiscal 1999 were $4.1 million, or 44% of total operating expenses. Research and development expenses for fiscal 1998 were $515,000, or 45% of total operating expenses. The increase in dollar amount in fiscal 1999 over fiscal 1998 was primarily due to the significant increase in personnel and related costs, which amounted to an increase of $855,000 over fiscal 1998, prototype expenses for PowerMux, PowerShaper and a network testing model, which amounted to an increase of $621,000 over fiscal 1998, and process development for PowerFilter, which amounted to an increase of $1.7 million over fiscal 1998. Research and development personnel at the end of fiscal 1999 increased by 18 employees over the end of fiscal 1998.

     Sales and Marketing. Sales and marketing expenses for fiscal 1999 were $956,000, or 10% of total operating expenses. Sales and marketing expenses for fiscal 1998 were $125,000, or 11% of total operating expenses. This increase in dollar amount was primarily due to an increase in the number of sales and marketing personnel, which increased to two employees from one employee over fiscal 1998, sales commissions, which amounted to an increase of $195,000 over fiscal 1998 when no sales commissions were paid, increased marketing expenses and other customer-related costs, which amounted to an increase of $574,000 over fiscal 1998 when no marketing expenses were incurred.

     General and Administrative. General and administrative expenses for fiscal 1999 were $723,000, or 8% of total operating expenses. General and administrative expenses for fiscal 1998 were $131,000, or 12% of total operating expenses. This increase was primarily due to an increase in the number of general and administrative personnel, which increased by four employees over fiscal 1998, and increased legal, accounting, recruiting and facilities costs incurred in connection with our growing business activities, which amounted to an increase of $318,000 over fiscal 1998.

     Stock Compensation. Stock compensation expense for fiscal 1999 was $3.5 million, or 38% of total operating expenses. Stock compensation expense for fiscal 1998 was $362,000, or 32% of total operating expenses. This increase was due to additional employees and additional grants of stock options and stock purchase rights.


     Other Income (Expense), Net. Other income (expense), net, consists primarily of interest on our cash investments and interest expense related to our financing obligations. Other income (expense) for fiscal 1999 was $29,000 in income, as compared to $4,000 in expense for fiscal 1998. This was caused by an increase in interest income due to larger cash balances resulting from the proceeds from the sale of our preferred stock in private financings, which was partially offset by interest charges on capital lease obligations and bank debt.


QUARTERLY RESULTS OF OPERATIONS

     The following table presents our operating results for the last six quarters. The information for each of these quarters is unaudited but has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with the audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of the results of any future period.

                                                                 QUARTER ENDED
                                -------------------------------------------------------------------------------
                                SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   OCTOBER 1,   DECEMBER 31,
                                    1998            1998         1999        1999        1999          1999
                                -------------   ------------   ---------   --------   ----------   ------------
                                                                (IN THOUSANDS)
Net revenue...................     $    --        $    --       $    --    $   510     $  4,417      $  6,499
Cost of revenue...............          --             --            --        531        3,431         4,763
                                   -------        -------       -------    -------     --------      --------
Gross profit (loss)...........          --             --            --        (21)         986         1,736
Operating expenses:
  Research and development....         473            954         1,432      1,227          950         2,038
  Sales and marketing.........         116            149           203        488          714           962
  General and
     administrative...........         132            112           150        329          614         1,515
  Stock compensation..........         323            350           746      2,045        6,107         9,590
                                   -------        -------       -------    -------     --------      --------
          Total operating
            expenses..........       1,044          1,565         2,531      4,089        8,385        14,105
                                   -------        -------       -------    -------     --------      --------
Loss from operations..........      (1,044)        (1,565)       (2,531)    (4,110)      (7,399)      (12,369)
Other income (expense), net...           7             (5)           21          6          (71)           45
                                   -------        -------       -------    -------     --------      --------
Net loss......................      (1,037)        (1,570)       (2,510)    (4,104)      (7,470)      (12,324)
Preferred stock accretion.....          --             --            --         --      (14,961)       (5,090)
                                   -------        -------       -------    -------     --------      --------
Net loss attributable to
  common stockholders.........     $(1,037)       $(1,570)      $(2,510)   $(4,104)    $(22,431)     $(17,414)
                                   =======        =======       =======    =======     ========      ========


     Net Revenue. Our first volume shipments of our initial product began in the quarter ended October 1, 1999. Net revenue for the quarter ended June 30, 1999 was $510,000, for the quarter ended October 1, 1999 was $4.4 million and for the quarter ended December 31, 1999 was $6.5 million. Net revenue increased primarily due to the sales of our PowerFilter product to MCI WorldCom for deployment in its network. We shipped products and evaluation units to five customers in the quarter ended June 30, 1999, seven customers in the quarter ended October 1, 1999 and 12 customers in the quarter ended December 31, 1999. Evaluation units consist of prototype units sent to customers for evaluation. The customers have the right of return through the end of the evaluation period. We recognize revenue on these shipments at the end of the evaluation period if the units have not been returned.


     Cost of Revenue. Cost of revenue for the quarter ended June 30, 1999 was $531,000, for the quarter ended October 1, 1999 was $3.4 million and for the quarter ended December 31, 1999 was $4.8 million. As a percentage of net revenue, cost of revenue for the quarter ended June 30, 1999 was 104%, compared to 78% for the quarter ended October 1, 1999 and 73% for the quarter ended December 31, 1999. This decrease in the cost of revenue as a percentage was primarily attributable to fixed manufacturing costs being allocated over a larger revenue base and the decreased cost of materials associated with the expansion of our manufacturing capacity to produce subcomponents internally.

     Research and Development. Research and development expenses have fluctuated over the last six quarters. In each of the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999, research and development expenses increased in absolute dollar amount primarily due to the increase in personnel and related costs, prototype expenses for our PowerMux and PowerShaper products and process development for our PowerFilter product. In each of the quarters ended June 30, 1999 and October 1, 1999, research and development expenses decreased in dollar amount due to the completion of a network testing model and lower process development and prototyping costs for our PowerFilter product as this product was gradually transitioned to manufacturing. In the quarter ended December 31, 1999, research and development expenses increased in dollar amount due to significant increases in personnel and related costs, the commencement of manufacturing prototypes for PowerMux and development costs for the PowerShaper and other projects.

     Sales and Marketing. Sales and marketing expenses increased in each of the last six quarters. These increases were primarily due to an increase in the number of sales and marketing personnel, sales commissions, marketing expenses and other customer-related costs.

     General and Administrative. General and administrative expenses have generally increased over the last six quarters. General and administrative expenses increased in the quarters ended October 1, 1999, and December 31, 1999 primarily due to an increase in the number of personnel, costs related to the move to a new and larger facility and costs related to building an infrastructure for a public company, which includes increased legal, accounting, recruiting and information systems costs.

     Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     - fluctuations in demand for and sales of our products, which will depend on the speed and magnitude of the transition to an all-optical network;

     - cancellations of orders and shipment rescheduling;

     - our ability to significantly expand our manufacturing capacity at our new facility in Fremont, California, which commenced operations in November 1999;

     - the ability of Concord Micro-Optics, Inc., or CMI, to timely produce and deliver subcomponents from its facility in China in the quantity and of the quality we require;

     - the practice of companies in the communications industry to sporadically place large orders with short lead times;

     - competitive factors, including introductions of new products and product enhancements by potential competitors, entry of new competitors into the photonic processor market, including Lucent Technologies, Nortel Networks and Fujitsu, and pricing pressures;

     - our ability to develop, introduce, manufacture and ship new and enhanced fiber optic products in a timely manner without defects;

     - our ability to control expenses, particularly in light of our limited operating history;

     - availability of components for our products and increases in the price of these components;

     - mix of our products sold; and

     - economic conditions specific to the communications and related industries.

     A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development and general and administrative functions, are essentially fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed. As we expand our manufacturing capacity, we will incur expenses in one quarter relating to the expansion and related yield issues that may not result in offsetting revenue until a subsequent quarter. New product introductions can also result in a mismatching of research and development expenses and sales and marketing expenses that are incurred in one quarter with revenues that are not received until a subsequent quarter when the new product is introduced. If growth in our revenues does not outpace the increase in our expenses, our results of operations could be seriously harmed.

     Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results will not be meaningful. You should not rely on our results for one quarter as any indication of our future performance. It is likely that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

LIQUIDITY AND CAPITAL RESOURCES

     From inception on October 24, 1997 through December 31, 1999, we have financed our operations primarily through private sales of approximately $30.4 million of convertible preferred stock. We have also financed our operations through bank borrowings as well as through equipment lease financing. As of December 31, 1999, we had outstanding equipment lease financing and bank borrowings of $3.7 million.

     At December 31, 1999, we had cash, cash equivalents and short-term investments of $14.4 million, an increase from $3.7 million at June 30, 1999, and $2.9 million at June 30, 1998. Most of the increase came from financing activities, offset by cash used in operations and, to a lesser extent, the purchase of equipment. The increase was primarily due to the receipt of $26.9 million in proceeds from the sale of preferred stock in February, September and October 1999.

     Cash used in operating activities was $590,000 in fiscal 1998, $5.4 million in fiscal 1999 and $6.9 million for the six months ended December 31, 1999. The increase was primarily due to the increase in our net loss from $1.1 million in fiscal 1998, to $9.2 million in fiscal 1999, to $19.8 million for the six months ended December 31, 1999, and, to a lesser extent, inventory purchases and increased accounts receivable. This was offset in part by increased accounts payable, accrued expenses and non-cash charges.

     Cash used in investing activities was $301,000 in fiscal 1998, $2.8 million in fiscal 1999 and $13.7 million for the six months ended December 31, 1999, which was primarily used for the investment in marketable securities, production equipment, research and development equipment, computers and facilities to support the expansion of our operations.

     We generated $3.8 million in cash from financing activities in fiscal 1998, $7.1 million in fiscal 1999 and $21.1 million in the six months ended December 31, 1999, primarily from private sales of convertible preferred stock and borrowings under revolving lines of credit. We financed capital purchases primarily through leases or equipment credit lines. In addition, we had capitalized lease obligations outstanding of $123,000 at June 30, 1998, $768,000 at June 30, 1999 and $1.8 million at December 31, 1999. In July 1999, we obtained a revolving credit line from a financial institution, which allows for maximum borrowings of up to $3.8 million at an interest rate equal to the prime rate plus .75%. During the six months ended December 31, 1999, we drew down $2.2 million under this facility to pay off in full a $735,000 outstanding bank debt and for working capital needs. This line of credit requires that we comply with specified covenants.


     As of December 31, 1999, we did not have any material commitments for capital expenditures. However, we expect to incur capital expenditures as we expand our manufacturing operations in the near future. Our capital requirements also depend on market acceptance of our products, the timing and extent of new product introductions and delivery, and the need for us to develop, market, sell and support our products on a worldwide basis. From time to time, we may also consider the acquisition of, or evaluate investments in, products and businesses complementary to our business. Any acquisition or investment may require additional capital. Although we believe that the net proceeds from this offering, together with our current cash balances, will be sufficient to fund our operations for at least the next 12 months, we cannot assure you that we will not seek additional funds through public or private equity financing or from other sources within this time frame or that additional funding, if needed, will be available on terms acceptable to us, or at all. We cannot forecast our liquidity position for more than a 12-month period, given the growth of our business, particularly during the last six months, and the emerging nature of our market.


YEAR 2000 COMPLIANCE


     Impact of the Year 2000 Computer Problem. The year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have date-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. Despite the passage of January 1, 2000, this could still result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.



     State of Readiness of Our Products. The year 2000 problem does not directly affect our passive optical products. However, our products are generally integrated into larger networks involving sophisticated hardware and software products supplied by other vendors. Each of our customers' networks involves different combinations of third party products. We cannot evaluate whether all of their products are year 2000 compliant. We may face disruption in our business based on year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall network, although we have not experienced any year 2000 problems to date.



     State of Readiness of Our Internal Systems. Our business may be affected by year 2000 issues related to non-compliant internal systems developed by us or by third-party vendors. We are in the process of implementing new enterprise resource planning software, which we believe is year 2000 compliant. Although we did not survey our third party vendors, we are not aware of any year 2000 problem relating to any of our material internal systems. We have not tested and do not plan to test our systems for year 2000 compliance. We do not believe that we have any significant systems that contain embedded chips that are not year 2000 compliant.



     Our internal operations and business also depend upon the computer-controlled systems of suppliers, customers, service providers and third parties, including our Internet-based management information system. We believe that, absent a systemic failure outside our control, such as a prolonged loss of electrical or telephone service, year 2000 problems at these third parties will not have a material impact on our operations.



     If our suppliers, vendors, distributors, customers and service providers fail to correct any year 2000 problems that may yet occur, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationships with our customers. Due to the general uncertainty inherent in the year 2000 problem with regard to our third-party suppliers and vendors, we continue to be unable to determine at this time whether year 2000 failures could harm our business and our financial results.



     Year 2000 issues may have affected and may continue to affect our customers' purchasing plans if they need to expend significant resources to fix their existing systems to become year 2000 compliant. This situation may reduce funds available to purchase our products.


     Cost. We do not anticipate that costs associated with remediating our internal systems will be significant.


     Risks. Although to date we have not experienced any year 2000 problems with regard to our internal systems, any failure of our internal systems to be year 2000 compliant could temporarily prevent us from processing orders, issuing invoices and developing products and could require us to devote significant resources to correcting these problems. Due to the general uncertainty inherent in the year 2000 computer problem, resulting from the uncertainty of the year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our business, results of operations or financial condition.

     Contingency Plans. We have not developed a contingency plan to address any situation that may result if we are unable to solve our year 2000 issues, and we do not anticipate the need to do so. If we are forced to use a contingency plan, the failure to have one could harm our business.


     Disclaimer. The discussion of our expectations relating to year 2000 compliance are forward-looking statements. Our ability to achieve year 2000 compliance and the level of associated incremental costs could be adversely affected by, among other things, availability and cost of programming and testing resources, third party suppliers' ability to modify software and other unanticipated problems.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments or engage in hedging activities, we expect the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows. We will be required to adopt SFAS No. 133 in fiscal 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to financial market risk, including changes in interest rates and marketable equity security prices, relates primarily to our investment portfolio and outstanding debt obligations. We typically do not attempt to reduce or eliminate our market exposure on our investment securities because a substantial majority of our investments are in fixed-rate short-term securities. We do not have any derivative financial instruments. Due to the short-term nature of our investments, we believe that there is no material risk. In addition, substantially all of our outstanding indebtedness is either fixed-rate debt or short-term variable-rate debt. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS

OVERVIEW

     Avanex designs, manufactures and markets fiber optic-based products, known as photonic processors, which are miniaturized, or micro-optic, devices that perform optical signal processing and are designed to increase the performance of optical networks. Our photonic processors offer communications service providers and optical systems manufacturers greater levels of performance and miniaturization, reduced complexity and increased cost-effectiveness as compared to current alternatives. We believe photonic processors will enable the next generation, all-optical network, which is necessary to support the increasing demand for bandwidth. Our photonic processors enable communications service providers and optical systems manufacturers to cost-effectively maximize the capacity of optical networks. Our products are designed to optimize optical network performance, provide a flexible, scalable and cost-effective optical transport solution, and facilitate the deployment of next generation service and applications such as virtual private networking and business-to-business electronic commerce.

     Our objective is to be the leading provider of innovative fiber optic-based solutions that enable our customers to deploy and optimize fiber optic networks. In order to achieve this objective, our strategy is to leverage our technology leadership and expertise to develop new products and expand customer relationships. We also intend to expand our manufacturing facilities, automate our manufacturing processes and extend awareness of our brand. Our marketing strategy is currently based on a push-pull approach in which we target optical systems manufacturers and communications service providers. With our push approach, we target optical systems manufacturers that can buy our products and then resell them as part of their optical solutions. Using our pull approach, we target communications service providers that can create demand for our products by directly purchasing, or requiring that their systems incorporate, our products. We believe this approach will drive demand for our products and help enable the transition to the next-generation, all-optical network.

INDUSTRY BACKGROUND

     INCREASE IN BANDWIDTH DEMAND

     The proliferation of the Internet and the increase in activities such as electronic commerce, the transmission of large data files, Internet-based businesses and telecommuting have caused a significant increase in the volume of traffic across the communications infrastructure. According to Ryan, Hankin & Kent, a leading market research and consulting firm, Internet traffic will increase from 350,000 terabytes, or trillions of bytes, per month at the end of 1999, to over 15 million terabytes per month in 2003. This market research suggests that, at the end of 1999, the volume of Internet data traffic will have surpassed the volume of voice traffic. With this increase in traffic, communications vendors have focused on delivering improvements that provide more network bandwidth and increased transmission speed. Consequently, the increase in performance of communications networks, including the Internet, has attracted new users, more applications and a greater demand for bandwidth. Thus, the need for additional network capacity and performance has created a business environment in which network improvements and increases in available bandwidth are constantly matched by advances in the applications and services generating this demand.

     EVOLUTION OF THE OPTICAL NETWORK

     The communications infrastructure was originally built for voice traffic. This voice network was designed using circuit-switched technology that provides each data stream, such as a telephone call between two points, with a dedicated channel, or circuit, for the duration of the call. This approach is efficient for voice communications, which are low bit, or data, rate transmission among fixed geographic locations, and symmetrical, or involving the exchange of relatively equal amounts of information between parties. The circuit-switched network approach, however, is inefficient for pure data transmissions, which are characterized by large bursts of data traffic followed by long periods of silence. This inefficiency is heightened by the fact that data traffic is often asymmetrical and among multiple geographic locations.

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

     In an effort to overcome the limitations of circuit-switched networks, service providers have implemented various enhancements such as advanced switching technology and equipment. In addition, the medium over which data traffic is transmitted, or transport layer is being upgraded from electrical to optical transmission. In contrast to electrical transmission over copper wires, optical transmission technology transfers data in the form of pulses of light along optical fibers, which are bundled together in fiber optic cable. Optical transmission provides significantly greater quality and capacity than electrical transmission.

     Meeting the demand for bandwidth by deploying additional fiber optic cable is both costly and complicated. Furthermore, the costs associated with laying the cable underground and the purchasing of rights-of-way increase significantly when the fiber optic cable is deployed in metropolitan areas. Therefore, additional enhancements to the communications infrastructure have been developed, including dense wavelength division multiplexing, or DWDM, which greatly increases the capacity of the existing fiber optic infrastructure.

     DWDM technology allows the transmission of data on different wavelength channels, or a specified range of wavelengths, down the same optical fiber so that at the destination, the different wavelength channels can be separated and the different data streams extracted. As a result, DWDM technology can increase the bandwidth of a single optical fiber by an amount equal to the number of different wavelength channels that can be transmitted down the optical fiber. However, current DWDM technology has limitations. One limitation is caused by the fact that as the number of different wavelength channels traveling down the same optical fiber increases, the closer the wavelengths will be to each other. Because current light sources, such as lasers, emit light across an imprecise wavelength range, the number of different wavelength channels that can be transmitted down a single fiber is limited because these channels interfere with one another, preventing extraction of the different data streams at the destination. Another limitation results from the fact that different wavelengths of light, which compose the wavelength channels, travel down the optical fiber at different velocities and reach the destination at different times, making it difficult to extract the data streams. This is known as chromatic dispersion, and this effect increases with the distance the wavelength channels travel down an optical fiber. Therefore, the distance a wavelength channel can travel down an optical fiber is limited in current DWDM technologies.

     Despite the improvements in the existing communications infrastructure, such as the DWDM technology described above, we believe a transition to a next-generation, all-optical network must occur in order to support increasing bandwidth demand.

     TECHNOLOGICAL CHALLENGES OF THE TRANSITION TO AN ALL-OPTICAL NETWORK

     High Cost and Under-utilization of Available Bandwidth. In order to optimize their investments in the existing fiber optic infrastructure, service providers require a low-cost solution that allows a large number of wavelength channels carrying data to travel simultaneously over the same optical fiber. Although current DWDM technology provides a partial solution, this technology is expensive and the number of wavelength channels that can be transmitted simultaneously is relatively low. Additionally, current DWDM technology requires that wavelength channels be transmitted with a large space between each channel. Therefore, as depicted in the following diagram, bandwidth is under-utilized because wavelength channels are not densely packed.

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

                                 OPTICAL SIGNAL

                           Total Available Bandwidth

                            [Optical Signal Diagram]

[At the top of the diagram is the caption "Optical Signal". Across the top of the diagram is a horizontal line with arrows at each end. The label above the line is "Total Available Bandwidth." Beneath this line are three vertical boxes, each bearing the label "Wavelength Channel," with an arch over each box. Beneath these boxes is a horizontal line with the label "Bandwidth" beneath each "Wavelength Channel" box and the label "Unused Bandwidth" beneath the space between the "Wave Channel" boxes, which are under the arches.]

By utilizing a greater portion of the available bandwidth for data transmission, communications service providers can increase the efficiency of their optical networks by placing a greater number of wavelength channels into a single optical fiber.

     The Necessity of Opto-electrical Conversion. Another technological limitation of the current optical transmission system is the pervasiveness of the process known as opto-electrical conversion. Opto-electrical conversion is the conversion of the incoming optical signal into an electrical signal and back into an outgoing optical signal. This conversion is required in order to regenerate the signal to overcome the limitations of chromatic dispersion and attenuation and in order to drop data from or add data to the composite optical signal.

     - Chromatic dispersion. Chromatic dispersion occurs because different wavelengths of optical signals transmitted over a single optical fiber travel at different velocities. Because these wavelengths travel at different velocities, the resulting wavelength delays distort the signal quality. This signal distortion can only be avoided by regenerating the signal after it has travelled a short distance.

     - Attenuation. As optical signals travel over fiber, the signals degenerate and are eventually lost due to a phenomenon known as attenuation. As communications service providers attempt to send signals over even longer distances, the attenuation worsens, and the signal is lost. Therefore, the signal requires regeneration after traveling a short distance.

     - Adding or Dropping of Data. As composite optical signals are transmitted across the network, it is often necessary to have some data dropped off from or added to this signal at a given location. This process is known as add/drop multiplexing and is required because composite optical signals contains data with different destinations. In order to remove data from or add data to a composite optical signal, that signal must be converted to an electrical signal and then reconverted back to a composite optical signal, even if that signal does not otherwise require regeneration at that location.

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

     Opto-electrical conversion currently occurs at multiple points in the network, and in different types of network equipment. This process is costly for the following reasons:

     - The equipment is specific to a particular bit rate, protocol and signal format and therefore is neither scalable nor flexible enough to handle other transmission speeds, protocols or signal formats.

     - It requires expensive equipment throughout the network.

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

     - The equipment occupies valuable space.

     - The equipment consumes significant electrical power and generates excess heat.

     These costs increase as more wavelength channels are added to a single optical fiber in DWDM systems because each channel of a DWDM system must undergo this conversion process. Thus, opto-electrical conversion presents one of the most significant technological challenges of the current communications infrastructure.

     COST CHALLENGES OF THE TRANSITION TO AN ALL-OPTICAL NETWORK

     Deploying an all-optical network is costly because optical products are more expensive to manufacture and deploy than electrical equipment. The cost of developing optical technology and products is high due to the infancy of the technology and its related industry. Because of the emerging nature of the industry, manufacturing yields are low, which also results in additional costs. Furthermore, once a product is developed and manufactured, it is often too bulky, complex and inflexible to be cost-effective.

     DEPLOYMENT CHALLENGES OF THE TRANSITION TO AN ALL-OPTICAL NETWORK

     Users of optical systems require miniaturized products because their systems are often deployed in locations where space is limited. Few optical product manufacturers have the ability to manufacture miniaturized, or micro-optic, products that consistently meet standard specifications. In order to develop an all-optical network, an optical solutions provider must understand not only the optical systems, but also the network in which these optical systems are to be deployed. Traditionally, the optical component manufacturers have focused on developing optical packaging expertise while systems manufacturers and service providers have focused on developing network deployment and optical design expertise.

     Despite the advances in optical technology, several challenges still exist, which prevent the widespread deployment of existing optical solutions. As a result of these limitations, the current network is a patchwork of various solutions placed throughout the network operating on multiple protocols over multiple layers on both optical and electrical signals.

THE AVANEX SOLUTION

     Avanex designs, manufactures and markets fiber optic-based products, known as photonic processors, which are designed to deliver increased performance, miniaturization, scalability, reduced complexity and lower cost as compared to current alternatives. Our solutions bring photonic processing capabilities to the transport layer of the network and significantly reduce the need for opto-electrical conversion. Unlike existing component technologies, our photonic processors perform optical signal processing, or change the signal according to predetermined algorithms. Our photonic processors also differ from conventional optical systems in that they do not require software and electronics. We believe our photonic processors enable service providers and optical systems manufacturers to cost-effectively maximize the bandwidth of optical networks. Our solutions provide the following key benefits:

     Optimize Optical Network Performance. Our photonic processors are designed to maximize the capacity of optical fiber and the efficiency and reliability of optical transmission. Our photonic processors are designed to enable the transmission of data at smaller spacings between wavelength channels, at higher bit rates and across greater distances than currently available solutions. These design features enable the use of greater fiber optic bandwidth for the transport of data than can be delivered with alternative DWDM solutions available today. We also enable variable chromatic dispersion compensation, which minimizes transmission errors and increases the distance an optical signal can travel before being regenerated.


     Provide a Flexible and Scalable Solution. Applying our expertise in networking design, we have developed solutions that are flexible, modular and designed to be easily deployed into existing and future networks. Our solution is scalable because our photonic processors are designed to work equally well in small and large optical networks, as well as facilitate easy upgrading of an optical system to a higher number of channels. Our photonic processors provide functionality that accommodates existing protocols, including the telecommunications standard by which optical signals are transmitted down the optical fiber using a common timing signal, known as synchronous optical networks, or SONET, the standard by which Internet data are transferred down the communication network, known as Internet protocol, or IP, and the standard by which packets of data are transferred down a network at irregular intervals, known as asynchronous transfer mode, or ATM. Our photonic processors are designed to meet the demands placed on today's network, but can be easily expanded to meet future demand.


     Provide a Cost-Effective Optical Transport Solution. Our solutions are designed to enable the transition to the next-generation, all-optical network without the large capital investments or complex system design challenges typically encountered in network deployment. The optical signal processing capabilities of our photonic processors allow us to offer lower cost solutions than those currently available. Through our micro-optic packaging, or miniaturization, and integration, or the combination of multiple optical components in a single package, our customers can use our products to optimize the utilization of limited networking equipment space. Our photonic processors also reduce the need for expensive opto-electrical conversion at numerous points along the transmission path. In addition, our products are designed to be used within the existing communications infrastructure as well as in the next-generation, all-optical network, which protects existing infrastructure investments and facilitates network development efforts.

     Facilitate the Deployment of Next-Generation Services and Applications. Our solutions bring processing capabilities for the first time to the transport layer of the network. We believe these capabilities will enable our customers to offer a new set of services and applications, including voice transmissions over the Internet, virtual private networking and business-to-business e-commerce. These new offerings could provide our customers with potential new revenue streams and opportunities for further competitive differentiation.

THE AVANEX STRATEGY

     Our objective is to be the leading provider of innovative, fiber optic-based solutions that enable our customers to deploy and optimize fiber optic networks. Key elements of our strategy include:

     Leverage Technology Leadership and Expertise. We believe that we have a unique combination of superior network design and system architecture knowledge as well as advanced optical packaging technologies. We have filed 25 patent applications in the United States and four patent applications internationally. We intend to continue to focus our product development efforts on providing fiber optic-based solutions that address the need for an unlimited number of low-cost wavelengths, transported at very high data rates and at very long distances. In developing new products, we intend to leverage our expertise in designing solutions that are cost-effective, scalable and flexible. We plan to increase our research and development efforts, including the expansion of The Photonics Center, which is a 6,000 square foot customer demonstration and testing facility in Richardson, Texas, as well as evaluate externally-developed technology opportunities as they become available.

     Expand Existing and Develop New Customer Relationships. We currently provide our photonic processors to customers in the communications industry, including communications service providers such as MCI WorldCom and optical systems manufacturers such as Hitachi, Osicom and Cerent, which was recently acquired by Cisco Systems. We intend to leverage our existing relationships with these and other existing customers and develop new relationships with potential customers in the service providers and optical systems manufacturers markets. We also intend to provide a range of optical solutions that meet the demands of our target markets.

     Expand Sales and Marketing Efforts. Our marketing strategy is based on a push-pull approach. With our pull approach, we target communications service providers who can create demand for our products by purchasing our products directly or by requiring that the systems they purchase incorporate our products. With our push approach, we target optical systems providers who can buy our products and then resell them as a part of their optical solutions. We plan to expand our North American direct sales team, which will include customer representatives, a technical sales force and application engineers. We intend to expand our international presence by increasing both our direct sales force and establishing relationships with international distributors.

     Expand Manufacturing Capabilities. We intend to continue to develop our manufacturing and packaging expertise to enable us to consistently design, develop and manufacture miniaturized, reliable and cost-effective products. We intend to continue to invest in our manufacturing capabilities, as well as expand our manufacturing facilities so that we can meet the needs of our target markets. Our manufacturing is cell-based, or partitioned according to similarities in responsibilities. We believe this type of manufacturing organization allows us to expand our facilities more efficiently, both in terms of cost and time. We are automating our testing process and plan to extend this automation to other parts of the manufacturing process.

     Enhance the Avanex Brand. We plan to enhance the Avanex brand throughout the communications industry by engaging in a range of marketing programs to position us as the leading provider of fiber optic-based solutions that power the next generation, all-optical network. These activities will include participation in industry conferences and trade shows, advertisements in print publications, direct marketing and Internet-based marketing. We also plan to build awareness through product demonstrations and customer education and training at The Photonics Center.

TECHNOLOGY

     Our optical signal processing technology is designed to solve the inherent complexity of, and limitations on, bandwidth, speed and distance in conventional network and long-haul optical transmission systems. Our products incorporate several core optical technologies that we believe will enable the next-generation, all-optical network. These include:

     Integrated/Tuned Dielectric Filter. Integrated/tuned dielectric filter technology allows certain wavelength channels, or optical signals, to pass through multiple filters while reflecting unwanted optical signals. These filters are used in DWDM systems to separate, or demultiplex, incoming optical signals and combine, or multiplex, outgoing optical signals. These filters can be tuned, or adjusted, to different frequencies, reducing the number of types of filters needed in a DWDM system. This technology enables the placement of multiple filters in a single package, reducing the size of the DWDM system and signal loss.

     Spectral Segmentation Technology. Traditional DWDM technology multiplexes and demultiplexes wavelength channels individually. Our proprietary spectral segmentation technology enables the multiplexing and demultiplexing of wavelength channels in groups. This allows for more efficient and flexible packaging and less degradation of the optical signal due to the need for fewer subcomponents in the DWDM system. Our PowerMux product incorporates this technology in the dense multiplexing and demultiplexing of wavelength channels in a DWDM system.

     Variable Chromatic Dispersion Compensation Technology. Chromatic dispersion occurs because different wavelengths of optical signals transmitted over a single optical fiber travel at different speeds. Chromatic dispersion deteriorates the quality of optical signals in high bit rate transmission systems. The farther the optical signal travels, the more it gets distorted. Our dispersion compensation technology, utilized in our PowerShaper product, corrects for chromatic dispersion by compensating for the differences in wavelength speed. Our technology allows one single product to function across multiple wavelength channels and can compensate, or correct for, different levels of chromatic dispersion.

PRODUCTS


     Our photonic processors are designed to increase the performance of optical networks. Our photonic processors differ from full optical systems in that they are micro-optics-based devices that do not require software and electronics.

     Our current product line consists of the PowerFilter, the PowerMux and the PowerShaper. The following table sets forth these products as well as some of our products in development and their capabilities:

    PRODUCT                DESCRIPTION                       BENEFIT                 STATUS
    -------                -----------                       -------                 ------
PowerFilter       Integrated tunable wavelength   - Reduced signal loss           Shipping
                  filter multiplexer and
                  demultiplexer                   - Fewer types of filters
                                                    needed
PowerMux          High density wavelength         - Accommodates large number of  Shipping
                  division multiplexer processor    wavelength channels
                                                  - More efficient use of
                                                  bandwidth for data
                                                    transmission
                                                  - Low cost per wavelength
                                                    channel

PowerShaper       Fixed and variable chromatic    - Compact packaging             Beta Testing
                  dispersion compensator
                                                  - Broadband chromatic
                                                  dispersion compensation
                                                  - Optimizes chromatic
                                                  dispersion compensation

PowerExchange     Reconfigurable optical          - Real time configuration of    Beta Testing
                  add-drop multiplexer              optical add-drop
                                                    multiplexing

SuperPowerShaper  Variable chromatic slope        - Extends the wavelength        Beta Testing
                  dispersion compensator            channels of high bit-rate
                                                    transmissions

     PowerFilter. One of the limitations of current optical filters is that too much of the incoming optical signal is lost during the sequential filtering process, a phenomenon known as insertion loss. Our PowerFilter technology is designed to correct much of this inefficiency, increasing transmission distance and improving system performance. The central piece of the filter technology is a thin film dielectric filter-based device, which offers wavelength-tuning capabilities. Wavelength tuning allows a single filter to filter multiple wavelength channels. Our proprietary packaging schemes also consolidate filter types and parts. This, in turn, provides an added advantage of cost savings on materials.

     PowerMux. PowerMux is a next generation DWDM product. It is capable of multiplexing optical signals at smaller spacings between wavelength channels, at higher bit rates and across greater distances than currently available solutions. The PowerMux allows DWDM multiplexing and demultiplexing of optical signals at the origin and destination of a transmission path, in addition to offering optical add-drop multiplexing at any point in the transmission path, known as OADM. We believe this product allows our customers to use more fiber optic bandwidth for the transport of data than can be delivered with alternative DWDM equipment available today.

     PowerShaper. PowerShaper, currently in the beta testing stage, is a broadband chromatic dispersion compensation processor and is specifically designed to correct the inherent bandwidth and distance limitations in optical transmission systems resulting from chromatic dispersion. The PowerShaper can act as a fixed or variable dispersion compensator, which will permit system providers to optimize their network for improved network performance. PowerShaper is designed to correct for chromatic dispersion by reshaping the individual optical signals at the receiving end of the optical fiber and preventing them from mixing and corrupting the transmission data.


     We cannot assure you that we will be able to successfully introduce or market products that are currently in the beta testing stage and we are unable to determine when these products will be marketable. We also cannot assure you that these products will achieve market acceptance. Please see "Risk Factors -- If We Are Unable to Develop Products and Product Enhancements That Achieve Market Acceptance, Sales of Our Products Will Suffer and We Will Not Be Successful."

CUSTOMERS

     Our target customer base includes communications service providers and optical systems manufacturers. Customers who have placed orders for commercial shipment include MCI WorldCom, Hitachi, Osicom, Lucent and Cerent, which recently agreed to be acquired by Cisco Systems.


     We began recognizing revenues from sales of our photonic processors in the quarter ended June 30, 1999. In the fiscal year ended June 30, 1999, sales to Osicom, MCI WorldCom and Hitachi accounted for 33%, 32%, and 29% of net revenue, respectively. In the quarter ended October 1, 1999, sales to MCI WorldCom accounted for 92% of net revenue, and in the quarter ended December 31, 1999, accounted for 85% of net revenue. We expect that the majority of our revenues will continue to depend on sales of our photonic processors to a small number of customers.


MARKETING, SALES AND CUSTOMER SUPPORT

     We are implementing a marketing strategy that is based on a push-pull approach. Using the pull approach, we target communications service providers, who can create demand for our products by purchasing our products directly or by requiring that their systems incorporate our products. Using the push approach, we target optical systems providers, who can buy our products and then resell them as a part of their optical solutions. Our marketing efforts are centered around demonstration and education of our products' performance at trade shows and The Photonics Center, continued publicity through paid advertising and direct mail and Internet-based communication and promotion.

     We sell and market our products through a combination of direct sales and country-specific distributors. Our direct sales organization currently consists of one sales representative operating in the United States, three regional sales directors operating in the western, central and eastern regions of the United States, one manufacturer's representative in Italy and two distributors in Japan. The sales organization is supported by three customer service representatives and one sales analyst.

     We focus our direct sales efforts on service providers and optical systems manufacturers. The direct sales account managers cover the market on an assigned account basis and work as a team with account-oriented systems engineers. We also have application engineers that provide our customers with assistance on the evolution of their networks as it relates to the deployment of our products. These engineers help in defining the features that are required for our products to be successful in specific applications.

     In order to further our international sales objectives, we have established relationships with two distributors in Japan. These distributors have expertise in deploying complex telecommunications equipment in their markets and provide basic support required by our international customers.

     We believe that support services are essential to the successful installation and ongoing support of our products. We deliver these services directly to major customers and indirectly through our international distributors. We currently have three people in customer service and support located in our Fremont, California corporate headquarters.

THE PHOTONICS CENTER

     To help market our technology and product performance and enable our push-pull marketing strategy, we have established The Photonics Center in Richardson, Texas, which is a leading-edge customer testing, demonstration and training facility that enables deployment of our products in a simulated network. As a result, we benefit from immediate feedback from our current and potential customers about our photonic processors. The Photonics Center also provides testing capabilities for the development of products and prototypes. In addition, we believe that The Photonics Center shortens our products' evaluation cycle with potential customers because they receive initial evaluation information on our products before these products
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

are shipped to the customer location for full testing and evaluation. This initial information gives the potential customer a better understanding of the product before delivery to their location, which we believe gives us an advantage in the sales process.

MANUFACTURING

     We currently manufacture all of our products in our Fremont, California facility. We intend to devote significant resources to expanding our manufacturing capacity and expect to continue to hire significant numbers of new manufacturing employees.

     The manufacturing of photonic processors requires the use of a highly skilled manual workforce performing critical functions such as optical assembly, optical alignment, soldering and component integration. We invest significant resources in training and maintaining the quality of our manufacturing work force. Furthermore, we developed proprietary automated testing equipment for consistency in testing results and for efficiency. We also have grouped our manufacturing operations into several product-specific or customer-specific cells. We believe this provides a highly flexible and efficient operating capability, and is designed to meet customer expectations for high volume capacity, high quality and on-time delivery.

     If we are unable to expand our manufacturing capacity on a timely basis to meet demand or if we do not accurately project demand, we will have excess capacity or insufficient capacity, either of which will seriously harm our business.

     We emphasize quality assurance throughout the entire supply-chain and manufacturing processes. We also install stringent quality control processes and procedures, including incoming material inspection, in-process testing and outgoing inspection.

     We have entered into a five-year agreement with CMI under which a subsidiary of CMI, organized under the laws of the People's Republic of China, manufactures optical subcomponents for us in limited quantities at a small facility in Tianjin, China. They are building a new, larger manufacturing facility in Tianjin, which will not be operational until at least the quarter ending September 29, 2000. We cannot assure you that this larger facility will be completed on time or at all. Under the agreement with CMI, we have granted licenses to CMI to make in China and the United States, and to use and sell worldwide, the licensed components. We also granted them a license to use some of our technical information and manufacturing process know-how in China and the United States. These licenses are exclusive in China and non-exclusive elsewhere. As a result, CMI can manufacture and sell optical components based on our technology to third parties, including our potential competitors.

     We expect CMI to build a significant portion of our subcomponents and products in the future. These activities will extend to full production and include activities such as material procurement, assembly, test and control. We will design, specify and monitor all of the tests that are required to meet our quality standards. We believe this arrangement with CMI will allow us to operate without dedicating additional space to these manufacturing operations and will conserve the working capital that would otherwise be required for funding additional inventory. See "Risk Factors -- Because We Expect to Depend on a Third Party Located in China to Manufacture Subcomponents and Products for Us, We May Have Difficulties Obtaining a Sufficient Amount of High Quality Products, Which Would Delay Our Ability to Fulfill Customers Orders."

     We currently purchase several key components used in our photonic processors from single or limited sources of supply, including Nippon Sheet Glass, Hoya USA, Inc., CMI, Sumitomo Corporation of America, Casix, Inc. and Browave Corporation. These key components include filters, lenses and specialty glass. We have no guaranteed supply arrangement with these suppliers. The inability to obtain sufficient quantities of these components may result in delays or reductions in product shipments, which would harm our business.

QUALITY

     We have established a quality assurance plan to improve our company-wide quality system to ensure that our customers' requirements are consistently met. This system is based on the international standard

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

ISO 9001. While we are not currently registered as ISO 9001 compliant, we are currently working toward obtaining ISO 9001 registration, which we believe will provide a further competitive strength.

PRODUCT DEVELOPMENT

     We have assembled a team of engineers and prototype production operators with significant experience in optics, data networking and communications. We believe our engineering team possesses expertise in the areas of optics, micro-optic design, network system design and system-level software design. Our product development efforts focus on enhancing our first generation of photonic processors, developing additional optical network products and continuing to develop next generation technology to support the growth in network bandwidth requirements.


     As of December 31, 1999, we had 59 people in our product development group. We have made, and will continue to make, a substantial investment in research and development. Our research and development expenses totaled $515,000 for the period from October 24, 1997 (inception) through June 30, 1998, $4.1 million for the fiscal year ended June 30, 1999 and $3.0 million for the six months ended December 31, 1999.


     Our industry is characterized by very rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. While we have developed, and expect to continue to develop, most new products and enhancements to existing products internally, from time to time we may be required to license technology from third parties to develop new products or product enhancements. These licenses may not be available to us on commercially reasonable terms.

COMPETITION

     The markets we are targeting are new and rapidly evolving, and we expect these markets to become highly competitive in the future. While we do not have any direct competitors in the photonic processor market today, we anticipate that other companies will in the future expand into our markets and introduce competitive products. We also face indirect competition from public and private companies providing products that address the same fiber optic network problems that our products address. The development of alternative solutions to optical transmission problems by competitors, particularly systems companies who also manufacture components, could significantly limit our growth.

     Some companies in the optical systems and component industry may compete with us in the future, including Lucent Technologies, Nortel Networks, Alcatel, Fujitsu, JDS Uniphase and E-Tek Dynamics. These are large public companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Any of these acquisitions could give our competitors a strategic advantage. Many of our potential competitors have significantly more established sales and customer support organizations than we do. In addition, many of our competitors have much greater name recognition and have more extensive customer bases, better developed distribution channels and broader product offerings than our company. These companies can leverage their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. As a result, these potential customers may not consider purchasing our products.

     Existing and potential customers are also our potential competitors. These customers may develop or acquire additional competitive products or technologies in the future, which may cause them to reduce or cease their purchases from us. In addition, customers who are also competitors may unfairly disparage our products in order to gain a competitive advantage.

     As a result of these factors, we expect that competitive pressures may result in price reductions, reduced margins and loss of market share.

INTELLECTUAL PROPERTY

     Our success and ability to compete depend substantially upon our internally developed technology. We have filed 25 U.S. patent applications and four foreign patent applications. Our engineering teams have significant expertise in photonic, micro-optic and systems-level design.

     While we rely on patent, copyright, trade secret and trademark law to protect our technology, we also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We cannot assure you that others will not develop technologies that are similar or superior to our technology.

     We license technology from Fujitsu that is critical to our PowerShaper product, which we expect to introduce in the second half of the fiscal year ending June 30, 2000. The license agreement requires us to pay a royalty to Fujitsu in exchange for receiving a non-exclusive and non-transferable license to use Fujitsu patents to make, use, lease or sell licensed products. The license agreement expires, unless earlier terminated, when the last patent expires. Currently, the latest issued patent under this agreement will expire on October 10, 2017, and this license agreement will terminate on that date, unless more patents are added under this license agreement. The license agreement is subject to termination upon the acquisition of more than a 50% interest in us by certain major communications system suppliers. Thus, if we are acquired by any of these specified companies, we will lose this important license. The existence of this license termination provision may have an anti-takeover effect in that it would discourage those specified companies from making a bid to acquire us.

     We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our proprietary information. Despite these efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our products is difficult, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

     Substantial litigation regarding intellectual property rights exists in the networking industry, and we expect that optical communications products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of products in different industry segments overlaps. In addition, we believe that many of our competitors in the communications business have filed or intend to file patent applications covering aspects of their technology on which they may claim our technology infringes. We can not make any assurances that other third parties will not claim infringement by us with respect to our products and our associated technology. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of product infringement against us and failure or inability by us to license the infringed or similar technology could seriously harm our business. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

EMPLOYEES

     As of December 31, 1999, we had 251 full-time employees, 59 of whom were engaged in product development, 163 in manufacturing, six in quality, six in sales, marketing, application support and customer service, and 17 in finance, administration and operations. None of our employees are represented by a labor union. We have not experienced any work stoppages and we consider our relations with our employees to be good.

     Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel, none of whom is bound by an employment agreement requiring service for any defined period of time. The loss of the services of one or more of our key employees could have a material adverse effect on our business, financial condition and results of operations. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense, particularly in the San Francisco Bay Area where our headquarters are located, and we can not make any assurances that we can retain our key personnel in the future.

FACILITIES

     In September 1999, we leased one building in Fremont, California for our corporate headquarters, totaling approximately 54,000 square feet, which includes sales and marketing, research and development, administration and manufacturing. This lease will expire in October 2009. Under the same lease, we were granted a right of first refusal until April 2000, which we have exercised, to lease an adjacent building, approximately 91,000 square feet, at a predetermined rate. We also lease approximately 6,000 square feet of office space in Richardson, Texas for sales and the operation of The Photonics Center. This lease expires in February 2006.

LEGAL PROCEEDINGS

     We are not currently subject to any material legal proceedings. On December 6, 1999, E-Tek Dynamics, Inc. filed a complaint against us in the Santa Clara Superior Court alleging that we have participated in the illegal recruiting of E-Tek employees. We believe that the complaint is without merit and we intend to vigorously defend against it. We believe this complaint will not have a material effect on our business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors as of December 31, 1999, are as follows:

            NAME              AGE                            POSITION
            ----              ---                            --------
Walter Alessandrini.........  52    President, Chief Executive Officer and Director
Xiaofan (Simon) Cao.........  36    Senior Vice President, Product Development and Director
Paul Jiang..................  41    Vice President, Manufacturing and Vendor Management
Jessy Chao..................  32    Vice President, Finance, and Chief Financial Officer
Anthony Florence............  57    Vice President, Corporate Marketing and Investor Relations
Peter Maguire...............  49    Vice President, Worldwide Sales
James Pickering.............  58    Vice President, Quality
Margaret Quinn..............  46    Vice President, Human Resources and Administration
Todd Brooks.................  39    Director
Vint Cerf...................  56    Director
Federico Faggin.............  58    Director
Michael Goguen..............  35    Director
Seth Neiman.................  45    Director
Gregory Reyes, Jr...........  38    Director
Joel Smith..................  54    Director

     Walter Alessandrini has served as one of our directors and as our President and Chief Executive Officer since March 1999. Dr. Alessandrini was President and Chief Executive Officer of Pirelli Cables and Systems North America LLC, a manufacturer of cables and communications systems, from November 1996 to March 1999. From November 1990 to November 1996, he was President and Chief Executive Officer of Union Switch & Signal Inc., a manufacturer of rail transportation signaling and control systems. Dr. Alessandrini received a doctorate degree in Mechanical Engineering from the University of Genoa, Italy.

     Xiaofan (Simon) Cao, one of our co-founders, has served as one of our directors since October 1997 and as our Senior Vice President, Product Development since June 1998. He was our President and Chief Executive Officer from October 1997 to June 1998. From October 1996 to October 1997, Dr. Cao served as Vice President, Sales and Marketing of Oplink Communications, Inc., a producer of components and modules for fiber optic networks. From May 1992 to September 1996, Dr. Cao was a Senior Technical Service Manager for E-Tek Dynamics, Inc., a producer of components and modules for fiber optic networks. Dr. Cao received a B.S. degree in Physics from Zhongshan University, China, M.S. degrees in Physics and Electrical Engineering from the University of Southern California and Ph.D. degrees in Physics and Electrical Engineering from the University of Southern California.

     Paul Jiang, one of our co-founders, has served as our Vice President, Manufacturing and Vendor Management since February 1998. Mr. Jiang was a Senior Manager at E-Tek Dynamics, Inc. from January 1994 to January 1998. Mr. Jiang received a B.S. degree in Optics from University of La Verne.

     Jessy Chao, one of our co-founders, has served as our Vice President, Finance and Chief Financial Officer since October 1999. He was our Director of Finance and Business Operations from February 1998 to October 1999. Mr. Chao was the Accounting and Finance Manager for E-Tek Dynamics, Inc. from September 1992 to January 1998. Mr. Chao received a B.S. degree in Accounting from San Jose State University.

     Anthony Florence has served as our Vice President, Corporate Marketing and Investor Relations since November 1999. Mr. Florence was Vice President, Corporate and Investor Relations, and Office of the Chairman at Ansaldo Signal N.V., a company involved in the global signaling, automation and control systems industry, from November 1996 to November 1999. From November 1993 to November 1996, Mr. Florence served as Vice President, Corporate Planning, Marketing and Investor Relations for Union Switch &

Signal Inc. Mr. Florence received a B.A. degree in English from Wheeling College and an M.A. degree in English from the University of Dayton.

     Peter Maguire has served as our Vice President, Worldwide Sales since June 1999. Mr. Maguire was the Vice President, Sales for the IXC Market at Fujitsu Network Communications, Inc., a manufacturer of fiber optic communication equipment, from May 1999 to June 1999. From July 1992 to May 1999, he was Vice President, Sales for Pirelli Cables and Systems North America LLC. Mr. Maguire received a B.S. degree in Business Administration and an M.B.A. degree from American States University.

     James Pickering has served as our Vice President, Quality since September 1999. Mr. Pickering was Vice President, Quality at Etec Systems, Inc., a manufacturer of semiconductor mask-making equipment, from March 1997 to September 1999. From December 1989 to March 1997, he was Vice President, Customer Satisfaction at Union Switch & Signal Inc. Mr. Pickering received a B.S. degree in Industrial Technology from Northeastern University and an M.B.A. degree from Babson College.

     Margaret Quinn has served as our Vice President, Human Resources and Administration since October 1999. Ms. Quinn was a principal at HRMQ, a human resources consulting company, from January 1999 to October 1999. From August 1997 to January 1999, she was Director of International Customer Support at Nellcor Puritan Bennett Incorporated, a manufacturer of respiratory monitoring systems. Ms. Quinn served as a human resources consultant at Nellcor Puritan Bennett from October 1996 to August 1997. Prior to that, Ms. Quinn served as the Director of Human Resources for Cyrix Corporation, a manufacturer of microprocessors, from April 1992 to May 1996. Ms. Quinn received a B.A. degree in Spanish Literature from Mills College.

     Todd Brooks has served on our board of directors since February 1998. Mr. Brooks has been a general partner at the Mayfield Fund, a venture capital firm, since February 1999. From April 1995 to January 1999, Mr. Brooks served as a managing principal with JAFCO America Ventures, a venture capital firm. Mr. Brooks also served as an equity research analyst for Franklin-Templeton Funds, an investment corporation, from August 1993 to April 1995. Mr. Brooks currently serves as a director of several private companies. Mr. Brooks received a B.S. degree from Texas A&M University, M.S. degrees in Electrical Engineering and Chemical Engineering from the University of California at Berkeley and an M.B.A. degree from the Harvard Business School.

     Vint Cerf has served on our board of directors since December 1999. Dr. Cerf has served as the Senior Vice President for Internet Architecture and Technology for MCI WorldCom Corporation, a telecommunications company, since September 1998. From January 1996 to September 1998, Dr. Cerf was the Senior Vice President for Internet Architecture and Engineering at MCI Communications Corporation, a telecommunications company. Dr. Cerf was Senior Vice President for Data Architecture at MCI Telecommunications Corporation, a telecommunications company, from February 1994 to December 1995. Dr. Cerf received a B.S. degree in Math from Stanford University, an M.S. degree in Computer Science from the University of California, Los Angeles, and a Ph.D. degree in Computer Science from the University of California, Los Angeles.

     Federico Faggin has served on our board of directors since December 1999. Dr. Faggin has served as Chairman of the board of directors of Synaptics, Inc., a creator of human interface technologies and products using neural networks and mixed signal technologies, from January 1999 to the present. From 1986 to January 1999, Dr. Faggin served as a director, President and Chief Executive Officer of Synaptics. Dr. Faggin is also a director of Integrated Device Technology, Inc., a producer of integrated circuits, GlobeSpan Inc., a producer of DSL integrated circuits, and several other private companies. Dr. Faggin received a doctorate degree in Physics from the University of Padua, Italy.

     Michael Goguen has served on our board of directors since February 1998. He has held various positions at Sequoia Capital, a venture capital firm, since July 1996 and has been a general partner since July 1997. From May 1995 to July 1996, Mr. Goguen was a Director of Software at Bay Networks, Inc., a computer network system provider. Prior to that, Mr. Goguen was a Director of Software at Centillion Network Inc. a network equipment manufacturing company, from August 1994 to May 1995. Mr. Goguen currently serves as a director of several private companies. Mr. Goguen received a B.S. degree in Electrical Engineering from Cornell University and an M.S. degree in Electrical Engineering from Stanford University.

     Seth Neiman has served on our board of directors since February 1998. Since August 1994, he has held various positions at Crosspoint Venture Partners, a venture capital firm, and has been a general partner of Crosspoint since January 1996. Mr. Neiman is also a director of Brocade Communications Systems, Inc., Foundry Networks, Inc., and several private companies. Mr. Neiman received a B.A. degree in Philosophy from Ohio State University.

     Gregory Reyes, Jr. has served on our board of directors since December 1999. Mr. Reyes has served as a director and President and Chief Executive Officer of Brocade Communications Systems, Inc., a developer of products for storage area networks, from July 1998 to the present. From January 1994 to June 1998, Mr. Reyes served as President, Chief Executive Officer and Chairman of the board of directors of Wireless Access, Inc., a wireless data communications products company. Mr. Reyes has also served as a director of Proxim, Inc., a wireless networking company, from April 1998 to the present. Mr. Reyes received a B.S. in Business Administration from Saint Mary's College.

     Joel Smith has served on our board of directors since December 1999. Mr. Smith has served as the President of Bank of America East, a financial institution, from October 1998 to the present. From July 1991 to October 1998, Mr. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. Smith served on the board of directors of Ansaldo Signal, N.V. from November 1996 to April 1999. Mr. Smith received a B.A. degree from the University of the South in Sewanee, Tennessee.

BOARD OF DIRECTORS

     Our board of directors currently consists of nine members. Upon completion of this offering, our certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, before the consummation of the offering, three of the nominees to the board of directors will be elected to a one-year term, three will be elected to two-year terms and three will be elected to a three-year term. After that, directors will be elected for three-year terms. Dr. Alessandrini and Messrs. Goguen and Reyes, Jr. have been designated Class I Directors, whose terms expire at the 2000 annual meeting of stockholders. Messrs. Cerf, Neiman and Brooks have been designated Class II Directors, whose terms expire at the 2001 annual meeting of stockholders. Dr. Cao and Messrs. Faggin and Smith have been designated the Class III Directors, whose term expires at the 2002 annual meeting of stockholders. This classification of the board of directors may delay or prevent a change in control of our company or in our management. See "Description of Capital Stock -- Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws."

     Our board of directors appoints our executive officers on an annual basis to serve until their successors have been elected and qualified. There are no family relationships among any of our directors or officers.

BOARD COMMITTEES

     Compensation Committee. We established a compensation committee in April 1999. The compensation committee currently consists of Messrs. Brooks, Goguen and Neiman. The compensation committee reviews and recommends to the board of directors the compensation of all of our officers and directors, including stock compensation and loans, and establishes and reviews general policies relating to the compensation and benefits of our employees.

     Audit Committee. We established an audit committee in December 1999. The audit committee currently consists of Messrs. Faggin, Reyes, Jr. and Smith. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee currently consists of Messrs. Brooks, Goguen and Neiman. In December 1999, Dr. Alessandrini, our President and Chief Executive Officer, resigned from the compensation committee. Other than Dr. Alessandrini, none of the members of our compensation committee is currently or has been, at any time since the time of our formation, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Mr. Brooks is a general partner of the Mayfield Fund, a holder of approximately 9.3% of our outstanding stock that has purchased shares of our Series C preferred stock and Series D preferred stock. Mr. Goguen is a general partner of Sequoia Capital, a holder of approximately 17.9% of our outstanding stock that has purchased shares of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock. Mr. Neiman is a partner of Crosspoint Venture Partners, a holder of approximately 17.9% of our outstanding stock that has purchased shares of our Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock. See "Certain Transactions." Prior to the formation of the compensation committee, compensation decisions were made by our entire board of directors. Dr. Alessandrini did not participate in decisions with respect to his compensation.

DIRECTOR COMPENSATION

     We do not currently compensate our directors in cash for their service as members of the board of directors, although if expenses are incurred in connection with attending board of directors and committee meetings these expenses are reimbursed. Some of our non-employee directors have received grants of options to purchase shares of our common stock. See "Principal Stockholders" and "Certain Transactions -- Stock Option Grants to Certain Directors." Our 1999 Director Option Plan provides for the automatic grant of non-statutory stock options to nonemployee directors. For further information regarding the provisions of the 1999 Director Option Plan, see "-- Employee and Director Benefit Plans."

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification for judgments, fines, settlement amounts and expenses, including attorneys' fees incurred by the director, or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as a director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

     The following table presents the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal year ended June 30, 1999 by our Chief Executive Officer, our former acting Chief Executive Officer and our three other most highly compensated executive officers who earned more than $100,000 in salary and bonus during the fiscal year ended June 30, 1999. No other executive officer earned more than $100,000 in salary and bonus during the fiscal year ended June 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                              AWARDS
                                                     ANNUAL COMPENSATION           -----------------------------
                                             -----------------------------------                      SECURITIES
                                                                    OTHER ANNUAL   RESTRICTED STOCK   UNDERLYING
       NAME AND PRINCIPAL POSITIONS           SALARY      BONUS     COMPENSATION        AWARDS         OPTIONS
       ----------------------------          --------    -------    ------------   ----------------   ----------
Walter Alessandrini........................  $ 74,038(1) $37,500(1)   $ 26,604(2)       $   --(3)           --
President and Chief Executive Officer
Simon Cao..................................   138,544         --            --              --(4)           --
  Senior Vice President, Product
  Development
Paul Jiang.................................   125,381         --            --              --(5)           --
  Vice President, Manufacturing and Vendor
  Management
Peter Maguire..............................     1,904(6) 100,000(6)         --              --              --
  Vice President, Worldwide Sales
William Lanfri.............................        --(7)      --            --              --(7)      112,500
  Former Acting Chief Executive Officer

------------
(1) Dr. Alessandrini joined us in March 1999. He is currently compensated at an annual salary of $275,000 with an annual performance-based bonus of $150,000.

(2) Represents relocation expenses paid to Dr. Alessandrini through June 30,
    1999.

(3) In April 1999, Dr. Alessandrini purchased 5,215,589 shares of restricted stock at $.05 per share through June 30, 1999. These shares are subject to our right of repurchase that lapses over four years and lapses as to one-fourth of his shares on March 22, 2000, with the repurchase right lapsing ratably monthly after that date. As of June 30, 1999, Dr. Alessandrini held 5,215,589 shares of restricted common stock, which had an aggregate fair market value of $521,559. Dividends, if any, paid on this stock will be subject to the same escrow restrictions as the underlying shares.

(4) In January 1998, Dr. Cao purchased 2,700,000 shares of restricted stock at $.0007 per share. These shares are subject to our right of repurchase that lapses over four years and lapsed as to one-fourth of his shares having vested on January 13, 1999, with the repurchase right lapsing ratably monthly after that date. As of June 30, 1999, Dr. Cao held 2,700,000 shares of restricted common stock, which had an aggregate fair market value of $270,000. Dividends, if any, paid on this stock will be subject to the same escrow restrictions as the underlying shares.

(5) In February 1998, Mr. Jiang exercised an option to purchase 1,800,000 shares of stock at $.0007 per share, subject to our right to repurchase any unvested shares in the event of the termination of his employment. These shares vest over four years with one-fourth of his shares having vested on February 3, 1999 and the remaining shares vesting ratably monthly thereafter. As of June 30, 1999, Mr. Jiang held 2,250,000 shares of restricted common stock, which had an aggregate fair market value of $225,000. Dividends, if any, paid on this stock will be subject to the same escrow restrictions as the underlying shares.

(6) Mr. Maguire joined us on June 28, 1999 and received $1,904 in salary during the fiscal year ended June 30, 1999. He is currently compensated at an annual salary of $165,000. In connection with the start of his employment with us, he received a $100,000 bonus. If he terminates his employment or if we terminate his employment for cause, he must repay this bonus. However, the amount of the bonus that must be repaid is reduced by $8,333 per full month that he remains employed by us.

(7) Mr. Lanfri did not receive a salary during the fiscal year ended June 30, 1999. In August 1998, Mr. Lanfri exercised an option to purchase 341,101 shares of our common stock at an exercise price of $.02 per share, but the unvested shares remained subject to our right of repurchase in the event of the termination of his employment. In March 1999, Mr. Lanfri exercised an option to purchase 112,500 shares of our common stock at an exercise price of $.03 per share. As of June 30, 1999, and in connection with Mr. Lanfri's resignation as our acting Chief Executive Officer in March 1999, Mr. Lanfri held 415,703 shares of fully vested common stock, which had an aggregate fair market value of $41,570. Dividends, if any, paid on this vested stock will go to Mr. Lanfri. The remaining 37,899 shares of common stock subject to repurchase have been repurchased by us at their original exercise price.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding stock options granted during the fiscal year ended June 30, 1999 to our Chief Executive Officer, former acting Chief Executive Officer and three other most highly compensated executive officers. Options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our board of directors. In determining the fair market value on the date of each grant, our board of directors considered a number of factors, including our operating results and financial condition as of the date of grant, key developments affecting our business and, where relevant, the most recent price at which we sold our preferred stock in financing transactions with independent investors.

     The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect projections or estimates of future stock price growth. Potential realizable values are computed by:

     - multiplying the number of shares of common stock underlying each option by $14.00 per share, the assumed initial public offering price per share;

     - assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

     - subtracting from that result the total option exercise price.

     Actual gains, if any, on stock option exercises will be dependent on the future performance of the common stock.

     The percentage of total options granted is based on an aggregate of 1,069,050 options granted by us during the fiscal year ended June 30, 1999, to our employees, including the executive officers listed in the table below. In addition to the options granted during the fiscal year ended June 30, 1999, we sold 10,206,690 shares of our common stock under restricted stock purchase agreements during the fiscal year ended June 30, 1999. None of the executive officers listed in the table below, other than William Lanfri, were issued options to purchase our common stock in the fiscal year ended June 30, 1999. Dr. Alessandrini purchased restricted shares of our common stock under the 1998 Stock Plan in the fiscal year ended June 30, 1999.

                                              INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE VALUE
                        -------------------------------------------------------------     AT ASSUMED ANNUAL RATES
                           NUMBER OF        % OF TOTAL                                     OF STOCK APPRECIATION
                          SECURITIES      OPTIONS GRANTED     EXERCISE                        FOR OPTION TERM
                          UNDERLYING       TO EMPLOYEES      PRICE PER     EXPIRATION    --------------------------
         NAME           OPTIONS GRANTED    DURING PERIOD       SHARE          DATE           5%             10%
         ----           ---------------   ---------------   ------------   ----------    -----------    -----------
Walter Alessandrini...           --               --           $  --          --         $       --     $       --
Simon Cao.............           --               --              --          --                 --             --
Paul Jiang............           --               --              --          --                 --             --
Peter Maguire.........           --               --              --          --                 --             --
William Lanfri........      112,500            10.49%            .03       12/07/08       2,562,134      4,081,769

     In December 1998, we granted Mr. Lanfri an option to purchase 112,500 shares of our common stock. This option vested ratably over three months beginning on January 1, 1999. In March 1999, this option fully vested and Mr. Lanfri exercised this option.

AGGREGATE OPTION EXERCISES DURING LAST FISCAL YEAR

     The following table presents information concerning option exercises by our Chief Executive Officer, former acting Chief Executive Officer and three other most highly compensated executive officers for the fiscal year ended June 30, 1999. None of the executive officers listed in the table below held unexercised options at June 30, 1999. For a list of purchases of restricted shares of our common stock by the executive officers listed in the table below, please see "Certain Transactions."

                                                              SHARES ACQUIRED    VALUE
                            NAME                                ON EXERCISE     REALIZED
                            ----                              ---------------   --------
Walter Alessandrini.........................................      --             $  --
Simon Cao...................................................      --                --
Paul Jiang..................................................      --                --
Peter Maguire...............................................      --                --
William Lanfri..............................................    415,702          7,043

     In June 1998, we granted Mr. Lanfri an option to purchase 341,101 shares of our common stock. Of the shares subject to this option, 227,401 shares vested ratably over six months beginning on August 1, 1998. The remaining 113,700 shares subject to this option were designated by our board of directors as "bonus shares." The bonus shares either were to vest in one lump sum on July 1, 2004 or were to vest earlier at the sole discretion of our board of directors. In August 1998, Mr. Lanfri exercised this option to purchase 341,101 shares of our common stock, but the unvested shares remained subject to our right of repurchase. Upon Mr. Lanfri's resignation as our acting Chief Executive Officer in March 1999, our board of directors accelerated the lapsing of our right of repurchase as to 75,801 shares of Mr. Lanfri's bonus shares and we repurchased from him, at the original exercise price, the 37,899 shares that remained subject to repurchase. See "-- Employment Agreements and Change-of-Control Arrangements" for a description of Mr. Lanfri's employment agreement with us.

EMPLOYEE AND DIRECTOR BENEFIT PLANS

     1998 STOCK PLAN

     Our 1998 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The 1998 Stock Plan was adopted by our board of directors and approved by our stockholders in January 1998. Our board of directors and stockholders approved amendments to the 1998 Stock Plan to increase the number of shares reserved under the 1998 Stock Plan in March 1999, July 1999, October 1999 and January 2000.

     As of December 31, 1999, a total of 8,745,117 shares of our common stock were available for future grant under the 1998 Stock Plan. This amount includes amounts returned to the 1998 Stock Plan, and annual increases which will be added to the 1998 Stock Plan, beginning on July 1, 2000, equal to the lesser of 6,000,000 shares, 4.9% of our outstanding shares or a lesser amount determined by our board. The 1998 Stock Plan has 29,550,000 shares of our common stock reserved for issuance, of which options to acquire 3,401,427 shares have been issued and are outstanding as of December 31, 1999 and a total of 20,056,980 shares have been issued and are outstanding pursuant to the exercise of options and stock purchase rights granted under the 1998 Stock Plan.

     Administration. Our board of directors or a committee of our board of directors administers the 1998 Stock Plan. The administrator of our 1998 Stock Plan has the power to determine, among other things:

     - the terms of the options or stock purchase rights granted, including the exercise price of the option or stock purchase right;

     - the number of shares subject to each option or stock purchase right;

     - the exercisability of each option or stock purchase right; and

     - the form of consideration payable upon the exercise of each option or stock purchase right.

     Options. The exercise price of all incentive stock options granted under the 1998 Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1998 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of the incentive stock option must not exceed five years. The term of all other options granted under the 1998 Stock Plan may not exceed 10 years.

     During any fiscal year, each optionee may be granted options to purchase a maximum of 1,500,000 shares. In addition, in connection with an optionee's initial employment with us, the optionee may be granted an option covering an additional 4,500,000 shares.

     Options granted under the 1998 Stock Plan must generally be exercised within three months after the end of the optionee's status as an employee, director or consultant of ours, or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option's term.

     Transferability of Options. Options and stock purchase rights granted under the 1998 Stock Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee.

     Stock Purchase Rights. In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement shall grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option shall lapse at a rate determined by the administrator.

     Adjustments upon Merger or Asset Sale. The 1998 Stock Plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, each option and stock purchase right shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the optionees will become fully vested in and have the right to exercise the options or stock purchase rights. If an option or stock purchase right becomes fully vested and exercisable in the event of a merger or sale of assets, the administrator must notify the optionee that the option or stock purchase right is fully exercisable for a period of 15 days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the 15-day period.

     Amendment and Termination of the 1998 Stock Plan. The administrator will have the authority to amend, suspend or terminate the 1998 Stock Plan, as long as this action does not affect any shares of common stock previously issued and sold or any option previously granted under the 1998 Stock Plan. Unless earlier terminated, the 1998 Stock Plan will terminate automatically 10 years from the date of obtaining stockholder approval of the amended plan in December 1999.

     1999 EMPLOYEE STOCK PURCHASE PLAN

     Our 1999 Employee Stock Purchase Plan was adopted by our board of directors and approved by our stockholders in January 2000. A total of 525,000 shares of our common stock has been reserved for issuance under the 1999 Employee Stock Purchase Plan, plus automatic annual increases beginning on July 1, 2000 equal to the lesser of 750,000 shares, 1% of the outstanding shares on that date or an amount determined by our board of directors. As of the date of this prospectus, no shares have been issued under the 1999 Employee Stock Purchase Plan.

     Structure of the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive, six-month offering periods. The offering periods generally start on the first trading day on or after February 1st and August 1st of each year, except for the first offering period, which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before July 31, 2000.

     Eligibility. Employees are eligible to participate if they are customarily employed by us or any of our participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. However, employees may not be granted an option to purchase stock under the 1999 Employee Stock Purchase Plan if they either:

     - immediately after grant, own stock representing 5% or more of the total combined voting power or value of all classes of our capital stock; or

     - hold rights to purchase stock under our employee stock purchase plans which accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

     Purchases. The 1999 Employee Stock Purchase Plan permits participants to purchase our common stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions, exclusive of payments for shift premium, bonuses, incentive compensation, incentive payments and other compensation. The maximum number of shares a participant may purchase during each offering period is 3,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the 1999 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of the common stock either:

     - at the beginning of the offering period; or

     - at the end of the offering period.

     Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Transferability of Rights. Rights granted under the 1999 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution or as otherwise provided under the 1999 Employee Stock Purchase Plan.

     Merger or Asset Sale. The 1999 Employee Stock Purchase Plan provides that, in the event we merge with or into another corporation or if there is a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

     Amendment and Termination of the 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan will terminate in 2009. Our board of directors has the authority to amend or terminate the 1999 Employee Stock Purchase Plan, except that no action may impair any outstanding rights to purchase stock under the 1999 Employee Stock Purchase Plan.

     1999 DIRECTOR OPTION PLAN

     Non-employee directors are entitled to participate in our 1999 Director Option Plan. The 1999 Director Option Plan was adopted by our board of directors and approved by our stockholders in January 2000, but it will not become effective until the date of this offering. The 1999 Director Option Plan has a term of 10 years, unless terminated sooner by our board of directors. A total of 300,000 shares of our common stock have been reserved for issuance under the 1999 Director Option Plan, plus automatic annual increases beginning on January 1, 2001 equal to the lesser of 150,000 shares, .25% of the outstanding shares on that date or an amount determined by our board of directors.

     Option Grants. The 1999 Director Option Plan generally provides for an automatic initial grant of an option to purchase 40,000 shares of our common stock to each non-employee director on the date which the later of the following events occur:

     - the effective date of the 1999 Director Option Plan; or

     - the date when a person first becomes a non-employee director.

     A non-employee director who owns, either directly or indirectly, our securities representing 1% or more of our total voting power will not receive an initial grant under the 1999 Director Option Plan and will only be eligible for a subsequent grant when his or her ownership percentage drops below 1% of our total voting power.

     After the initial grant, each non-employee director will automatically be granted subsequent options to purchase 10,000 shares of our common stock each year on the date of our annual stockholders' meeting, if on such date he or she has served on our board of directors for at least six months. Each initial option grant and each subsequent option grant shall have a term of 10 years. Each initial option grant will vest as to 25% of the shares subject to the option on each anniversary of its date of grant. Each subsequent option grant will fully vest on the anniversary of its date of grant. The exercise price of all options will be 100% of the fair market value per share of our common stock on the date of grant.

     Options granted under the 1999 Director Option Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's 10 year term.

     Transferability of Options. No option granted under the 1999 Director Option Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

     Merger, Asset Sale and Change of Control. The 1999 Director Option Plan provides that in the event of our merger with or into another corporation, or a sale of substantially all of our assets, the successor corporation shall assume each option or substitute an equivalent option. If outstanding options are not assumed or substituted for by the successor corporation, each option will become fully exercisable for a period of thirty days from the date our board of directors notifies the optionee of the option's full exercisability, after which period the option shall terminate. In the event of a change of control each outstanding option will become fully vested and exercisable.

     Amendment and Termination of the 1999 Director Option Plan. The administrator will have the authority to amend, suspend or terminate the 1999 Director Option Plan, so long as no action affects any shares of common stock previously issued and sold or any option previously granted under the 1999 Director

Option Plan. Unless terminated sooner, the 1999 Director Option Plan will terminate automatically 10 years from the effective date of the plan.

     401(K) PLAN

     In November 1998, we adopted the Avanex Corporation 401(k) Profit Sharing Plan, or our 401(k) Plan, which covers all of our eligible employees who have completed three months of service and have attained age 21. The 401(k) Plan excludes from participation all collectively bargained and non-resident alien employees. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986 and the 401(k) Plan trust is intended to qualify under Section 501(a) of the Internal Revenue Code. All contributions to the 401(k) Plan by eligible employees or by us, and the investment earnings thereon are not taxable to such employees until withdrawn, and any contributions we may make are expected to be deductible by us when made. Our eligible employees may elect to reduce their eligible compensation by up to 15%, subject to statutorily prescribed limits, and to have such compensation reductions contributed on their behalf to the 401(k) Plan. The 401(k) Plan permits, but does not require, us to make matching contributions to the 401(k) Plan. To date, we have not made any matching contributions.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

     From time to time, we have entered into employment agreements with our executive officers, including the executive officers listed in the "Summary Compensation Table."

     Walter Alessandrini. In March 1999, Walter Alessandrini accepted our offer of employment. The offer letter provides that Dr. Alessandrini is entitled to receive an annual salary of $275,000 and a bonus of $150,000 during his first year of employment, to be paid based on the achievement of performance-based milestones. His employment with us is on an at-will basis. In connection with this offer letter, in April 1999, Dr. Alessandrini purchased, at a price of $.05 per share, 5,215,589 shares of our common stock, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of these shares on March 22, 2000, with the repurchase right lapsing ratably monthly after that date. Any shares as to which the repurchase right has not lapsed are subject to repurchase by us in the event of the termination of his employment.

     The offer letter also provided that we would loan Dr. Alessandrini up to $300,000 in connection with the purchase of a home. For further discussion of this loan, please see "Certain Transactions -- Loans to Executive Officers." The offer letter also provides that if we terminate his employment with us without cause then he will receive six months of salary and bonus and our right to repurchase his shares under this offer letter will lapse as to a number of shares equal to the greater of:

     - one-fourth of these shares, if he is terminated before March 22, 2000; or

     - an additional one-eighth of these shares if he is terminated on or after March 22, 2000.

     In addition, the offer letter provides that if he cannot serve as our Chief Executive Officer for any period of time due to a legal restraint or litigation in connection with a Confidentiality and Non-Competition Agreement that he entered into with his previous employer, Pirelli Cables and Systems North America, LLC, then we shall pay him up to $100,000 in salary in monthly installments for up to six months during the period that he is not serving as our Chief Executive Officer.

     In October 1999, Dr. Alessandrini purchased 521,559 shares of our common stock, at a price of $.39 per share, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of his shares on March 22, 2000 with the repurchase right lapsing ratably monthly after that date. Each of the restricted stock purchase agreements relating to these purchases provides that, upon a change of control, the lapsing of our right of repurchase will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock purchase agreements.

     Simon Cao. On January 2, 1998, Simon Cao accepted our offer of employment. Initially, Dr. Cao was entitled to receive an annual salary of $125,000. On September 8, 1998, Dr. Cao agreed to amend his initial offer letter to increase his annual salary to $140,000. In August 1999, our board of directors increased his annual salary to $180,024. His employment with us is on an at-will basis. In connection with this offer letter, in January 1998, Dr. Cao purchased, at a price of $.0007 per share, 2,700,000 shares of our common stock, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapsed as to one-fourth of these shares on January 13, 1999 with the repurchase right lapsing ratably monthly after that date.

     In August 1999, Dr. Cao purchased, at a price of $.10 per share, 900,000 shares of our common stock and in October 1999 purchased, at a price of $.39 per share, 1,020,726 shares of our common stock, in each case under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapses as to one-fourth of the shares purchased in August 1999, on June 17, 2000 and as to one-fourth the shares purchased in October 1999, on October 8, 2000. The repurchase right lapses ratably monthly after these dates. Each of the restricted stock purchase agreements relating to these purchases provide that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock purchase agreements.

     Paul Jiang. In January 1998, Paul Jiang accepted our offer of employment. His offer letter provided that he was entitled to receive an annual salary of $115,000. On September 8, 1998, Mr. Jiang agreed to amend his initial offer letter to increase his annual salary to $126,500. In August 1999, our board of directors increased his annual salary to $140,000. His employment with us is on an at-will basis. In connection with this offer letter, in January 1998, Mr. Jiang was granted an option to purchase 1,800,000 shares of our common stock, at an exercise price of $.0007 per share, which he exercised in February 1998 under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapsed as to one-fourth of these shares on February 3, 1999 with the purchase right lapsing ratably monthly after that date.

     In July 1999, Mr. Jiang purchased 450,000 shares of our common stock, at a price of $.03 per share, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four year period and lapsed as to one-fourth of the shares purchased on February 8, 1999 with the purchase right lapsing ratably monthly after that date. In November 1999, Mr. Jiang purchased 150,000 shares of our common stock, at a price of $2.67 per share, under a restricted stock agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of his shares on November 22, 2000 with the repurchase right lapsing monthly after that date. Each of the restricted stock purchase agreements relating to these purchases provide that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock purchase agreements.

     Peter Maguire. In June 1999, Peter Maguire accepted our offer of employment. His offer letter provided that he is entitled to receive an annual salary of $165,000 and a bonus of $100,000 during his first year of employment. If he terminates his employment or if we terminate his employment for cause, he must repay this bonus. However, the amount of the bonus that must be repaid is reduced by $8,333 per full month that he remains employed by us. His offer letter provided that he receives a sales commission, to be negotiated annually, equal to .5% of our sales made by June 30, 2000. This commission will be paid upon the collection of the sales and on a quarterly basis. His employment with us is on an at-will basis.

     In connection with this offer letter, in July 1999, Mr. Maguire purchased at a price of $.10 per share, 825,000 shares of our common stock, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapses as to one-fourth of the shares on June 28, 2000 with the repurchase right lapsing ratably monthly after this date. The restricted stock purchase agreement relating to this purchase provides that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under this restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under his restricted stock purchase agreement.

     William Lanfri. In June 1998, William Lanfri entered into an employment agreement with us to serve as our acting Chief Executive Officer. As consideration for his services, Mr. Lanfri was granted an option to purchase 112,500 shares of our common stock, at a price of $.03 per share. These shares vested ratably over a three-month period beginning on January 1, 1999. In March 1999, this option was fully vested and he purchased 112,500 shares of our common stock.

     In June 1998, Mr. Lanfri was granted an additional option to purchase 341,101 shares of our common stock. Of the shares subject to this option, 227,401 shares vested ratably over a six-month period beginning in August 1998. The remaining 113,700 shares subject to this option were designated by our board of directors as "bonus shares." The bonus shares either were to vest in one lump sum on July 1, 2004 or were to vest earlier at the sole discretion of our board of directors. Our board of directors intended to vest these bonus shares if Mr. Lanfri met certain performance milestones. In August 1998, Mr. Lanfri exercised this option to purchase 341,101 shares of our common stock, but unvested shares remained subject to our right of repurchase upon termination of his employment. Upon Mr. Lanfri's resignation as our acting Chief Executive Officer in March 1999, our board of directors accelerated the lapsing of our repurchase right as to 75,801 shares of Mr. Lanfri's bonus shares and we repurchased from him the remaining 37,899 shares of common stock that remained subject to repurchase.

                              CERTAIN TRANSACTIONS

     Since our inception in October 1997, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described where required in "Management," and the transactions described below.

SALES OF OUR COMMON STOCK AND PREFERRED STOCK

     Common Stock. The following table summarizes the private placement transactions in which we sold common stock to our directors, executive officers, 5% stockholders and persons and entities affiliated with them. The price per share for each of the following common stock purchases was equal to the fair market value of our common stock on the date of each purchase. In determining the fair market value of our common stock, our board of directors, in each case, took into consideration a number of factors, including our operating results and financial condition at the time of each purchase, key developments affecting our business and, where relevant, the most recent price of our preferred stock in connection with financing transactions with independent investors.

                                                                             SHARES OF
                                                   DATES OF     PRICE PER     COMMON
                    PURCHASER                      PURCHASE       SHARE        STOCK
                    ---------                      ---------    ---------    ---------
Walter Alessandrini..............................    4/30/99*    $  .05      5,215,589
                                                     10/8/99*       .39        521,559
Simon Cao........................................    1/13/98        .0007    2,700,000
                                                      8/4/99*       .10        900,000
                                                    10/12/99        .39      1,020,726
Paul Jiang.......................................     2/4/98        .0007    1,800,000
                                                     7/22/99*       .03        450,000
                                                    11/26/99*      2.67        150,000
Peter Maguire....................................     8/4/99*       .10        825,000
William Lanfri...................................    8/31/98        .013       341,102
                                                     3/31/99        .03        112,500
Jessy Chao.......................................     2/5/98        .0007    1,350,000
                                                    11/26/99*      2.67        150,000
James Pickering..................................    10/1/99*       .39        263,880
Anthony Florence.................................   11/19/99*      2.33        195,000

------------
 * The purchaser signed a secured full recourse promissory note as consideration for this purchase. For a description of these promissory notes, please see "-- Loans to Executive Officers."

     Series A Preferred Stock. On February 10, 1998, we sold our Series A preferred stock at a price of $.149 per share. Each share of Series A preferred stock is convertible into one share of common stock. Purchasers included the following directors, 5% stockholders and persons and entities affiliated with them:

                                                            SHARES OF SERIES A
                        PURCHASER                            PREFERRED STOCK
                        ---------                           ------------------
Entities affiliated with Crosspoint Venture Partners......      2,250,000
Entities affiliated with Sequoia Capital..................      2,250,000
Entities affiliated with JAFCO America Ventures, Inc. ....      2,250,000

     Crosspoint Venture Partners is a holder of more than 5% of our stock. Seth Neiman, one of our directors, is a partner of Crosspoint Venture Partners. Sequoia Capital is a holder of more than 5% of our stock. Michael Goguen, one of our directors, is a general partner of Sequoia Capital. JAFCO America Ventures, Inc. is a holder of more than 5% of our stock.

     Series B Preferred Stock. On June 29, 1998, we sold Series B preferred stock at a price of $.27 per share. Each share of Series B preferred stock is convertible into one share of common stock. Purchasers included the following directors, 5% stockholders and persons and entities affiliated with them:

                                                            SHARES OF SERIES B
                        PURCHASER                            PREFERRED STOCK
                        ---------                           ------------------
Entities affiliated with Crosspoint Venture Partners......      3,127,500
Entities affiliated with Sequoia Capital..................      3,127,500
Entities affiliated with JAFCO America Ventures, Inc......      3,127,500

     Series C Preferred Stock. On February 19, 1999 and March 25, 1999, we sold our Series C preferred stock, at a price of $.504 per share. Each share of Series C preferred stock is convertible into one share of common stock. Purchasers included the following officers, directors, 5% stockholders and persons and entities affiliated with them:

                                                                    SHARES OF
                                                                    SERIES C
                                                        DATES OF    PREFERRED
                      PURCHASER                         PURCHASE      STOCK
                      ---------                         --------    ---------
Entities affiliated with Crosspoint Venture
  Partners............................................  2/19/99     3,174,603
Entities affiliated with Sequoia Capital..............  2/19/99     3,174,603
Entities affiliated with JAFCO America Ventures,
  Inc. ...............................................  2/19/99     1,194,127
Entities affiliated with the Mayfield Fund............  3/25/99     4,464,285
William Lanfri........................................  2/19/99       588,000

     The Mayfield Fund is a holder of more than 5% of our stock. Todd Brooks, one of our directors, is a general partner of the Mayfield Fund. William Lanfri was our former acting Chief Executive Officer.

     Series D Preferred Stock. On September 14, 1999 and October 15, 1999, we sold our Series D preferred stock, at a price of $3.83 per share. Each share of Series D preferred stock is convertible into one share of common stock. Purchasers included the following officers, directors, 5% stockholders and persons and entities affiliated with them:

                                                                    SHARES OF
                                                                    SERIES D
                                                        DATES OF    PREFERRED
                      PURCHASER                         PURCHASE      STOCK
                      ---------                         --------    ---------
Entities affiliated with Crosspoint Venture
  Partners............................................   9/14/99    1,542,387
Entities affiliated with Sequoia Capital..............   9/14/99    1,542,387
Entities affiliated with JAFCO America Ventures,
  Inc. ...............................................  10/15/99    1,327,683
Entities affiliated with the Mayfield Fund............   9/14/99      805,142

EMPLOYMENT AGREEMENTS WITH FOUNDERS

     We were founded in October 1997 by Simon Cao, Paul Jiang and Jessy Chao.

     Jessy Chao. In February 1998, Jessy Chao accepted our offer of employment. His offer letter provided that he was entitled to receive an annual salary of $90,000. In September 1998, Mr. Chao agreed to amend his initial offer letter to increase his annual salary to $99,000. His employment with us is on an at-will basis. In connection with this offer letter, in February 1998, Mr. Chao was granted an option to purchase 1,350,000 shares of our common stock, at an exercise price of $.0007 per share, which he exercised in February 1998 under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapsed as to one-fourth of these shares on February 3, 1999 with the repurchase right lapsing ratably monthly after that date.

     In November 1999, Mr. Chao purchased 150,000 shares of our common stock, at a price of $2.67 per share, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of his shares on November 22, 1999 with the repurchase right lapsing ratably monthly after that date. Each of the restricted stock purchase agreements relating to these purchases provide that, upon a change of control, the lapsing of our right of repurchase will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control our right of repurchase will lapse as to all of the common stock subject to repurchase under his restricted stock purchase agreements.

     For a description of our employment agreements with Dr. Cao and Mr. Jiang, please see "Employment Agreements and Change-of-Control Arrangements."

LOANS TO EXECUTIVE OFFICERS

     Walter Alessandrini. In April 1999, in connection with Walter Alessandrini's purchase of 5,215,589 shares of our common stock, we loaned Dr. Alessandrini $278,165 under a secured full recourse promissory note with an annual interest rate of 4.99% compounded semi-annually. Principal and interest on the note become due and payable on April 30, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours.

     In April 1999, in connection with his purchase of a home, we loaned Dr. Alessandrini $300,000 under a secured full recourse loan with an annual interest rate of 4.9%. Principal and interest on this note become due and payable on the earlier of six months from that date on which he can sell shares of our common stock for an amount equal to the principal and interest owed on the note, or the termination of his employment with us.

     In October 1999, in connection with Dr. Alessandrini's purchase of 521,559 shares of our common stock, we loaned Dr. Alessandrini $201,669 pursuant to a secured full recourse promissory note which has an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on October 31, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest principal amount outstanding of Mr. Alessandrini's loans during the fiscal year ended June 30, 1999 was $578,165 and the principal amount outstanding on December 31, 1999 was $779,834.

     Simon Cao. In August 1999, in connection with Simon Cao's purchase of 900,000 shares of our common stock, we loaned Dr. Cao $90,000 under a secured full recourse promissory note with an annual interest rate of 5.96% compounded semi-annually. Principal and interest on the note were to become due and payable on August 4, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. In August 1999, in consideration for his continued employment with us, we agreed to forgive 25% of the principal and accrued interest under the note on each one-year anniversary of August 4, 1999 for so long as Dr. Cao remains our employee as of each anniversary.

     In October 1999, in connection with Dr. Cao's purchase of 1,020,726 shares of our common stock, we loaned Dr. Cao $394,681 under a secured full recourse promissory note with an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on October 12, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. Dr. Cao had no principal amounts outstanding on his loans during the fiscal year ended June 30, 1999. The principal amount outstanding on his loans on December 31, 1999 was $484,681.

     Paul Jiang. In July 1999, in connection with Paul Jiang's purchase of 450,000 shares of our common stock, we loaned Mr. Jiang $11,700 under a secured full recourse promissory note with an annual interest rate of 5.69% compounded semi-annually. Principal and interest on the note were to become due and payable on July 22, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. In July 1999, in consideration for his continued employment with us, we agreed to forgive 25% of the principal and accrued interest under the note on each one-year anniversary of July 22, 1999 for so long as Mr. Jiang remains our employee as of each anniversary.

     In November 1999, in connection with Mr. Jiang's purchase of 150,000 shares of our common stock, we loaned Mr. Jiang $400,000 under a secured full recourse promissory note with an annual interest rate of 6.2% compounded semi-annually. Principal and interest on the note become due and payable on November 22, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. Mr. Jiang had no principal amounts outstanding on his loans during the fiscal year ended June 30, 1999. The principal amount outstanding on his loans on December 31, 1999 was $411,700.

     Peter Maguire. In August 1999, in connection with Peter Maguire's purchase of 825,000 shares of our common stock, we loaned him $82,500 under a secured full recourse promissory note with an annual interest rate of 5.96% compounded semi-annually. Principal and interest on the note become due and payable on August 4, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. Mr. Maguire had no principal amounts outstanding on his loan during the fiscal year ended June 30, 1999. The principal amount outstanding on his loan on December 31, 1999 was $82,500.

     Jessy Chao. In November 1999, in connection with Jessy Chao's purchase of 150,000 shares of our common stock, we loaned Mr. Chao $400,000 under a secured full recourse promissory note with an annual interest rate of 6.2% compounded semi-annually. Principal and interest on the note become due and payable on November 22, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. Mr. Chao had no principal amounts outstanding on his loan during the fiscal year ended June 30, 1999. The principal amount outstanding on his loan on December 31, 1999 was $400,000.

     James Pickering. In October 1999, in connection with James Pickering's purchase of 263,880 shares of our common stock, we loaned him $102,034 under a secured full recourse promissory note with an annual interest rate of 5.54% compounded semi-annually. Principal and interest on the note become due and payable on October 1, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. Mr. Pickering had no principal amounts outstanding on his loan during the fiscal year ended June 30, 1999. The principal amount outstanding on his loan on December 31, 1999 was $102,034.

     Anthony Florence. In November 1999, in connection with Anthony Florence's purchase of 195,000 shares of our common stock, we loaned him $455,000 under a secured full recourse promissory note with an annual interest rate of 5.99% compounded semi-annually. Principal and interest on the note become due and payable on November 19, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours.

     In November 1999, in connection with Mr. Florence's employment offer, we loaned Mr. Florence $125,000 under an unsecured full recourse promissory note with an annual interest rate of 5.57%. Principal and interest on the note become due and payable on the earliest of six months from that date on which he can sell shares of our common stock for an amount equal to the principal and interest owed on the note, or May 19, 2001, or the termination of Mr. Florence's employment with us. Mr. Florence had no principal amounts outstanding on his loans during the fiscal year ended June 30, 1999. The principal amount outstanding on his loans on December 31, 1999 was $580,000.

STOCK OPTION GRANTS TO CERTAIN DIRECTORS

     In December 1999, we granted to each of Vint Cerf, Federico Faggin, Gregory Reyes, Jr. and Joel Smith options to purchase 40,000 shares of our common stock at $3.34 per share. These options were granted under our 1998 Stock Plan. Each of these options vests over a four year period with one-fourth of the shares under each option vesting on December 10, 2000 and the remaining shares vesting ratably monthly after that date.

OTHER TRANSACTIONS

     In June 1999, in connection with Peter Maguire beginning his employment with us, we paid him a bonus of $100,000. This bonus must be repaid if he voluntarily terminates his employment with us or we terminate his employment for cause. The amount of the bonus that must be repaid in this event is reduced by $8,333 per full month that he remains employed with us.

INDEMNIFICATION

     We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. Please see
"Management -- Limitations on Directors' Liability and Indemnification."

CONFLICT OF INTEREST POLICY

     We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested outside directors on our board of directors approve all future transactions between us and our officers, directors, principal stockholders and their affiliates. These transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of common stock offered by this prospectus, by:

     - each of the individuals listed in the "Summary Compensation Table;"

     - each of our directors;

     - each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock; and

     - all current directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. As of December 31, 1999, other than Vint Cerf, Federico Faggin, Gregory Reyes, Jr. and Joel Smith, no individual listed in the table below owned any options or warrants to purchase any of our common or preferred stock. Some of the shares held by our executive officers are subject to our right of repurchase. For a description of this repurchase right, please see "Management -- Employment Agreements and Change-of-Control Arrangements" and "Certain Transactions."

     Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property. Percentage of ownership is based on 56,529,320 shares of common stock outstanding on December 31, 1999 and 62,529,320 shares of common stock outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option, gives effect to the conversion of all outstanding shares of preferred stock, reflects the exercise of warrants to purchase 337,500 shares of common stock prior to the closing of this offering and the issuance of 769,230 shares of common stock to two corporate investors. Unless otherwise indicated, the address of each of the individuals named below is 40919 Encyclopedia Circle, Fremont, California 94538.

                                                                     PERCENTAGE OF SHARES
                                                                      BENEFICIALLY OWNED
                                             NUMBER OF SHARES    ----------------------------
                                               BENEFICIALLY        BEFORE            AFTER
   NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED           OFFERING         OFFERING
   ------------------------------------      ----------------    -----------      -----------
5% STOCKHOLDERS
Entities affiliated with Crosspoint Venture
Partners(1)................................     10,094,490          17.9%              16.1%
     2925 Woodside Road
     Woodside, CA 94062
  Entities affiliated with Sequoia
     Capital(2)............................     10,094,490          17.9               16.1
     3000 Sand Hill Road, Bldg. 4, Suite
     280,
     Menlo Park, CA 94025
  Entities affiliated with JAFCO America
     Ventures, Inc.(3).....................      8,689,310          15.4               13.9
     505 Hamilton Avenue, Suite 310
     Palo Alto, CA 94301
  Entities affiliated with the Mayfield
     Fund(4)...............................      5,269,427           9.3                8.4
     2800 Sand Hill Road, Suite 250
     Menlo Park, CA 94025

                                                                     PERCENTAGE OF SHARES
                                                                      BENEFICIALLY OWNED
                                             NUMBER OF SHARES    ----------------------------
                                               BENEFICIALLY        BEFORE            AFTER
   NAME AND ADDRESS OF BENEFICIAL OWNER           OWNED           OFFERING         OFFERING
   ------------------------------------      ----------------    -----------      -----------
DIRECTORS AND EXECUTIVE OFFICERS
  Walter Alessandrini(5)...................      5,711,648          10.1%               9.1%
  Simon Cao................................      3,608,226           6.4                5.8
  Paul Jiang(6)............................      2,160,000           3.8                3.5
  Peter Maguire............................        825,000           1.5                1.3
  William Lanfri(7)........................        890,401           1.6                1.4
  Vint Cerf................................             --             *                  *
  Todd Brooks(4)...........................      5,269,427           9.3                8.4
     c/o the Mayfield Fund
     2800 Sand Hill Road, Suite 250
     Menlo Park, CA 94025
  Federico Faggin..........................             --             *                  *
  Michael Goguen(2)........................     10,094,490          17.9               16.1
     c/o Sequoia Capital
     3000 Sand Hill Road, Bldg. 4, Suite
       280
     Menlo Park, CA 94025
  Seth Neiman(1)...........................     10,094,490          17.9               16.1
     c/o Crosspoint Venture Partners
     2925 Woodside Road
     Woodside, CA 94062
  Gregory Reyes, Jr. ......................             --             *                  *
  Joel Smith...............................             --             *                  *
  All directors and executive officers as a
     group (15 persons)....................     40,537,561          71.7               64.8

------------
 *  Less than 1% of the outstanding shares of common stock.

(1) Represents 8,552,103 shares held by Crosspoint Venture Partners 1997 and 1,542,387 shares held by Crosspoint Venture Partners LS 1999. The general partner of Crosspoint Venture Partners 1997 is Crosspoint Associates 1997. The general partner of Crosspoint Venture Partners LS 1999 is Crosspoint Associates 1999. The general partners of Crosspoint Associates 1997 and Crosspoint Associates 1999 are John Mumford, Rich Shapero, Robert Hoff, Don Milder and Seth Neiman, one of our directors. Each of the general partners of Crosspoint Associates 1997 and Crosspoint Associates 1999 disclaim beneficial ownership of the shares held by Crosspoint Venture Partners 1997 and Crosspoint Venture Partners LS 1999, except to the extent of his pecuniary interest in these shares.

(2) Represents 8,607,692 shares held by Sequoia Capital VII; 618,459 shares held by Sequoia Capital Franchise Fund; 376,293 shares held by Sequoia Technology Partners VII, a California Limited Partnership; 174,600 shares held by SQP 1997; 150,518 shares held by Sequoia International Partners; 98,211 shares held by Sequoia 1997 LLC and 68,718 shares held by Sequoia Capital Franchise Partners. SC VII-A Management LLC is the general partner of Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners. The general partners of SC VII-A Management are Douglas Leone, Michael Moritz, Mark Stevens and Thomas Stephenson. Each of the general partners of SC VII-A Management LLC disclaim beneficial ownership of the shares held by Sequoia Capital VII, Sequoia Technology Partners VII and Sequoia International Partners, except to the extent of their pecuniary interest in these shares. The general partner of Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners is SCFF Management LLC. The general partners of SCFF Management

    LLC are Douglas Leone, Michael Moritz, Mark Stevens, Thomas Stephenson and Michael Goguen, one of our directors. Each of the general partners of SCFF Management LLC disclaim beneficial ownership of the shares held by Sequoia Capital Franchise Fund and Sequoia Capital Franchise Partners, except to the extent of his pecuniary interest in these shares.

(3) Represents 5,888,634 shares held by U.S. Information Technology No. 2 Investment Enterprise Partnership, 612,059 shares held by JAFCO Co., Ltd., 215,234 shares held by JAFCO G6-(A) Investment Enterprise Partnership, 215,234 shares held by JAFCO G6-(B) Investment Enterprise Partnership, 215,234 shares held by JAFCO JS-3 Investment Enterprise Partnership and 215,234 held by JAFCO R-3 Investment Enterprise Partnership. The general partners of U.S. Information Technology No. 2 Investment Enterprise Partnership are JAFCO America Ventures, Inc., a California corporation, and JAFCO Co., Ltd., a Japanese corporation. The general partner of JAFCO G6-(A) Investment Enterprise Partnership, JAFCO G6-(B) Investment Enterprise Partnership, JAFCO JS-3 Investment Enterprise Partnership and JAFCO R-3 Investment Partnership is JAFCO Co., Ltd.

(4) Represents 5,005,956 shares held by Mayfield IX and 263,471 shares held by Mayfield Associates Fund IV. Mayfield IX Management LLC is the general partner of Mayfield IX and Mayfield Associates Fund IV. The managing directors of Mayfield IX Management LLC are Yogen K. Dalal, Kevin A. Fong,
    A. Grant Heidrich, Mike J. Levinthal, Russell C. Hirsch, Wende S. Hutton, George A. Pavlov, F. Gib Myers, Bill D. Unger and Van Van Auken. The non-managing directors of Mayfield IX Management LLC are David J. Ladd, Allen L. Morgan and Todd A. Brooks, one of our directors. Each of the managing directors and non-managing directors of Mayfield IX Management LLC disclaims beneficial ownership of the shares held by Mayfield IX and Mayfield Associates Fund IV, except to the extent of his pecuniary interest in these shares.

(5) Represents 5,258,648 shares held by Mr. Alessandrini individually; 225,000 shares held by the Walter Alessandrini Annuity Trust u/i dtd. November 22, 1999, of which Mr. Alessandrini is trustee and has voting and dispositive power over; 225,000 shares held by the Anna Rita Alessandrini Annuity Trust u/i dtd. November 22, 1999, of which Mr. Alessandrini is trustee and has voting and dispositive power over; and 2,000 shares held by the Laura Graziani-Trust 1999 u/i dtd. December 2, 1999, of which Mr. Alessandrini is a trustee and has voting and dispositive power over.

(6) Represents 1,860,000 shares held by Mr. Jiang individually and 300,000 shares held by the Eric W.Z. Jiang Trust -- 1999 u/i dtd. October 22, 1999 of which he is a trustee and has voting and dispositive power over.

(7) Represents 632,401 shares held by Mr. Lanfri individually; 15,000 shares held by the LMR Charitable Remainder Trust of which his wife is trustee and has voting and dispositive power over; 15,000 shares held by the JAL Charitable Remainder Trust of which Mr. Lanfri is trustee and has voting and dispositive power over; and 228,000 shares held by Mr. Lanfri's wife.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, we will be authorized to issue 300,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $.001 par value per share. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK


     As of December 31, 1999, there were 56,529,320 shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into common stock, which were held of record by approximately 141 stockholders, and assuming the exercise of warrants to purchase 337,500 shares of common stock and the issuance of 769,230 shares of common stock to two corporate investors prior to the closing of this offering.


     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up of Avanex, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. The effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Avanex without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

WARRANTS

     At December 31, 1999, there were warrants outstanding to purchase a total of 337,500 shares of common stock and a warrant outstanding to purchase a total of 29,347 shares of Series D preferred stock. The warrant to purchase 29,347 shares of Series D preferred stock will remain outstanding after the completion of this offering and will become exercisable to purchase an aggregate of 29,347 shares of common stock. It will expire on July 8, 2004, unless earlier exercised.

REGISTRATION RIGHTS

     The holders of 35,788,364 shares of common stock, as converted, and the holder of a warrant to purchase 29,347 shares of common stock, as converted, or their permitted transferees are entitled to certain rights with respect to registration of the shares under the Securities Act at any time after 180 days following the closing of this offering. Under the terms of the agreements between us and the holders of the registrable securities, by written consent of more than 50% of the registrable securities then outstanding, the holders may require on two occasions that we, at our expense, file a registration statement under the Securities Act, with respect to the registrable securities, provided that at least 30% of the registrable securities would be included in the proposed registration or the anticipated public offering price of the proposed registration would be at least $15.0 million. In addition, the holders of at least 30% of the registrable securities then outstanding, at any time

12 months after the closing of this offering and at our expense, may require that we register their shares for public resale on Form S-3 or similar short-form registration, provided that we are eligible to use Form S-3 or similar short-form registration, and provided further that the value of the securities to be registered is at least $1.0 million. Furthermore, in the event we elect to register any of our shares of common stock after this offering for purposes of effecting any public offering, the holders of registrable securities are entitled, at our expense, to include their shares of common stock in the registration, subject to the right of the underwriter to reduce the number of shares proposed to be registered in view of market conditions.

     In addition to the registration rights described above, Microsoft Corporation and MCI WorldCom Venture Fund, at their own expense, are each entitled to one demand registration for the 384,615 shares of common stock that each of them are purchasing contemporaneously with this offering at any time after 180 days following the closing of this offering.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND
BYLAWS

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. Our certificate of incorporation and bylaws also provide that, beginning upon the closing of this offering, our board of directors will be divided into three classes, with each class serving staggered three-year terms, and that certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66.7% of the voting power of all outstanding stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Avanex.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock.

     Upon completion of this offering, we will have outstanding 62,529,320 shares of common stock, assuming the issuance of 6,000,000 shares of common stock offered by us and no exercise of options outstanding and assuming no exercise of the underwriters' over-allotment option and assuming the issuance of 769,230 shares of common stock to two corporate investors. All of the 6,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to the limitations and restrictions that are described below.

     As of December 31, 1999, the remaining 56,529,320 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these shares, 55,391,841 shares will be subject to lock-up agreements, described below, on the date of this prospectus. On the date of this prospectus, shares not subject to the lock-up agreements described below may be eligible for sale pursuant to Rules 144, 144(k) or 701. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.

                                            APPROXIMATE
                                          SHARES ELIGIBLE
             RELEVANT DATES               FOR FUTURE SALE                      COMMENT
             --------------               ---------------                      -------
On the date of this prospectus..........     6,000,000      Freely tradable shares sold in this offering
180 days after the date of this                             All shares subject to lock-up released;
prospectus (assuming this prospectus                        shares salable under Rules 144, 144(k) and
will be dated February 14, 2000)........    46,147,818      701

     Some of the shares in the table above, including shares held by executive officers and directors, listed as not being salable until 180 days after the date of this prospectus may become salable as soon as the 90th day after the date of this prospectus as described under "-- Lock-up Agreements" below.

     The 769,230 shares of common stock that we agreed to sell to MCI WorldCom Venture Fund and Microsoft will be "restricted securities" and the one year holding period for these shares will expire one year from the date of sale. We anticipate that the date of sale will occur in February 2000. However, each of MCI WorldCom Venture Fund and Microsoft may, beginning 180 days after the completion of this offering, exercise their registration rights which will enable them to sell all of their shares in the open market.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 625,293 shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

     The Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

STOCK OPTIONS

     As of December 31, 1999, there were a total of 3,401,427 shares of common stock subject to outstanding options under our 1998 Stock Plan, 169,717 of which were vested, and all of which are subject to lock-up agreements. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our 1998 Stock Plan, as amended, our 1999 Director Stock Option Plan and our 1999 Employee Stock Purchase Plan. On the date 180 days after the effective date of the offering, a total of 591,917 shares of common stock subject to outstanding options will be vested. After the effective dates of these registration statements, shares purchased upon exercise of options granted under the 1998 Stock Plan, as amended, 1999 Director Stock Plan and 1999 Employee Stock Purchase Plan and would be available for resale in the public market.

LOCK-UP AGREEMENTS

     Our officers, directors and substantially all of our stockholders, who hold an aggregate of approximately 55,391,841 shares of our common stock, have agreed, subject to limited exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated.

     If the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price per share for 20 of the 30 trading days ending on the last trading day preceding the 90th day after the date of this prospectus, 25% of the shares of our common stock, or 13,847,960 shares, subject to the 180-day restriction described above will be released from these restrictions. The release of these shares will occur on the later to occur of:

     - the 90th day after the date of this prospectus if we make our first post-offering public release of our quarterly or annual earnings results during the period beginning on the eleventh trading day after the date of this prospectus and ending on the day prior to the 90th day after the date of this prospectus, or

     - on the second trading day following the first public release of our quarterly or annual results occurring on or after the 90th day after the date of this prospectus, if we do not make our first post-offering public release as described in the preceding clause.

     Morgan Stanley & Co. Incorporated may in its sole discretion choose to release any or all of these shares from these restrictions prior to the expiration of either the 90- or 180-day period.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., FleetBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally the number of shares indicated below:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Morgan Stanley & Co. Incorporated...........................
Lehman Brothers Inc. .......................................
FleetBoston Robertson Stephens Inc. ........................
U.S. Bancorp Piper Jaffray Inc. ............................
                                                              ---------
          Total.............................................  6,000,000
                                                              =========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus, if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that
represents a concession not in excess of $          a share under the initial
public offering price. Any underwriter may allow, and such dealers may reallow,
a concession not in excess of $          a share to other underwriters or to
certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 900,000 additional shares of common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent this option is exercised, each underwriter will become obligated, subject to limited conditions, to purchase approximately the same percentage of additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in
full, the total price to the public would be $          , the total
underwriters' discounts and commissions would be $          and total proceeds
to us would be $          .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     We have filed an application for our common stock to be quoted on the Nasdaq National Market under the symbol "AVNX."

     Avanex and our directors, executive officers and substantially all of our stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, whether these shares or any such securities are then owned by the person or are thereafter acquired, directly from us; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. This lock-up restriction is subject, in specified circumstances, to earlier release. For a description of the circumstances leading to this earlier release, please see "Shares Eligible for Future Sale -- Lock-up Agreements."

The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters;

     - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed shares of common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to approximately 300,000 shares of common stock offered by this prospectus to our directors, officers, employees, customers and other business associates. There can be no assurance that any of the reserved shares will be purchased. The number of shares of common stock available for sale to the general public will be reduced to the extent these parties purchase the reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     On January 14, 2000, we agreed to sell 384,615 shares of common stock to each of two corporate investors for $13.00 per share in a private placement.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

     - our record of operations, our current financial position and future prospects;

     - the experience of our management;

     - sales, earnings and certain of our other financial and operating information in recent periods; and

     - the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Fenwick & West LLP, Palo Alto, California. As of the date of this prospectus, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, in addition to certain current individual members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially own an aggregate of 418,419 shares of Avanex common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at June 30, 1998 and 1999, and December 31, 1999, for the period from October 24, 1997 (inception) to June 30, 1998, for the year ended June 30, 1999, and for the six months ended December 31, 1999, as set forth in their reports. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on their reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance with the requirements of the Securities Exchange Act will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                               AVANEX CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Financial Statements:

Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statement of Other Stockholders' Equity
  (Deficit).................................................  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Avanex Corporation

     We have audited the accompanying consolidated balance sheets of Avanex Corporation as of June 30, 1998 and 1999, and December 31, 1999, and the related consolidated statements of operations, other stockholders' equity (deficit), and cash flows for the period from October 24, 1997 (inception) to June 30, 1998, the year ended June 30, 1999, and the six months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avanex Corporation at June 30, 1998 and 1999, and December 31, 1999, and the consolidated results of its operations and its cash flows for the period from October 24, 1997 (inception) to June 30, 1998, the year ended June 30, 1999, and the six months ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

January 14, 2000
San Jose, California

                               AVANEX CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                                                                    PRO FORMA
                                                                                                  STOCKHOLDERS'
                                                                   JUNE 30,                         EQUITY AT
                                                              ------------------   DECEMBER 31,   DECEMBER 31,
                                                               1998       1999         1999           1999
                                                              -------   --------   ------------   -------------
                                                                                                   (UNAUDITED)
Current assets:
Cash and cash equivalents...................................  $ 2,874   $  1,756     $  2,219
  Short-term investments....................................       --      1,968       12,160
  Accounts receivable (net of allowance for doubtful
    accounts of $30 at June 30, 1999 and $328 December 31,
    1999)...................................................       --        272        2,753
  Inventories...............................................       --        626        2,693
  Employee receivables and other current assets.............       37        468        1,410
                                                              -------   --------     --------
        Total current assets................................    2,911      5,090       21,235
Property and equipment, net.................................      408      1,671        5,632
Other assets................................................       20         55        1,285
                                                              -------   --------     --------
        Total assets........................................  $ 3,339   $  6,816     $ 28,152
                                                              =======   ========     ========
                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Short-term borrowings.....................................  $    --   $    735     $  1,963
  Accounts payable..........................................       97        990        2,166
  Accrued compensation and related expenses.................       66        242          306
  Warranty provision........................................       --         51          604
  Other accrued expenses....................................       44        207        1,309
  Deferred revenue..........................................       --         --          137
  Current portion of capital lease obligations..............       67        205          437
                                                              -------   --------     --------
        Total current liabilities...........................      274      2,430        6,922
Capital lease obligations...................................       56        563        1,320
Long-term debt..............................................      285         --           --
Commitments
Redeemable convertible preferred stock, $0.001 par value,
  38,100,000 shares authorized (none pro forma), issuable in series (stated at liquidation preference):
  Series A, 6,900,000 shares designated, 6,795,120 shares
    issued and outstanding at June 30, 1998 and 1999 and
    December 31, 1999 (none pro forma)......................    1,010      1,010        1,010       $     --
  Series B, 9,525,000 shares designated, 9,445,116 shares
    issued and outstanding at June 30, 1998 and 1999 and
    December 31, 1999 (none pro forma)......................    2,519      2,519        2,519             --
  Series C, 16,275,000 shares designated, no shares issued
    and outstanding at June 30, 1998; 13,548,253 shares
    issued and outstanding at June 30 and December 31, 1999
    (none pro forma)........................................       --      6,828        6,828             --
  Series D, 5,400,000 shares designated, no shares issued
    and outstanding at June 30, 1998 and 1999; 5,230,645
    shares issued and outstanding at December 31, 1999 (none
    pro forma)..............................................       --         --       20,051             --
                                                              -------   --------     --------       --------
        Total redeemable convertible preferred stock........    3,529     10,357       30,408             --
Other stockholders' equity (deficit):
  Preferred stock, $0.001 par value, none authorized, issued and outstanding (10,000,000 shares authorized pro forma)
  Common stock, $0.001 par value, 75,000,000 shares
    authorized (300,000,000 shares pro forma); 7,050,000
    shares issued and outstanding at June 30, 1998;
    18,141,290 shares issued and outstanding at June 30,
    1999 and 20,403,456 shares issued and outstanding at
    December 31, 1999 (55,422,590 shares pro forma).........        7         18           20             55
  Additional paid-in capital................................    2,105     14,483       93,007        123,380
Notes receivable from stockholders..........................       (6)      (326)      (2,633)        (2,633)
  Deferred compensation.....................................   (1,774)   (10,351)     (50,689)       (50,689)
  Accumulated deficit.......................................   (1,137)   (10,358)     (50,203)       (50,203)
                                                              -------   --------     --------       --------
        Total other stockholders' equity (deficit)..........     (805)    (6,534)     (10,498)      $ 19,910
                                                              -------   --------     --------       ========
        Total liabilities and stockholders' equity
          (deficit).........................................  $ 3,339   $  6,816     $ 28,152
                                                              =======   ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AVANEX CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                               PERIOD FROM
                                             OCTOBER 24, 1997                      SIX MONTHS ENDED
                                              (INCEPTION) TO    YEAR ENDED    ---------------------------
                                                 JUNE 30,        JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                   1998            1999           1998           1999
                                             ----------------   -----------   ------------   ------------
                                                                              (UNAUDITED)
Net revenue................................      $    --        $       510     $     --     $    10,916
Cost of revenue............................           --                531           --           8,194
                                                 -------        -----------     --------     -----------
Gross profit (loss)........................           --                (21)          --           2,722
Operating expenses:
  Research and development.................          515              4,086        1,427           2,988
  Sales and marketing......................          125                956          265           1,676
  General and administrative...............          131                723          244           2,129
  Stock compensation.......................          362              3,464          673          15,697
                                                 -------        -----------     --------     -----------
          Total operating expenses.........        1,133              9,229        2,609          22,490
                                                 -------        -----------     --------     -----------
Loss from operations.......................       (1,133)            (9,250)      (2,609)        (19,768)
Interest income............................           --                148           30             239
Interest expense...........................           (4)              (119)         (28)           (265)
                                                 -------        -----------     --------     -----------
Net loss...................................       (1,137)            (9,221)      (2,607)        (19,794)
Preferred stock accretion..................           --                 --           --         (20,051)
                                                 -------        -----------     --------     -----------
Net loss attributable to common
  stockholders.............................      $(1,137)       $    (9,221)    $ (2,607)    $   (39,845)
                                                 =======        ===========     ========     ===========
Basic and diluted net loss per common
  share....................................      $ (7.20)       $     (4.97)    $  (4.14)    $     (6.41)
                                                 =======        ===========     ========     ===========
Weighted-average shares used in computing
  basic and diluted net loss per common
  share....................................      157,831          1,856,688      629,553       6,215,219
                                                 =======        ===========     ========     ===========
Pro forma basic and diluted net loss per
  common share (unaudited).................                     $     (0.39)                 $     (1.02)
                                                                ===========                  ===========
Weighted-average shares used in computing
  pro forma basic and diluted net loss per
  common share (unaudited).................                      23,627,581                   39,109,946
                                                                ===========                  ===========

  The accompanying notes are an integral part of these consolidated financial statements

                               AVANEX CORPORATION

         CONSOLIDATED STATEMENT OF OTHER STOCKHOLDERS' EQUITY (DEFICIT) FOR THE PERIOD FROM OCTOBER 24, 1997 (INCEPTION) TO DECEMBER 31, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             NOTES                                        TOTAL
                                             ADDITIONAL    RECEIVABLE                                 STOCKHOLDERS'
                                    COMMON    PAID-IN         FROM         DEFERRED     ACCUMULATED      EQUITY
                                    STOCK     CAPITAL     SHAREHOLDERS   COMPENSATION     DEFICIT       (DEFICIT)
                                    ------   ----------   ------------   ------------   -----------   -------------
Issuance of 2,700,000 shares of
  common stock to founder.........   $ 3      $    (1)      $    --        $     --      $     --       $      2
Issuance of 4,050,000 shares of
common stock upon exercise of
share purchase rights.............     4            5            (6)             --            --              3
Issuance of 300,000 shares of
  common stock....................    --            1            --              --            --              1
Issuance costs associated with
  issuance of preferred shares....    --          (36)           --              --            --            (36)
Deferred compensation.............    --        2,136            --          (2,136)           --             --
Amortization of deferred
  compensation....................    --           --            --             362            --            362
Net loss..........................    --           --            --              --        (1,137)        (1,137)
                                     ---      -------       -------        --------      --------       --------
    Balance at June 30, 1998......     7        2,105            (6)         (1,774)       (1,137)          (805)
Issuance of 11,129,190 shares of
  common stock upon exercise of
  stock options and share purchase
  rights..........................    11          350          (342)             --            --             19
Issuance costs associated with
  issuance of preferred shares....    --          (13)           --              --            --            (13)
Repurchase of 37,899 shares of
  common stock....................    --           --            --              --            --             --
Forgiveness of stockholders' notes
  receivable......................    --           --            22              --            --             22
Issuance of common stock options
  to consultants..................    --          539            --              --            --            539
Deferred compensation.............    --       11,502            --         (11,502)           --             --
Amortization of deferred
  compensation....................    --           --            --           2,925            --          2,925
Net loss..........................    --           --            --              --        (9,221)        (9,221)
                                     ---      -------       -------        --------      --------       --------
    Balance at June 30, 1999......    18       14,483          (326)        (10,351)      (10,358)        (6,534)
Issuance costs associated with
  issuance of preferred shares....    --          (24)           --              --            --            (24)
Issuance of 4,877,790 shares of
  common stock upon exercise of
  stock options and share purchase
  rights..........................     5        2,376        (2,340)             --            --             41
Repurchase of 2,615,625 shares of
  common stock....................    (3)         (32)           33              --            --             (2)
Issuance of warrants..............    --          118            --              --            --            118
Issuance of common stock options
  to consultants..................    --        3,707            --              --            --          3,707
Preferred stock accretion.........    --       20,051            --              --       (20,051)            --
Deferred compensation.............    --       52,328            --         (52,328)           --             --
Amortization of deferred
  compensation....................    --           --            --          11,990            --         11,990
Net loss..........................    --           --            --              --       (19,794)       (19,794)
                                     ---      -------       -------        --------      --------       --------
    Balance at December 31,
      1999........................   $20      $93,007       $(2,633)       $(50,689)     $(50,203)      $(10,498)
                                     ===      =======       =======        ========      ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AVANEX CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                       PERIOD FROM
                                                     OCTOBER 24, 1997                     SIX MONTHS ENDED
                                                      (INCEPTION) TO    YEAR ENDED   ---------------------------
                                                         JUNE 30,        JUNE 30,    DECEMBER 31,   DECEMBER 31,
                                                           1998            1999          1998           1999
                                                     ----------------   ----------   ------------   ------------
                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net loss...........................................      $(1,137)        $(9,221)      $(2,607)       $(19,794)
Adjustments to reconcile net loss to net cash used
  in operating activities:
  Depreciation.....................................           21             102           120             269
  Amortization.....................................           12             278            30             480
  Stock compensation expense.......................          364           3,464           673          15,756
  Forgiveness of stockholders' notes receivable....           --              22            --              --
  Changes in operating assets and liabilities:
    Accounts receivable............................           --            (272)           --          (2,481)
    Inventories....................................           --            (626)         (274)         (2,067)
    Employee receivables and other current
      assets.......................................          (37)           (431)          (28)           (942)
    Other assets...................................          (20)            (35)          (20)         (1,171)
    Accounts payable...............................           97             893           481           1,176
    Accrued compensation and related expenses......           66             176            (9)             64
    Warranty provision.............................           --              51            --             553
    Other accrued expenses and deferred revenue....           44             163           112           1,239
                                                         -------         -------       -------        --------
    Net cash used in operating activities..........         (590)         (5,436)       (1,522)         (6,918)
INVESTING ACTIVITIES
Purchases of available-for-sale securities.........           --          (3,968)           --              --
Maturities of available-for-sale securities........           --           2,000            --              --
Purchases of held-to-maturity securities...........           --              --            --         (17,238)
Maturities of held-to-maturity securities..........           --              --            --           7,046
Purchases of property and equipment................         (301)           (863)         (230)         (3,494)
                                                         -------         -------       -------        --------
      Net cash used for investing activities.......         (301)         (2,831)         (230)        (13,686)
FINANCING ACTIVITIES
Payments on debt and capital lease obligations.....          (17)           (135)          (16)         (1,149)
Proceeds from issuance of convertible notes
  payable..........................................           50              --            --              --
Proceeds from short-term and long-term debt........          285             450           450           2,150
Proceeds from issuance of common stock.............            4              19            --              41
Repurchases of common stock........................           --              --            --              (2)
Net proceeds from issuance of preferred stock......        3,443           6,815            --          20,027
                                                         -------         -------       -------        --------
      Net cash provided by financing activities....        3,765           7,149           434          21,067
                                                         -------         -------       -------        --------
Net increase (decrease) in cash and cash
  equivalents......................................        2,874          (1,118)       (1,318)            463
Cash and cash equivalents at beginning of period...           --           2,874         2,874           1,756
                                                         -------         -------       -------        --------
Cash and cash equivalents at end of period.........      $ 2,874         $ 1,756       $ 1,556        $  2,219
                                                         =======         =======       =======        ========
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS
Equipment acquired under capital leases............      $   140         $   780       $   286        $  1,216
                                                         =======         =======       =======        ========
Conversion of notes payable to convertible
  preferred stock..................................      $    50         $    --       $    --        $     --
                                                         =======         =======       =======        ========
Common stock issued for notes receivable...........      $     6         $   342       $    68        $  2,340
                                                         =======         =======       =======        ========
Preferred stock accretion..........................      $    --         $    --       $    --        $ 20,051
                                                         =======         =======       =======        ========
Warrants issued in connection with securing a line
  of credit........................................      $    --         $    --       $    --        $    118
                                                         =======         =======       =======        ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid......................................      $     2         $   117       $    11        $    206
                                                         =======         =======       =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               AVANEX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     Avanex Corporation (the "Company") was incorporated on October 24, 1997. The Company manufactures and markets fiber optic-based products, known as photonic processors, which are designed to increase the performance of optical networks.

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Intercompany accounts and transactions have been eliminated in consolidation.

UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

     The accompanying consolidated financial statements and related notes for the six months ended December 31, 1998 are unaudited, but include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its consolidated financial position, operating results, and cash flows for the interim date and the period presented. Results for the six months ended December 31, 1999 are not necessarily indicative of results for the entire fiscal year or future periods.

USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company considers all highly liquid investments with original maturities of greater than three months but less than one year when purchased to be short-term investments. Cash equivalents at June 30, 1998 and 1999 and at December 31, 1999 consisted primarily of money market funds.

SHORT-TERM INVESTMENTS

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

     Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, based upon quoted market prices of the securities, with the unrealized gains and losses reported in a separate component of stockholders' equity.

     The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization and interest on the securities are included in interest income. The cost of securities sold is based on the specific identification method.

     Short-term investments at June 30, 1999 and December 31, 1999 consisted primarily of commercial paper, are classified as available-for-sale and held-to-maturity, respectively, and are carried at amortized cost.

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

Gross unrealized gains and losses and realized gains and losses on securities have not been significant to date. There have been no sales of short-term investments to date.

CONCENTRATION OF CREDIT RISK

     Financial instruments, which subject the Company to potential credit risk, consist of demand deposit accounts, money market accounts, short-term investments and trade receivables. The Company maintains its demand deposit accounts, money market accounts and short-term investments primarily with one financial institution. The Company invests its excess cash principally in debt securities. To date, the Company has not incurred losses related to these investments. The Company sells primarily to large communications vendors. The Company extends reasonably short collection terms but does not require collateral. The Company provides reserves for potential credit losses. The Company has not experienced significant losses to date. Management believes the financial risks associated with these financial instruments are minimal.


     For the year ended June 30, 1999, three customers each individually accounted for over 10% of net revenue, for an aggregate of approximately 94% of net revenue. One customer, representing 29% of revenue for the year ended June 30, 1999, is located in Japan. Outstanding receivables from these customers approximated 98% of total gross accounts receivable at June 30, 1999. For the six months ended December 31, 1999, one customer individually accounted for approximately 88% of net revenue. The outstanding receivable from this customer approximated 71% of total gross accounts receivable at December 31, 1999. International revenue was not significant for the six months ended December 31, 1999.


REVENUE RECOGNITION

     The Company generally recognizes product revenue when the product has been shipped and there are no significant uncertainties with respect to customer acceptance. For evaluation units where the customer has the right of return through the end of the evaluation period, the Company recognizes revenue on these shipments at the end of the evaluation period if not returned. The Company accrues for warranty costs at the time revenue is recognized.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the useful lives of the assets, generally two to five years.

EQUIPMENT UNDER CAPITAL LEASES

     The Company leases certain of its equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital leases are amortized over the shorter of the lease term or useful life of the assets.

RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

STOCK-BASED COMPENSATION

     Effective in the period ended June 30, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). In accordance with the provisions of FAS 123, the Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and related interpretations in

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

accounting for its stock option grants and share purchase rights to employees. Accordingly, deferred compensation is recognized for the difference between the option price or share purchase right at the date of grant and the deemed fair value of the Company's common shares at that date when the option or share purchase right exercise price is less than the fair value of the common shares. Such deferred compensation is amortized over the vesting period, generally a maximum of four years. Option grants to all others are accounted for under the fair value method prescribed by FAS 123.

INVENTORIES

     Inventories consist of raw materials, work-in-process and finished goods and are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis (which approximates actual costs on a first-in, first-out basis).

INCOME TAXES

     The Company uses the liability method to account for income taxes as required by Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

COMPREHENSIVE INCOME

     The Company reports comprehensive income (loss) in accordance with the FASB's Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." The comprehensive net loss for the period ended June 30, 1998, the year ended June 30, 1999 and the six months ended December 31, 1999 does not differ from the reported net loss.

CONCENTRATIONS OF SUPPLY

     The Company currently purchases several key parts and components used in manufacture of its products from limited sources of supply.

CONCENTRATIONS OF SALES

     The Company's PowerFilter product has accounted for substantially all of the Company's net revenue for the year ended June 30, 1999 and the six months ended December 31, 1999.

ADVERTISING COSTS

     The Company expenses advertising costs as incurred. Advertising expenses for the period ended June 30, 1998, the year ended June 30, 1999 and the six months ended December 31, 1999 were none, $76,000 and $347,000, respectively, and are included in sales and marketing expenses.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of long-term debt obligations is estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk, and remaining maturities. The carrying values of these obligations approximate their fair values.

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY (DEFICIT)

     If the offering contemplated by this prospectus is consummated, all of the preferred stock outstanding will automatically be converted into common stock. Unaudited pro forma stockholders' equity (deficit) at December 31, 1999, as adjusted for the assumed conversion of preferred stock based on the shares of preferred stock outstanding at December 31, 1999, is set forth on the consolidated balance sheet.

SEGMENT INFORMATION

     The Company has adopted the FASB's Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company operates in one segment, to manufacture and market photonic processors.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which will be effective for the Company's fiscal year ending June 30, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has not evaluated the impact of FAS 133; however, it believes the adoption of FAS 133 will not have a material effect on the consolidated financial position, results of operations, or cash flows as the Company has not entered into any derivative contracts.

 2. NET LOSS PER SHARE

     Basic and diluted net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less the weighted-average number of shares of common stock that are subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the consolidated statements of operations, have been computed as described above and also give effect, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance. To date, the Company has not had any issuances of shares or option grants for nominal consideration as that term is used in the Securities and Exchange Commission's Staff Accounting Bulletin No. 98.

     On January 14, 2000, the Company's stockholders approved a three-for-two stock split in the form of a stock dividend. Accordingly, all share and per-share data for all prior periods presented have been restated to reflect this event.

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

     The following table presents the calculation of basic and diluted net loss per common share and pro forma basic and diluted net loss per common share (in thousands, except share and per share amounts):

                                        PERIOD FROM                            SIX MONTHS ENDED
                                      OCTOBER 24, 1997    YEAR ENDED     ----------------------------
                                       (INCEPTION) TO      JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                       JUNE 30, 1998         1999            1998            1999
                                      ----------------    -----------    ------------    ------------
Net loss attributable to common
stockholders........................    $    (1,137)      $    (9,221)   $    (2,607)    $   (39,845)
Basic and diluted:
  Weighted-average shares of common
     stock outstanding..............      4,327,109        12,850,622     11,829,848      19,092,293
  Less: weighted-average shares
     subject to repurchase..........     (4,169,278)      (10,993,934)   (11,200,295)    (12,877,074)
                                        -----------       -----------    -----------     -----------
Weighted-average shares used in
  computing basic and diluted net
  loss per common share.............        157,831         1,856,688        629,553       6,215,219
                                        ===========       ===========    ===========     ===========
Basic and diluted net loss per
  common share......................    $     (7.20)      $     (4.97)   $     (4.14)    $     (6.41)
                                        ===========       ===========    ===========     ===========
Pro forma unaudited:
  Shares used above.................                        1,856,688                      6,215,219
  Pro forma adjustment to reflect
     weighted effect of the assumed
     conversion of preferred
     stock..........................                       21,770,893                     32,894,727
                                                          -----------                    -----------
  Weighted-average shares used in
     computing pro forma basic and
     diluted net loss per common
     share..........................                       23,627,581                     39,109,946
                                                          ===========                    ===========
  Pro forma basic and diluted net
     loss per common share..........                      $     (0.39)                   $     (1.02)
                                                          ===========                    ===========
  Potentially dilutive securities
     excluded from computations
     because they are
     anti-dilutive..................      5,643,602         2,676,300      1,074,750       3,578,925
                                        ===========       ===========    ===========     ===========

 3. CONSOLIDATED BALANCE SHEET DETAILS

     Inventories

     Inventories consist of the following (in thousands):

                                                                JUNE 30,
                                                              ------------    DECEMBER 31,
                                                              1998    1999        1999
                                                              ----    ----    ------------
Raw materials...............................................   $--    $364       $1,329
Work-in-process.............................................   --      219        1,364
Finished goods..............................................   --       43           --
                                                               --     ----       ------
                                                               $--    $626       $2,693
                                                               ==     ====       ======

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

     Property and Equipment

     Property and equipment consist of the following (in thousands):

                                                                 JUNE 30,
                                                              --------------    DECEMBER 31,
                                                              1998     1999         1999
                                                              ----    ------    ------------
Software and computer equipment.............................  $ 34    $  211      $   540
Equipment and machinery.....................................   344     1,713        5,427
Furniture and fixtures......................................    63       160          827
                                                              ----    ------      -------
                                                               441     2,084        6,794
Accumulated depreciation....................................   (33)     (413)      (1,162)
                                                              ----    ------      -------
                                                              $408    $1,671      $ 5,632
                                                              ====    ======      =======

 4. RELATED PARTY TRANSACTIONS

     On May 20, 1999, the Company loaned $300,000 to an employee for the purchase of a home. The promissory note, which bears interest at 4.9% per annum, and accrued interest are payable in full to the Company on the earliest of (i) six months from the date on which the employee can sell shares of the Company's common stock for an amount equal to the principal and interest on the note, or
(ii) the termination of employment with the Company.

     On November 19, 1999, the Company loaned $125,000 to an employee. The promissory note, which bears interest at 5.57% per annum, and accrued interest are payable in full to the Company on the earliest of (i) May 19, 2001, (ii) six months from the date on which the employee can sell shares of the Company's common stock for an amount equal to the principal and interest on the note, or
(iii) the termination of employment with the Company.

     In connection with the exercise of certain stock options and share purchase rights granted under the Company's stock option plan, the Company has received promissory notes equal to the total exercise price of these stock options and share purchase rights. These full recourse promissory notes, which bear interest at 4.99% - 6.20% per annum, and accrued interest are payable in full to the Company, generally four to five years from the date each of the promissory notes was issued. Promissory notes for the exercise of certain stock options and share purchase rights totaling $6,000, $326,000, and $2,633,000 were outstanding as of June 30, 1998, June 30, 1999, and December 31, 1999. These notes are classified as a reduction of other stockholders' equity (deficit).

 5. COMMITMENTS

     In September 1999, the Company entered into an operating lease for a new corporate headquarters and manufacturing facility. The Company has the right of first refusal on the purchase of the building until April 1, 2000. Upon the expiration of the lease in October 2009, the Company has an option to extend the lease term for an additional five year period.

     The Company leases equipment under capital leases. Such leases include a lease facility entered into during May 1999 which made available to the Company up to $3,000,000 to finance equipment purchases at an interest rate of 14.9% per annum. As of December 31, 1999, the Company had an outstanding obligation of $1,101,000 under this facility. Subsequent to December 31, 1999, the Company drew down an additional $1,545,000 on this lease facility.

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

     As of December 31, 1999, payments due under capital leases and future minimum lease payments under noncancelable operating leases having initial terms in excess of one year are as follows (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
Six months ending June 30, 2000.............................  $  351      $   641
Year ending June 30,
  2001......................................................     667        1,219
  2002......................................................     717        1,091
  2003......................................................     527        1,109
  2004......................................................      --        1,143
  Remaining Years...........................................      --        5,360
                                                              ------      -------
          Total minimum lease payments......................   2,262       10,563
Amount representing interest................................    (505)          --
                                                              ------      -------
Present value of net minimum lease payments.................   1,757      $10,563
                                                                          =======
Less current portion........................................     437
                                                              ------
Long-term portion...........................................  $1,320
                                                              ======

     At June 30, 1998 and 1999 and December 31, 1999, equipment amounting to approximately $140,000, $920,000, and $2,136,000 respectively, was capitalized under capital leases. Related accumulated amortization at June 30, 1998 and 1999 and December 31, 1999 amounted to approximately $12,000, $290,000, and $770,000 respectively. The lease agreements are payable in monthly installments through February 2003, bearing interest at 12.00%-19.47% per annum, and are fully secured by the related equipment.

     The Company's rental expense under operating leases was approximately $97,000 for the period from inception (October 24, 1997) through June 30, 1998, $346,000 for the year ended June 30, 1999, and $466,000 for the six months ended December 31, 1999.

 6. FINANCING ARRANGEMENTS

     In July 1999, the Company secured a revolving line of credit from a financial institution, which allows maximum borrowings up to $3,750,000. The revolving credit agreement terminates October 1, 2000, at which time all outstanding principal and interest are due. The line bears interest at the prime rate plus 0.75%. The Company has pledged all of its assets as collateral for this line. At December 31, 1999, the Company had outstanding borrowings of $1,963,000 against this line. This line of credit requires the Company to comply with specified covenants.

     In connection with this line of credit, the Company issued a warrant agreement to the financial institution, which entitles the holder to purchase 29,347 shares of the Company's common stock with an aggregate purchase price equal to $112,000, or approximately $3.83 per share. The warrants are exercisable at anytime, and will expire upon the earlier of (i) the closing of any acquisition of the Company or (ii) their expiration on July 8, 2004. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: weighted-average risk-free interest rate of 5.5%, contractual life of 5 years, volatility of 0.75 and no dividend yield. The fair value of this warrant was estimated to be $118,000 and is recorded as deferred interest expense. This amount is being amortized to interest expense over the term of the agreement.

     This line of credit replaced a previous line of credit with another financial institution under which the Company had borrowings outstanding as of June 30, 1998 and 1999 of $285,000 and $735,000.

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

 7. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Series A, B, C, and D preferred stock have a liquidation preference of $0.149, $0.267, $0.504, and $3.833 per share, respectively, plus all declared but unpaid dividends. Series A, B, C, and D preferred shareholders are entitled to noncumulative dividends at the rate of $0.011, $0.021, $0.040, and $0.192 per share, per annum, respectively, when and if declared by the Board of Directors and in preference and priority to common stock dividends. No dividends have been declared or paid by the Company.

     The holders of each share of Series A, B, C, and D preferred stock are entitled to one vote for each share of common stock into which such share may be converted. Currently, the preferred shareholders, voting as a separate class, are entitled to elect three directors. The holders of Series A, B, C, and D preferred stock have the right, at the option of the holder, at any time to convert their shares into common stock on a one-for-one basis, subject to adjustments for future dilution. Series A, B, C, and D preferred stock automatically convert into common stock, at the then applicable conversion rate, upon a public offering of the Company's common stock at a per share price of not less than $2.67, with aggregate proceeds in excess of $10,000,000, or upon the consent of the holders of a majority of the then outstanding shares of preferred stock.

     On December 31 of each year beginning December 31, 2004, at the option of a majority of the preferred shareholders, a portion of the preferred stock must be redeemed at the original purchase price. Additionally, in certain circumstances upon the subsequent issuance of preferred stock, the Company may be required to redeem a certain number of the preferred shares outstanding.

     In connection with the issuance of the Series D preferred stock, the Company recorded a non-cash charge of $20,051,000 during the six months ended December 31, 1999 to accrete the value of the preferred stock to its fair value. This non-cash charge was recorded as an increase in accumulated deficit with a corresponding credit to additional paid-in capital and was recognized at the date of issuance which was the period in which the shares became eligible for conversion.

 8. OTHER STOCKHOLDERS' EQUITY

     Shares Issued to Founder

     In January 1998, the Company issued 2,700,000 shares of stock to one of its founders pursuant to a restricted stock purchase agreement which permits the Company to repurchase the shares at the original sales price. These rights expire at a rate of 25% after one year and 1/48 per month thereafter. At December 31, 1999, 1,350,000 shares remained subject to repurchase under these agreements.

     Common Stock to be Issued

     In January 2000, the Company entered into agreements to sell shares of common stock in a private placement with two separate corporate investors. Each corporate investor will acquire 384,165 shares of common stock at $13.00 per share contemporaneously with the initial public offering.

     Stock Option/Rights Plan

     The Company adopted the 1998 Stock Plan (the "Option Plan"), under which officers, employees, directors, and consultants may be granted Incentive Stock Options ("ISOs") and Nonstatutory Stock Options ("NSOs") to purchase shares of the Company's common stock.

     The Option Plan permits ISOs and NSOs to be granted at an exercise price of not less than 100% of the fair value on the date of grant as determined by the Board of Directors. Options that expire (generally ten years from the grant date) or are canceled are returned to the Option Plan. The term of the Option Plan is ten years. Options may be granted with different vesting terms as determined by the Board of Directors. The options generally vest 25% upon completion of one year of service and 1/48 per month thereafter.

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

     Stock option activity under the Option Plan is as follows:

                                                               OUTSTANDING OPTIONS
                                                              ----------------------
                                                                           WEIGHTED-
                                                               NUMBER       AVERAGE
                                                                 OF        EXERCISE
                                                               SHARES        PRICE
                                                              ---------    ---------
Balance at inception (October 24, 1997).....................         --         --
Options granted.............................................    348,602      $0.01
                                                              ---------      -----
Balance at June 30, 1998....................................    348,602      $0.01
  Options granted...........................................  1,297,050      $0.03
  Options exercised.........................................   (618,602)     $0.02
  Options canceled..........................................    (38,250)     $0.05
                                                              ---------      -----
Balance at June 30, 1999....................................    988,800      $0.05
                                                              ---------      -----
  Options granted...........................................  2,678,352      $1.84
  Options exercised.........................................   (116,625)     $0.35
  Options canceled..........................................   (149,100)     $0.57
                                                              ---------      -----
Balance at December 31, 1999................................  3,401,427      $1.40
                                                              =========      =====

                                    OUTSTANDING
                 --------------------------------------------------             EXERCISABLE
                                      WEIGHTED                        -------------------------------
                     NUMBER           AVERAGE           WEIGHTED          NUMBER          WEIGHTED
                  OUTSTANDING        REMAINING          AVERAGE        EXERCISABLE        AVERAGE
   RANGE OF      AS OF 12/31/99   CONTRACTUAL LIFE   EXERCISE PRICE   AS OF 12/31/99   EXERCISE PRICE
EXERCISE PRICES  --------------   ----------------   --------------   --------------   --------------
$0.000 - $0.013       97,500            9.82             $0.001           92,969           $0.001
$0.027 - $0.027      809,400            9.02             $0.027           28,170           $0.027
$0.053 - $0.200      186,600            9.39             $0.090           45,000           $0.100
$0.387 - $0.387      657,975            9.76             $0.387           78,124           $0.387
$0.720 - $4.333    1,649,952            9.91             $2.858          120,000           $3.792
---------------    ---------            ----             ------          -------           ------
$0.000 - $4.333    3,401,427            9.63             $1.404          364,263           $1.347

     Under the Option Plan, the Company may also grant share purchase rights either alone, in addition to, or in tandem with other awards granted under the Option Plan and/or cash awards granted outside the Option Plan. Exercise of these share purchase rights are made pursuant to restricted stock purchase agreements containing provisions established by the Board of Directors. These provisions give the Company the right to repurchase the shares at the original sales price. This right expires at a rate determined by the Board of Directors, generally at a rate of 25% after one year and 1/48 per month thereafter. During the period from October 24, 1997 to June 30, 1998, the year ended June 30, 1999, and the six months ended December 31, 1999, the Company issued 4,050,000 shares, 10,510,589 shares, and 4,761,165 shares under the Option Plan. Shares subject to repurchase were 4,050,000 shares as of June 30, 1998, 11,730,902 shares as of June 30, 1999, and 12,889,566 shares as of December 31, 1999. For the year ended June 30, 1999 and the six months ended December 31, 1999, the Company repurchased 37,899 shares and 2,615,625 shares under the Option Plan.

     At December 31, 1999, 1,245,117 shares were available for future grant under the Option Plan which was increased by an additional 7,500,000 shares in January 2000. In addition, annual increases will be added to the 1998 Stock Plan, beginning on July 1, 2000, equal to the least of (i) 6,000,000 shares,
(ii) 4.9% of the Company's outstanding shares, and (iii) a lesser amount determined by the Company's Board of Directors.

     The weighted-average deemed fair value of stock options and share purchase rights granted during 1998 and 1999 was $0.19 and $1.51, respectively. At December 31, 1999, the weighted-average deemed fair value of stock options and share purchase rights granted from July 1, 1999 through December 31, 1999 was $8.87.

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)


     For the period from October 24, 1997 to June 30, 1998, the year ended June 30, 1999 and the six months ended December 31, 1999, the Company recorded deferred stock compensation of $2,136,000, $11,502,000 and $52,328,000, respectively, representing the difference between the exercise price and the deemed fair value for accounting purposes of the Company's common stock on the date such stock options and share repurchase rights were granted. The deemed fair value was based on the Company's retrospective review of the primary business factors underlying the value of our common stock on the dates such grants were made, viewed in light of the Company's initial public offering and the expected initial public offering price per share. For the period October 24, 1997 to June 30, 1998, the year ended June 30, 1999 and the six months ended December 31, 1999, the Company recorded amortization of deferred stock compensation of $362,000, $2,925,000 and $11,990,000, respectively. At December 31, 1999, the Company had $50,689,000 of remaining unamortized deferred compensation. Such amount is included as a reduction of other stockholders' equity (deficit) and is being amortized over the vesting period.


     For the year ended June 30, 1999 and the six months ended December 31, 1999, the Company recorded stock compensation cost of $539,000 and $3,707,000, respectively related to common stock options granted to consultants. The value of the options was estimated using the Black-Scholes option pricing model with the following assumptions: weighted-average risk free interest rate of 5.50%, contractual life of ten years, volatility of 0.75 and no dividend yield.

     Pro Forma Disclosures of the Effect of Stock-Based Compensation

     Pro forma information regarding results of operations and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options and share repurchase rights under the fair value method of FAS 123. The fair value of these options and share repurchase rights was estimated at the date of grant using the minimum value method with the following weighted-average assumptions:

                                                                 JUNE 30,
                                                            ------------------    DECEMBER 31,
                                                             1998       1999          1999
                                                            -------    -------    ------------
Risk-free interest rate...................................      5.5%       5.5%         5.5%
Dividend yield............................................       --         --           --
Weighted-average expected life............................  5 years    5 years      5 years

     The option valuation models were developed for use in estimating the deemed fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in subjective input assumptions can materially affect the deemed fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the deemed fair value of the options is amortized to expense over the options' vesting period. For the period from October 24, 1997 (inception) to June 30, 1998, the year ended June 30, 1999, and the six months ended December 31, 1999, the pro forma consolidated net loss attributable to common stockholders was $(1,147,000), $(9,313,000) and $(44,374,000), respectively, and the pro forma net loss per common share was $(7.27), $(5.02) and $(7.14), respectively.

     The pro forma impact of options on the consolidated net loss attributable to common stockholders for the period from October 24, 1997 (inception) to June 30, 1998 and the year ended June 30, 1999 is not representative of the effects on consolidated net income (loss) attributable to common stockholders for future years, as future years will include the effects of additional stock option grants.

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

     1999 Director Option Plan

     In January 2000, the Company adopted, subject to completion of the Company's initial public offering, the 1999 Director Option Plan (the "Director Option Plan"). Non-employee directors are entitled to participate in the Director Option Plan. A total of 300,000 shares of the Company's common stock have been reserved for issuance under the Director Option Plan, plus automatic annual increases beginning on July 1, 2000 equal to the least of (i) 150,000 shares, (ii) 0.25% of the outstanding shares on that date, and (iii) a lesser amount determined by the Company's Board of Directors. The Director Option Plan generally provides for an automatic initial grant of an option to purchase 40,000 shares of our common stock to each non-employee director on the date which the later of the following events occur: the effective date of the Director Option Plan; or the date when a person first becomes a non-employee director. After the initial grant, each non-employee director will automatically be granted subsequent options to purchase 10,000 shares of common stock each year on the date of the Company's annual stockholders' meeting. Grants generally shall have a term of 10 years. Each initial option grant will vest as to 25% of the shares subject to the option on each anniversary of its date of grant. Each subsequent option grant will fully vest on the anniversary of its date of grant. The exercise price of all options will be 100% of the fair market value per share of the Company's common stock on the date of grant.

     1999 Employee Stock Purchase Plan

     In January 2000, the Company adopted, subject to completion of the Company's initial public offering, the 1999 Employee Stock Purchase Plan (the "Stock Purchase Plan") for its employees. A total of 525,000 shares of the Company's common stock has been reserved for issuance under the Stock Purchase Plan, plus automatic annual increases beginning on July 1, 2000 equal to the least of (i) 750,000 shares, (ii) 1% of the outstanding shares on that date, and
(iii) a lesser amount determined by the Company's Board of Directors. The Stock Purchase Plan permits participants to purchase the Company's common stock through payroll deductions of up to 10% of the participant's compensation. The maximum number of shares a participant may purchase during each offering period is 3,000 shares. The price of common stock purchased will be 85% of the lower of the fair market value at the beginning of the offering period and the ending of the offering period.

     Warrants

     In December 1998, the Company issued warrants to three individuals in connection with founding the Company. Each warrant agreement entitles the holder to purchase 112,500 shares of the Company's common stock with an aggregate purchase price equal to $1,350,000. The warrants are exercisable at any time, and the warrants will expire upon the earlier of (i) the closing of any acquisition of the Company or initial public offering or (ii) their expiration on December 31, 2003. The Company has reserved 337,500 shares of common stock in the event of the exercise of these warrants.

     Shares Reserved

     Common stock reserved for future issuance is as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Option Plan.................................................    4,646,544
Reserved for warrants.......................................      366,847
Conversion of preferred stock...............................   35,019,134
                                                               ----------
          Total common stock reserved for future issuance...   40,032,525
                                                               ==========

                               AVANEX CORPORATION

     (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 IS UNAUDITED)

     In January 2000, the Company reserved 7,500,000 additional shares for future issuance under the Option Plan, and, in addition, reserved shares for future issuance, subject to completion of its initial public offering, of 300,000 shares related to the 1999 Director Option Plan and 525,000 shares related to the 1999 Employee Stock Purchase Plan.

 9. 401(k) PLAN

     The Company maintains a savings and retirement plan under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate on the first day of the month following their hire date with the Company. Under the plan, employees may contribute up to 15% of their pretax salaries per year but not more than the statutory limits. The Company has not contributed to the plan.

10. INCOME TAXES

     There has been no provision for U.S. federal, U.S. state or foreign income taxes for any period as the Company has incurred operating losses since inception for all jurisdictions.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                 JUNE 30,
                                                             ----------------    DECEMBER 31,
                                                             1998      1999          1999
                                                             -----    -------    ------------
Deferred tax assets:
Net operating loss carryforwards...........................  $ 288    $ 2,330      $ 3,593
Stock option compensation..................................     --        988        5,640
Other......................................................     32        480          994
                                                             -----    -------      -------
          Total............................................    320      3,798       10,227
Valuation allowance........................................   (320)    (3,798)     (10,227)
                                                             -----    -------      -------
Net deferred tax assets....................................  $  --    $    --      $    --
                                                             =====    =======      =======

     Realization of the deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $320,000, $3,478,000 and $6,429,000 in the period ended June 30, 1998, the year ended June 30, 1999, and the six months ended December 31, 1999.

     As of December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $8,982,000, which expire in years 2013 through 2020. The Company also had net operating loss carryforwards for state income tax purposes of approximately $8,993,000 expiring in the year 2006. Utilization of the Company's net operating loss may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss before utilization.

                              [INSIDE BACK COVER]

[The inside back cover starts with the heading "Avanex Photonic Processors" followed by the Avanex logo and the word "Avanex(TM)." Down the left hand side of the page are photographs of a PowerFilter, a PowerMux and a PowerShaper. To the right of the corresponding photograph of the product is the following text:

        "PowerFilter(TM) Optical Multiplexer/Demultiplexer

        Features:

        o Tuning capability to accommodate different wavelengths

        o Improved system performance

        o Reduced signal loss

        o Fewer types of filters needed

        PowerMux(TM) High Density Wavelength Division Multiplexer Processors

        Features:

        o Accommodates large number of wavelength channels

        o Efficient use of the available optical wavelength range

        o Low cost per wavelength channel

        PowerShaper(TM) Chromatic Dispersion Compensation Processor (In beta test)

        Features:

        o Fixed or tunable dispersion compensation

        o Compact packaging

        o Dispersion compensation across a broad optical wavelength range"

There follows the subheading "The Photonics Center(TM)," with a photograph of a person in front of a rack of optical equipment. To the right of the photograph is the following text:

        "The Photonics Center(TM) at Avanex provides:

        o A leading-edge customer demonstration and training center

        o A simulated optical network that demonstrates deployment of Avanex optical process technology

        o Testing capabilities for development of products or prototypes

        o Application training for customers"]

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Avanex Corporation in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $   27,324.00
NASD filing fee.............................................  $   10,850.00
Nasdaq National Market listing fee..........................  $   95,000.00
Printing and engraving costs................................  $  200,000.00
Legal fees and expenses.....................................  $  500,000.00
Accounting fees and expenses................................  $  525,000.00
Blue Sky fees and expenses..................................  $   10,000.00
Directors and Officers Insurance............................  $  620,000.00
Transfer Agent and Registrar fees...........................  $   10,000.00
Miscellaneous expenses......................................  $   26,826.00
                                                              -------------
          Total.............................................  $2,025,000.00
                                                              =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of our amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

     Article VI of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Avanex if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liability that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance, if available on reasonable terms.

     Reference is also made to Section 7 of the form of Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of Avanex against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since inception, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

      (1) From inception through December 31, 1999, (the most recent practicable date) we granted stock options and restricted stock purchase rights to acquire an aggregate of 15,731,832 shares of our common stock at prices ranging from $0.001 to $6.50 to employees, consultants and directors pursuant to our 1998 Stock Plan, as amended.

      (2) From inception through December 31, 1999, we issued an aggregate of 13,311,320 shares of our common stock to employees, consultants and directors pursuant to the exercise of options and restricted stock purchase rights granted under our 1998 Stock Plan, as amended, for aggregate consideration of $2,444,671.54.

      (3) On January 13, 1998, we sold 1,800,000 shares of common stock to an employee in exchange for $1,000.00 in cash and $800.00 in transferred technology.

      (4) On February 10, 1998, we sold 4,530,080 shares of Series A Preferred Stock for $0.223 per share to a group of private investors for an aggregate purchase price of $1,010,208.

      (5) On February 19, 1998, we granted a right to purchase an aggregate of 200,000 shares of common stock to a consultant in consideration for past services rendered for an aggregate value of $1,000.00.

      (6) On June 29, 1998, we sold 6,296,744 shares of Series B Preferred Stock for $0.40 per share to a group of private investors for an aggregate purchase price of $2,518,698.

      (7) On December 31, 1998, we issued warrants to purchase 75,000 shares of our common stock at an exercise price of $6.00 a share to each of Simon Cao, Haiguang Lu, and Lee Wang.

      (8) On February 19, 1999 and March 25, 1999, we sold 9,032,169 shares of Series C Preferred Stock for $0.756 per share to a group of private investors for an aggregate purchase price of $6,828,320.

      (9) On July 8, 1999, in connection with a Revolving Credit and Security Agreement, we issued a warrant to purchase 19,565 shares of Series D Preferred Stock at an exercise price of $5.75 to Comerica Incorporated.

     (10) On September 14 and October 15, 1999, we sold 3,487,097 shares of Series D Preferred Stock for $5.75 per share to a group of private investors for an aggregate purchase price of $20,050,807.75.

     (11) On October 8, 1999, we granted under our 1998 Stock Plan, as amended, a right to purchase an aggregate of 4,000 shares of common stock to a consultant in consideration of past services rendered for an aggregate value of $2,320.00.

     (12) On December 10, 1999, we granted under our 1998 Stock Plan, as amended, rights to purchase an aggregate of 60,000 shares of common stock to consultants in consideration of past services rendered for an aggregate value of $300,000.00.

     (13) On January 14, 2000 we agreed to sell 769,230 shares of common stock to corporate investors for an aggregate purchase price of $9,999,990.00.

     For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Transactions" in the form of prospectus included herein.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

         1.1++      Form of Underwriting Agreement
         2.1++      Agreement and Plan of Merger of Avanex Corporation (a
                    Delaware Corporation) and Avanex Corporation (a California
                    Corporation)
         3.1++      Amended and Restated Certificate of Incorporation to be
                    filed                , 2000
         3.2++      Amended and Restated Bylaws of the Registrant
         3.3++      Amended and Restated Certificate of Incorporation to be
                    filed after effectiveness of this Registration Statement
                    filed                , 2000
         4.1++      Specimen Common Stock Certificate
         4.3++      Warrant to Purchase the Stock of the Registrant held by
                    Comerica Incorporated
         4.4++      Warrants to Purchase the Stock of the Registrant held by Lee
                    Wang, Haiguang Lu, and Simin Cai
         5.1++      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation
        10.1++      Form of Indemnification Agreement between Registrant and
                    each of its directors and officers
        10.2++      1998 Stock Plan, as amended, and forms of agreement
                    thereunder
        10.3++      1999 Employee Stock Purchase Plan
        10.4++      1999 Director Option Plan
        10.5++      Founder's Stock Purchase Agreement between the Registrant
                    and Simon Xiaofan Cao dated January 13, 1998
        10.6++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Walter Alessandrini dated October 8, 1999
        10.7++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Walter Alessandrini dated March 26, 1999
        10.8++      Form of Restricted Stock Purchase Agreement
      10.8.1++      Stock Purchase Agreement, including Security Agreement and
                    Promissory Note, between the Registrant and Paul Shi-Qi
                    Jiang dated July 22, 1999
      10.8.2++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Simon Xiaofan Cao dated August 4, 1999
      10.8.3++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Peter Maguire dated August 4, 1999
      10.8.4++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    James Pickering dated September 10, 1999
      10.8.5++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Margaret Quinn dated October 8, 1999
      10.8.6++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Simon Xiaofan Cao dated October 12, 1999
      10.8.7++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Anthony Florence dated November 19, 1999
      10.8.8++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Jessy Chao dated November 26, 1999

      10.8.9++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Paul Shi-Qi Jiang dated November 26, 1999
     10.8.10++      Stock Option Agreement, and accompanying exhibits, between the Registrant and Jessy Chao dated February 3, 1998
     10.8.11++      Stock Option Agreement, and accompanying exhibits, between the Registrant and Paul Shi-Qi Jiang dated February 3, 1998
       10.8.12      Form of Stock Option Agreements between the Registrant and certain directors
     10.8.13++      Schedule of directors receiving stock options of the
                    Registrant
        10.9++      Series A Preferred, Series B Preferred and Series C
                    Preferred Stock Purchase Agreement dated February 10, 1998
       10.10++      First Amended and Restated Series A Preferred, Series B
                    Preferred, and Series C Preferred Stock Purchase Agreement
                    dated February 19, 1999
       10.11++      Series D Preferred Stock Purchase Agreement dated September
                    14, 1999
       10.12++      Second Amended and Restated Co-Sale Agreement dated
                    September 14, 1999
     10.12.1++      Second Amended and Restated Voting Agreement dated September
                    14, 1999
     10.12.2++      Second Amended and Restated Shareholder Rights Agreement
                    dated September 14, 1999
       10.13++      Revolving Credit and Security Agreement between Comerica
                    Bank-California and the Registrant dated July 8, 1999
       10.14++      Quick Start Loan and Security Agreement between Silicon
                    Valley Bank and the Registrant dated February 17, 1998
       10.15++      Senior Loan and Security Agreement No. 053-6193 between
                    Phoenix Leasing Incorporated and the Registrant dated
                    November 5, 1998
       10.16++      Master Lease No. S7280 dated June 2, 1999, between Finova
                    Capital Corporation and the Registrant
       10.17++      Security Agreement dated September 16, 1999 between Comerica
                    Bank-California and the Registrant
       10.18++      Employment Letter between the Registrant and Walter
                    Alessandrini dated March 2, 1999
       10.19++      Secured Promissory Note held by the Registrant for Walter
                    Alessandrini dated May 20, 1999 and amendment to the Secured
                    Promissory Note dated December 1, 1999
       10.20++      Employment Letter between the Registrant and Simon Cao dated
                    January 2, 1998
       10.21++      Employment Letter between the Registrant and Paul Jiang
                    dated January 2, 1998
       10.22++      Employment Agreement between the Registrant and William
                    Lanfri dated July 1, 1998
       10.23++      Employment Letter between the Registrant and Peter Maguire dated June 18, 1999
        10.24*      Patent License Agreement between Fujitsu Limited and the
                    Registrant dated July 15, 1998
      10.24.1*      Letter clarifying the Patent License Agreement between
                    Fujitsu Limited and the Registrant dated July 1, 1998
       10.25++      Lease between the Registrant and Stevenson Business Park LLC for Building B of 40915 Encyclopedia Circle, Fremont,
                    California dated September 8, 1999
       10.26++      Assignment of Sublease between Registrant and Pathnet for
                    405 International Parkway, Richardson, Texas dated September
                    17, 1998
     10.26.1++      Sublease between KLA-Tencor Corporation and Pathnet, Inc.
                    for 405 International Parkway, Richardson, Texas dated
                    October 16, 1997

       10.27++      Amendment to Sublease for 405 International Parkway,
                    Richardson, Texas dated January 1998
       10.28++      Master Lease for 405 International Parkway, Richardson,
                    Texas dated January 1, 1990
       10.29++      Intellectual Property Security Agreement between Registrant and Comerica Bank-California dated July 8, 1999
        10.30*      License and Supply Agreement between Registrant and Concord
                    Micro-Optics, Inc. dated May 24, 1999
        10.31*      International Distributor Agreement between the Registrant and Hakuto Co., Ltd. dated November 1999
       10.32++      Professional Services Agreement between the Registrant and
                    AristaSoft Corporation dated July 7, 1999
       10.33++      Cost Sharing Agreement between the Registrant and Avanex
                    Cayman dated December, 1999
        10.34*      International Distributor Agreement between the Registrant and Sun Instruments dated December 20, 1999
       10.35++      Subscription Agreement between the Registrant and Microsoft
                    Corporation dated January 14, 2000
       10.36++      Subscription Agreement between the Registrant and MCI
                    Worldcom Venture Fund dated January 14, 2000
       10.37++      Third Amended and Restated Shareholder Rights Agreement
                    dated January 14, 2000
        21.1++      List of subsidiaries of the Registrant
         23.1       Consent of Ernst & Young LLP, Independent Auditors
        23.2++      Consent of Counsel (See Exhibit 5.1)
        24.1++      Power of Attorney (See page II-7)
        27.1++      Financial Data Schedule for six months ended December 31,
                    1999
        27.2++      Financial Data Schedule for the year ended June 30, 1999
        27.3++      Financial Data Schedule for the period from October 24, 1997
                    (inception) to June 30, 1998


-------------

 * Confidential treatment requested.

++ Previously filed.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     We hereby undertake to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 31st day of January, 2000.


                                          AVANEX CORPORATION


                                          By: /s/ JESSY CHAO

                                            ------------------------------------

                                                         Jessy Chao


                                                Vice President, Finance and


                                                  Chief Financial Officer


                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----
            /s/ WALTER ALESSANDRINI*                 President and Chief Executive     January 31, 2000
------------------------------------------------     Officer (Principal Executive
              Walter Alessandrini                        Officer) and Director

                 /s/ JESSY CHAO                    Vice President, Finance and Chief   January 31, 2000
------------------------------------------------     Financial Officer (Principal
                   Jessy Chao                      Financial and Accounting Officer)

             /s/ SIMON XIAOFAN CAO*                 Senior Vice President, Product     January 31, 2000
------------------------------------------------       Development and Director
               Simon Xiaofan Cao

                /s/ TODD BROOKS*                               Director                January 31, 2000
------------------------------------------------
                  Todd Brooks

              /s/ MICHAEL GOGUEN*                              Director                January 31, 2000
------------------------------------------------
                 Michael Goguen

                /s/ SETH NEIMAN*                               Director                January 31, 2000
------------------------------------------------
                  Seth Neiman

                 /s/ VINT CERF*                                Director                January 31, 2000
------------------------------------------------
                   Vint Cerf

                /s/ JOEL SMITH*                                Director                January 31, 2000
------------------------------------------------
                   Joel Smith

              /s/ FEDERICO FAGGIN*                             Director                January 31, 2000
------------------------------------------------
                Federico Faggin

            /s/ GREGORY REYES, JR.*                            Director                January 31, 2000
------------------------------------------------
               Gregory Reyes, Jr.

              *By: /s/ JESSY CHAO                          Attorney-in-fact            January 31, 2000
   ------------------------------------------
                   Jessy Chao

                                 EXHIBIT INDEX

      NUMBER                                DESCRIPTION
      ------                                -----------
         1.1++      Form of Underwriting Agreement
         2.1++      Agreement and Plan of Merger of Avanex Corporation (a
                    Delaware Corporation) and Avanex Corporation (a California
                    Corporation)
         3.1++      Amended and Restated Certificate of Incorporation to be
                    filed                , 2000
         3.2++      Amended and Restated Bylaws of the Registrant
         3.3++      Amended and Restated Certificate of Incorporation to be
                    filed after effectiveness of this Registration Statement
                    filed                , 2000
         4.1++      Specimen Common Stock Certificate
         4.3++      Warrant to Purchase the Stock of the Registrant held by
                    Comerica Incorporated
         4.4++      Warrants to Purchase the Stock of the Registrant held by Lee
                    Wang, Haiguang Lu, and Simin Cai
         5.1++      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                    Corporation
        10.1++      Form of Indemnification Agreement between Registrant and
                    each of its directors and officers
        10.2++      1998 Stock Plan, as amended, and forms of agreement
                    thereunder
        10.3++      1999 Employee Stock Purchase Plan
        10.4++      1999 Director Option Plan
        10.5++      Founder's Stock Purchase Agreement between the Registrant
                    and Simon Xiaofan Cao dated January 13, 1998
        10.6++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Walter Alessandrini dated October 8, 1999
        10.7++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Walter Alessandrini dated March 26, 1999
        10.8++      Form of Restricted Stock Purchase Agreement
      10.8.1++      Stock Purchase Agreement, including Security Agreement and
                    Promissory Note, between the Registrant and Paul Shi-Qi
                    Jiang dated July 22, 1999
      10.8.2++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Simon Xiaofan Cao dated August 4, 1999
      10.8.3++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Peter Maguire dated August 4, 1999
      10.8.4++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    James Pickering dated September 10, 1999
      10.8.5++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Margaret Quinn dated October 8, 1999
      10.8.6++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Simon Xiaofan Cao dated October 12, 1999
      10.8.7++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Anthony Florence dated November 19, 1999
      10.8.8++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Jessy Chao dated November 26, 1999

      NUMBER                                DESCRIPTION
      ------                                -----------
      10.8.9++      Restricted Stock Purchase Agreement, including Security
                    Agreement and Promissory Note, between the Registrant and
                    Paul Shi-Qi Jiang dated November 26, 1999
     10.8.10++      Stock Option Agreement, and accompanying exhibits, between the Registrant and Jessy Chao dated February 3, 1998
     10.8.11++      Stock Option Agreement, and accompanying exhibits, between the Registrant and Paul Shi-Qi Jiang dated February 3, 1998
       10.8.12      Form of Stock Option Agreements between the Registrant and certain directors
     10.8.13++      Schedule of directors receiving stock options of the
                    Registrant
        10.9++      Series A Preferred, Series B Preferred and Series C
                    Preferred Stock Purchase Agreement dated February 10, 1998
       10.10++      First Amended and Restated Series A Preferred, Series B
                    Preferred, and Series C Preferred Stock Purchase Agreement
                    dated February 19, 1999
       10.11++      Series D Preferred Stock Purchase Agreement dated September
                    14, 1999
       10.12++      Second Amended and Restated Co-Sale Agreement dated
                    September 14, 1999
     10.12.1++      Second Amended and Restated Voting Agreement dated September
                    14, 1999
     10.12.2++      Second Amended and Restated Shareholder Rights Agreement
                    dated September 14, 1999
       10.13++      Revolving Credit and Security Agreement between Comerica
                    Bank-California and the Registrant dated July 8, 1999
       10.14++      Quick Start Loan and Security Agreement between Silicon
                    Valley Bank and the Registrant dated February 17, 1998
       10.15++      Senior Loan and Security Agreement No. 053-6193 between
                    Phoenix Leasing Incorporated and the Registrant dated
                    November 5, 1998
       10.16++      Master Lease No. S7280 dated June 2, 1999, between Finova
                    Capital Corporation and the Registrant
       10.17++      Security Agreement dated September 16, 1999 between Comerica
                    Bank-California and the Registrant
       10.18++      Employment Letter between the Registrant and Walter
                    Alessandrini dated March 2, 1999
       10.19++      Secured Promissory Note held by the Registrant for Walter
                    Alessandrini dated May 20, 1999 and amendment to the Secured
                    Promissory Note dated December 1, 1999
       10.20++      Employment Letter between the Registrant and Simon Cao dated
                    January 2, 1998
       10.21++      Employment Letter between the Registrant and Paul Jiang
                    dated January 2, 1998
       10.22++      Employment Agreement between the Registrant and William
                    Lanfri dated July 1, 1998
       10.23++      Employment Letter between the Registrant and Peter Maguire dated June 18, 1999
        10.24*      Patent License Agreement between Fujitsu Limited and the
                    Registrant dated July 15, 1998
      10.24.1*      Letter clarifying the Patent License Agreement between
                    Fujitsu Limited and the Registrant dated July 1, 1998
       10.25++      Lease between the Registrant and Stevenson Business Park LLC for Building B of 40915 Encyclopedia Circle, Fremont,
                    California dated September 8, 1999
       10.26++      Assignment of Sublease between Registrant and Pathnet for
                    405 International Parkway, Richardson, Texas dated September
                    17, 1998
     10.26.1++      Sublease between KLA-Tencor Corporation and Pathnet, Inc.
                    for 405 International Parkway, Richardson, Texas dated
                    October 16, 1997

      NUMBER                                DESCRIPTION
      ------                                -----------
       10.27++      Amendment to Sublease for 405 International Parkway,
                    Richardson, Texas dated January 1998
       10.28++      Master Lease for 405 International Parkway, Richardson,
                    Texas dated January 1, 1990
       10.29++      Intellectual Property Security Agreement between Registrant and Comerica Bank-California dated July 8, 1999
        10.30*      License and Supply Agreement between Registrant and Concord
                    Micro-Optics, Inc. dated May 24, 1999
        10.31*      International Distributor Agreement between the Registrant and Hakuto Co., Ltd. dated November 1999
       10.32++      Professional Services Agreement between the Registrant and
                    AristaSoft Corporation dated July 7, 1999
       10.33++      Cost Sharing Agreement between the Registrant and Avanex
                    Cayman dated December, 1999
        10.34*      International Distributor Agreement between the Registrant and Sun Instruments dated December 20, 1999
       10.35++      Subscription Agreement between the Registrant and Microsoft
                    Corporation dated January 14, 2000
       10.36++      Subscription Agreement between the Registrant and MCI
                    Worldcom Venture Fund dated January 14, 2000
       10.37++      Third Amended and Restated Shareholder Rights Agreement
                    dated January 14, 2000
        21.1++      List of subsidiaries of the Registrant
         23.1       Consent of Ernst & Young LLP, Independent Auditors
        23.2++      Consent of Counsel (See Exhibit 5.1)
        24.1++      Power of Attorney (See page II-7)
        27.1++      Financial Data Schedule for six months ended December 31,
                    1999
        27.2++      Financial Data Schedule for the year ended June 30, 1999
        27.3++      Financial Data Schedule for the period from October 24, 1997
                    (inception) to June 30, 1998


-------------

 * Confidential treatment requested.

++ Previously filed.